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INDEX TO COMBINED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 4, 2014

Registration No. 333-194306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOELIS & COMPANY
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	6199 (Primary Standard Industrial Classification Code Number)	46-4500216 (I.R.S. Employer Identification Number)

399 Park Avenue, 5th Floor
New York, New York 10022
(212) 883-3800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Osamu R. Watanabe Esq.
General Counsel
Moelis & Company
399 Park Avenue, 5th Floor
New York, New York 10022
(212) 883-3800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Joseph A. Coco, Esq. Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Jay Clayton, Esq. Glen T. Schleyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)

Class A common stock, par value $0.01 per share	8,395,000	$29	$243,455,000	$31,358

(1)
Includes 1,095,000 shares the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3)
Includes the offering price of the 1,095,000 shares the underwriters have the option to purchase.

(4)
$12,880 previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)
Dated April 4, 2014

7,300,000 Shares

Class A Common Stock

        We are offering 7,300,000 shares of Class A common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $26 and $29 per share.

        We have applied to list our Class A common stock on the New York Stock Exchange under the symbol "MC."

        We are an "emerging growth company" under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 16.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public	Underwriting discounts and commissions(1)	Proceeds to us

Per Share	$	$	$

Total	$	$	$

(1)
See "Underwriting" for a description of the compensation payable to the underwriters.

        We have granted the underwriters the right to purchase up to an additional 1,095,000 shares of Class A common stock at the initial public offering price less the underwriting discounts and commissions.

        The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                        , 2014.

Goldman, Sachs & Co.		Morgan Stanley
Moelis & Company	J.P. Morgan	UBS Investment Bank
Keefe, Bruyette & Woods A Stifel Company	Sanford C. Bernstein	JMP Securities

                        , 2014

The Moelis Standard

The Moelis Standard inspires the highest level of quality, partnership and integrity in every interaction with our clients and each other

We measure our performance by the long-term success of our clients

We foster a culture of partnership, passion, optimism and hard work

We stay ahead of the changing environment to provide the most relevant advice and innovative solutions

We share ideas and experience across our organization to achieve the best results for our clients

We will not compromise our vision or values

We deliver more

        Through and including                    , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our Class A common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is an offer to sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

MARKET AND INDUSTRY DATA

        The industry, market and competitive position data referenced throughout this prospectus are based on research, industry and general publications, including surveys and studies conducted by third parties. Industry publications, surveys and studies generally state that they have been obtained from sources believed to be reliable. We have not independently verified such third party information. While we are not aware of any misstatements regarding any industry, market or similar data presented herein, such data involve uncertainties and are subject to change based on various factors, including those discussed under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus.

        In this prospectus, we use the term "independent investment banks" or "independent advisors" to refer to investment banks primarily focused on advisory services and that conduct limited or no commercial banking or sales and trading activities. We use the term "global independent investment banks" to refer to independent investment banks with global coverage capabilities across all major industries and regions. We consider the global independent investment banks to be our publicly traded peers, Evercore Partners Inc., Greenhill & Co., Inc., Lazard Ltd, and us.

Map Legend

  •Moelis & Company office

/*\
Strategic alliance

i

 PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under the sections "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes, in each case included in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements." Unless the context requires otherwise, the words "Company," "we," "us" and "our" refer to Moelis & Company and its subsidiaries, and for periods prior to the reorganization described herein, the advisory business of Moelis & Company Holdings LP. Unless the context otherwise requires, references to (1) "Moelis & Company" refer solely to Moelis & Company, a Delaware corporation, and not to any of its subsidiaries, (2) "Group LP" refer solely to Moelis & Company Group LP, a Delaware limited partnership, and not to any of its subsidiaries, (3) "Partner Holdings" refer to Moelis & Company Partner Holdings LP, a Delaware limited partnership, and (4) "Old Holdings" refer to Moelis & Company Holdings LP, a Delaware limited partnership.

Moelis & Company

        Moelis & Company is a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, governments and financial sponsors. We assist our clients in achieving their strategic goals by offering comprehensive, globally integrated financial advisory services across all major industry sectors. Our team of experienced professionals advises clients on their most critical decisions, including mergers and acquisitions ("M&A"), recapitalizations and restructurings and other corporate finance matters.

        Since our inception, we have achieved rapid growth by hiring high-caliber professionals, expanding the scope and geographic reach of our advisory services, developing new client relationships and cultivating our professionals through training and mentoring. Today we serve our clients with over 300 advisory professionals, including 87 Managing Directors, based in 15 offices around the world. We have advised on over $1 trillion of transactions, including three of the ten largest announced global mergers and acquisitions and four of the ten largest announced global recapitalizations and restructurings in 2013.

        Moelis & Company was founded in 2007 by veteran investment bankers to create a global independent investment bank that offers multi-disciplinary solutions and exceptional transaction execution combined with the highest standard of confidentiality and discretion. We create lasting client relationships by providing focused innovative advice through a highly collaborative and global approach not limited to specific products or access to particular regions. Our compensation model fosters our holistic approach to clients by emphasizing quality of advice and is not a commission-based structure where employees are compensated on a defined percentage of the revenues they generate. We believe our discretionary approach to compensation leads to exceptional advice, strong client impact and enhanced internal collaboration.

        We have demonstrated strong financial performance, achieving revenues of $411 million and pre-tax income of $73 million in 2013, our sixth full year of operations. We have also won numerous awards for our client focus and innovation, including "Most Innovative Independent Investment Bank" by The Banker in 2010, 2011 and 2013 and "Best Global Independent Investment Bank" by Euromoney Magazine in 2010 and have served as financial advisor to our clients on many noteworthy assignments, including the following transactions.

CLIENT	TRANSACTION	GEOGRAPHIES
Anheuser Busch	$61.2 billion sale to InBev SA *Financial Advisor to Anheuser-Busch Companies, Inc.*	
Yahoo!	$44.6 billion unsolicited proposal from Microsoft Corporation *Financial Advisor to Yahoo! Inc. and its Board of Directors*	
Natixis	€30 billion sale of most of its complex credit derivative portfolio *Exclusive Financial Advisor to Natixis*	
OmnicomGroup	$35.1 billion merger with Publicis Groupe SA* *Exclusive Financial Advisor to Omnicom Group Inc.*	
Official Committee of Unsecured Creditors of American Airlines	$29.6 billion Chapter 11 Reorganization; $17.0 billion merger with US Airways Group, Inc. *Exclusive Investment Banker to the Official Committee of Unsecured Creditors of AMR Corporation*	
Heinz	$28 billion sale to Berkshire Hathaway Inc. and 3G Capital, Inc. *Exclusive Financial Advisor to the Transaction Committee of the Board of Directors of H.J. Heinz Company*	
Hilton	$26.5 billion sale to The Blackstone Group L.P. *Financial Advisor to Hilton Hotels Corporation*	
حكومة دبي Government of Dubai	$24.9 billion restructuring of Dubai World Corporation *Financial Advisor to the Government of Dubai*	
RBS	£15.0 billion sale of structured retail investor products and equity derivatives business to BNP Paribas S.A.* *Exclusive Financial Advisor to The Royal Bank of Scotland plc*	
life technologies	$15.7 billion sale to Thermo Fisher Scientific Inc. *Financial Advisor to Life Technologies Corporation*	
NYSE Euronext	$10.7 billion sale to IntercontinentalExchange Group, Inc. *Financial Advisor to NYSE Euronext, Inc.*	
SAB Miller	A$11.7 billion acquisition of Foster's Group Limited *Financial Advisor to SABMiller plc*	
Centro Properties Group	$9.4 billion sale of assets to The Blackstone Group L.P.; A$5.0 billion merger of its Australian interests; A$4.3 billion restructuring *Financial Advisor to Centro Properties Group*	
Emeritus Senior Living	$5.3 billion merger with Brookdale Senior Living Inc.* *Financial Advisor to Emeritus Corporation*	
	$5.0 billion Chapter 11 Reorganization *Financial Advisor to Metro-Goldwyn-Mayer Inc.*	
Solutia	$4.7 billion sale to Eastman Chemical Company *Financial Advisor to Solutia Inc.*	
LIXIL	€3.1 billion acquisition of Grohe Group S.a.r.l. *Financial Advisor to LIXIL Group Corporation*	
London Metal Exchange	£1.4 billion sale to Hong Kong Exchanges and Clearing Limited *Exclusive Financial Advisor to The London Metal Exchange Limited*	
Amgen	$1.2 billion acquisition of Micromet, Inc. *Exclusive Financial Advisor to Amgen Inc.*	
Swire Properties	Spin-off and Listing by Introduction of Swire Properties Limited on the Hong Kong Stock Exchange *Financial Advisor to Swire Properties Limited and Swire Pacific Limited*	

* *Denotes pending transaction*

Our Market Opportunity

        We believe that we will continue to grow revenues and gain market share as a result of being well positioned to benefit from the following market forces:

  Growing Demand for Independent Advice:    During the past decade, the demand for independent advice has increased dramatically. In 2013, 80% of the top 10 announced M&A deals and 75% of the top 20 announced M&A deals included independent advisors. This is up significantly from 2003, when 30% of both the top 10 and top 20 announced M&A deals included independent advisors. We believe the shift toward independent advice has been driven largely by the actual or perceived conflicts at the large financial conglomerates where sizable sales and trading, underwriting and lending businesses coexist with an advisory business that comprises only a small portion of revenues and profits. We expect the momentum of the independent firms to continue as clients seek uncompromised confidential advice free of conflicts. We believe we are well positioned amongst the independent investment banks to deliver this advice given our global reach and product and industry depth.

  Ongoing Dislocation at Large Financial Conglomerates:    We will seek to continue to take advantage of growth opportunities arising from the ongoing dislocation at large financial conglomerates. These firms face increasing regulation and the pressure of managing large disparate business divisions, leading to confidentiality challenges, higher operating costs, compensation limitations and increased capital constraints, all of which we believe adversely affect their ability to serve clients and compete for talented professionals. As these firms continue to struggle with these issues, we see tremendous opportunities to enhance our industry coverage, expand our geographic reach and add new advisory expertise.

  Anticipated Upturn in Mergers & Acquisitions Activity:    While announced M&A volume has been relatively restrained since the global financial crisis, we believe a stronger M&A environment should return based on a stabilizing global macroeconomic environment, strong corporate balance sheets, attractive financing markets, a trend toward global consolidation and increased financial sponsor activity. We expect a more robust M&A environment to increase deal flow and enhance our growth. In addition, the recovery in Europe since the global financial crisis has lagged that of the U.S. We have made substantial investments in Europe, with over 60 advisory professionals in the region, while some of our competitors have scaled down their operations in Europe, and we expect to be well positioned when the European M&A market rebounds.

  Continued Activity in Recapitalization and Restructuring Market:    We believe that, given the amount of leverage (including floating rate instruments) that companies have issued in recent years, a steady recapitalization and restructuring market will continue to exist if interest rates rise or credit markets become more difficult to access, even with an improving macroeconomic environment and an anticipated upturn in M&A activity. Both 2012 and 2013 represented record years of leveraged finance issuance in the U.S., as companies took advantage of historically low borrowing costs to leverage their capital structures. We believe we are well positioned to assist companies through our holistic approach, which combines sector expertise with M&A, recapitalization and restructuring and other advisory capabilities, to provide solutions to clients in both robust and challenging economic environments.

Our Key Competitive Strengths

        With 15 offices located around the world, capabilities in all major industries and deep advisory expertise, we believe we are well positioned to take advantage of the strong market opportunity for independent investment banks. Furthermore, we believe our business is differentiated from that of our competitors in the following respects:

  Globally Integrated Firm with Innovative Advisory Solutions:    We provide the high-touch and conflict free benefits of an independent investment bank with the global reach, sector depth and product expertise more commonly found at larger financial institutions. With 15 offices located in North and South America, Europe, the Middle East, Asia and Australia, we combine local and regional expertise with international market knowledge to provide our clients with highly integrated information flow and strong cross-border capabilities. We harness the deep industry expertise and broad corporate finance experience of our 87 global Managing Directors, which include 52 former sector and product heads from major investment banks. We reinforce our model with a discretionary compensation structure that encourages a high degree of collaboration and our "One Firm" mentality.

  Advisory Focus with Strong Intellectual Capital:    We primarily focus on advising clients, unlike most of our major competitors who derive a large percentage of their revenues from lending, trading and underwriting securities. We believe this independence allows us to offer advice free from the actual or perceived conflicts associated with lending to clients or trading in their securities. In addition, our focus on advisory services frees us from the pressure of cross-selling products, which we believe can distract from the dialogue with clients around their long-term strategy, compromising the advice. We provide intellectual capital based on our judgment, expertise and relationships combined with intense senior level attention to all transactions. The business of delivering intellectual capital allows us to operate a low risk and capital light model with attractive profit margins. We are not exposed to the financial risk and regulatory requirements that arise from, or the capital investments required in, balance sheet lending and trading activities.

  Fast Growing Global Independent Investment Bank:    Since our inception in 2007, we have achieved rapid growth, earning revenues of $411 million and pre-tax income of $73 million in 2013. During this time however, the global financial crisis contributed to a 51% decrease in global completed M&A volume from the peak levels of 2007. We took advantage of the dislocation in the financial services industry following the global financial crisis and capitalized on the unique opportunity to hire Managing Directors who have on average 20 years of investment banking experience. We believe the quality and scale of our global franchise and the speed at which it has been achieved would be a challenge to replicate today.

  Strong Financial Discipline:    We have remained financially disciplined with an intense focus on managing growth in a profitable manner, as demonstrated by the $73 million of pre-tax income achieved in our sixth full year of operations. We hired aggressively during the global financial crisis to take advantage of the dislocation among our competitors and recently have taken a more measured approach to hiring as the markets and compensation levels have stabilized. We incentivize our bankers as owners by awarding equity compensation in order to align the interests of our employees and equityholders, and our employees currently own over three quarters of our Company. Additionally, we have focused on entering new regions and sectors through creative and cost efficient strategies. We intend to maintain our financial discipline as we continue to grow our revenues, expand into new markets and increase our areas of expertise.

  Significant Organic Growth Opportunities:    We have made significant investments in our intellectual capital with the hiring of 44 Managing Directors and promotion of 22 internal professionals to Managing Director since 2010. In addition, we have invested time and resources in our recruiting and training programs. We established a meaningful presence at the top undergraduate programs in our first year of operations, which has resulted in the hiring of over 200 analysts from campus since our inception. We are poised to continue realizing meaningful organic growth from these investments. We have achieved critical size in key industry sectors and regions around the globe, as well as recognition for advising on innovative transactions, which have enhanced our brand globally. We are positioned to continue to grow revenues as a result of increased individual productivity as our investments in people mature and as we continue to leverage our global platform through enhanced connectivity and idea generation and expanded brand recognition.

  High Standard of Confidentiality and Discretion:    Due to the highly sensitive nature of M&A discussions where confidentiality is of paramount importance to clients, the M&A business is most effectively operated on a "need to know" basis. We believe that large financial conglomerates with multiple divisions, "Chinese Walls" and layers of management have a significantly greater number of employees who have access to sensitive client information, which can increase the risk of confidential information leaking. Such leaks can materially impair the viability of transactions and other strategic decisions. We have established a high standard of confidentiality and discretion, as well as instituted procedures designed to protect our clients and minimize the risk of sensitive information leaking to the market.

  Diversified Advisory Platform:    Our business is highly diversified across sectors, types of advisory services and clients. Our broad corporate finance expertise positions us to advise clients through any phase of their life cycle and in any economic environment. We focus on a wide range of clients from large public multinational corporations to middle market private companies to individual entrepreneurs, and we deliver the full resources of our firm and the highest level of senior attention to every client, regardless of size or situation. In addition, we have no meaningful client concentration, with our top 10 transactions representing only 23% of our revenues in 2013. Our holistic "One Firm" approach also reduces dependence on any one product or banker and allows us to leverage our intellectual capital across the firm as necessary to offer multiple solutions to our clients, increase our client penetration and adapt to changing circumstances.

  Partnership Culture:    We believe that our momentum and commitment to excellence have created an environment that attracts and retains high quality talent. Our people are our most valuable asset and our goal is to attract, retain and develop the best and brightest talent in our industry across all levels. We strive to foster a collaborative environment, and we seek individuals who are passionate about our business and are a fit with our culture. We have established a compensation philosophy that reinforces our long-term vision and values by rewarding collaboration, client impact and lasting relationships and encourages employees to put the interests of our clients and our Company first. Above all, the "Moelis Standard" nurtures a culture of partnership, passion, optimism and hard work, which inspires the highest level of quality and integrity in every interaction with our clients and each other.

Risk Factors

        Investing in our Class A common stock involves risks. You should carefully consider the risks described in "Risk Factors" beginning on page 16 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Class A common stock would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

  •
  our future growth will depend on, among other things, our ability to successfully identify, recruit and develop talent and will require us to commit additional resources;

  •
  changing market conditions can adversely affect our business in many ways, including by reducing the volume of the transactions involving our business, which could materially reduce our revenue;

  •
  our revenue in any given period is dependent on the number of fee-paying clients in such period, and a significant reduction in the number of fee-paying clients in any given period could reduce our revenue and adversely affect our operating results in such period;

  •
  our ability to retain our Managing Directors and our other professionals, including our executive officers, is critical to the success of our business; and

  •
  substantially all of our revenue is derived from advisory fees and as a result, our revenue and profits are highly volatile on a quarterly basis and may cause the price of our Class A common stock to fluctuate and decline.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to public companies in the United States. These provisions include:

  •
  reduced compensation disclosure requirements; and

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting.

        The JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies.

        When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. We will remain an emerging growth company until the earliest of:

  •
  the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion;

  •
  the last day of our fiscal year following the fifth anniversary of the completion of this offering;

  •
  the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

  •
  the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

        We have availed ourselves in this prospectus of the reduced reporting requirements described above with respect to executive compensation disclosure requirements. We expect to continue to avail ourselves of the emerging growth company exemptions described above. As a result, the information that we provide to stockholders will be less comprehensive than what you might receive from other public companies. We have not elected to avail ourselves of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.

        Moelis & Company was incorporated in Delaware on January 9, 2014, in contemplation of this offering. Our principal executive offices are located at 399 Park Avenue, 5th Floor, New York, NY 10022, and our phone number is (212) 883-3800.

 Our Structure

        Prior to this offering we will effect the reorganization described in "Organizational Structure." Following the reorganization and this offering, Moelis & Company will be a holding company and its only assets will be its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Moelis & Company will operate and control all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in Moelis & Company Group GP LLC.

        The diagram below depicts our organizational structure following this offering.

        Immediately following this offering:

  •
  Moelis & Company will hold Class A partnership units in Group LP representing 27.9% of the total number of Class A partnership units in Group LP (or 29.3% if the underwriters exercise their option to purchase additional shares in full);

  •
  certain of our existing Class A partnership unitholders (including all of our Managing Directors (other than certain non-U.S. based Managing Directors) indirectly through Partner Holdings) will hold Class A partnership units in Group LP representing 72.1% of the total number of Class A partnership units in Group LP (or 70.7% if the underwriters exercise their option to purchase additional shares in full);

  •
  certain of our existing Group LP Class A partnership unitholders (including certain non-U.S. based Managing Directors and employees) will, directly or indirectly, own approximately 51.8% of the Class A common stock (or 48.3% if the underwriters exercise their option to purchase additional shares in full);

  •
  public stockholders will own 48.2% of the Class A common stock (or 51.7% if the underwriters exercise their option to purchase additional shares in full); and

  •
  Partner Holdings will own all of our Class B common stock.

 The Offering

Class A common stock offered by us	7,300,000 shares (8,395,000 shares if the underwriters exercise their option to purchase additional shares in full).
Class A common stock to be outstanding immediately after this offering	15,155,804 shares (16,250,804 shares if the underwriters exercise their option to purchase additional shares in full).

This number excludes 39,210,693 shares of Class A common stock issuable in exchange for Group LP Class A partnership units and upon conversion of shares of our Class B common stock, each as described under "—Exchange Rights." If all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted, we would have 54,366,497 shares of Class A common stock outstanding immediately after this offering.

Class B common stock to be outstanding immediately after this offering	36,328,307 shares.
Use of proceeds

Our net proceeds from this offering will be approximately $176 million (or approximately $205 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming the Class A common stock is sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus).

Moelis & Company will use a portion of the net proceeds from this offering to purchase Class A partnership units directly from Group LP and the remaining net proceeds to make one-time payments to the partners of Old Holdings who received, directly or indirectly, shares of Class A common stock in exchange for the Group LP Class A partnership units they would have otherwise received in connection with the reorganization. See "Organizational Structure—The Reorganization."

Group LP will use a portion of the net proceeds it receives from this offering to make a one-time cash distribution to the partners of Old Holdings who hold Group LP Class A partnership units as of the day prior to the closing of this offering and the remaining net proceeds that it receives for general corporate purposes.

See "Use of Proceeds."

Voting rights	Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

The shares of our Class B common stock will entitle Partner Holdings to (i) for so long as the Class B Condition (as defined below in "Organizational Structure") is satisfied, ten votes per share, and (ii) after the Class B Condition ceases to be satisfied, one vote per share. Partner Holdings will have a number of shares of Class B common stock in Moelis & Company that is equal to the aggregate number of vested and unvested Class A partnership units in Group LP held by Partner Holdings. Based on Mr. Moelis's control of Partner Holdings, until the Class B Condition ceases to be satisfied, Mr. Moelis will have all of the voting power of the Class B common stock.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law. See "Description of Capital Stock—Class B Common Stock."

Upon completion of this offering, holders of our Class A common stock who are not affiliated with our directors and executive officers will own approximately 84.6% of Moelis & Company's Class A common stock and will have approximately 3.4% of the voting power in Moelis & Company (or approximately 85.6% and 3.6%, respectively, if the underwriters exercise their option to purchase additional shares in full).

Exchange Rights

Subject to the terms and conditions of the Group LP limited partnership agreement and the lock-up restrictions described below, each Group LP Class A unitholder will have the right to exchange Group LP Class A partnership units, either for shares of our Class A common stock on a one-for-one basis, or cash (based on the market price of the shares of Class A common stock), at Group LP's option. If Group LP chooses to exchange such units for our Class A common stock, Moelis & Company will deliver an equivalent number of shares of Class A common stock to Group LP for further delivery to the exchanging holder and receive a corresponding number of newly issued Group LP Class A partnership units. The exchanging holder's surrendered Group LP Class A partnership units will be cancelled by Group LP. As Group LP Class A unitholders exchange their Group LP Class A partnership units, Moelis & Company's percentage of economic ownership of Group LP will be correspondingly increased. Following each such exchange, Partner Holdings will be required to surrender to Moelis & Company a corresponding number of shares of Class B common stock, and such shares will be converted into shares of Class A common stock at a conversion rate based on the ratio of the subscription price for such shares of Class B common stock to the initial public offering price of the Class A common stock, which will be delivered to Partner Holdings. Group LP will also convert an equivalent number of Class B partnership units held by Moelis & Company into Class A partnership units based on the same conversion rate. See "Organizational Structure—Amended and Restated Limited Partnership Agreement of Group LP—Exchange Rights."

Lock-up

Group LP Class A partnership units and Moelis & Company Class A common stock held by our Managing Directors (including through Partner Holdings) are subject to lock-up agreements for four years from this offering. After this period, Group LP Class A partnership units held by a Managing Director will become exchangeable into Class A common stock or cash as described above and Moelis & Company Class A common stock held by a Managing Director will become transferable, in each case in three equal installments on each of the fourth, fifth and sixth anniversary of this offering. If a Managing Director terminates his or her employment with the Company prior to the end of the lock-up period, the Company will be entitled to extend the lock-up period until up to the tenth anniversary of this offering. Group LP Class A partnership units and Moelis & Company Class A common stock held by our non-Managing Director employees and other existing Group LP unitholders are generally subject to lock-up agreements under which 50% of such securities will become transferable 180 days after the date of this prospectus and the remainder of such securities will become transferable following the one year anniversary of the consummation of this offering.

Stockholders Agreement

In connection with the completion of this offering, Moelis & Company will enter into a stockholders agreement with Partner Holdings pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings will have certain approval rights.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain more limited approval rights.
See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement."
Registration Rights	In connection with the completion of this offering, Moelis & Company will grant registration rights pursuant to which:

•

Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within six months of the consummation of this offering, providing for the exchange of Group LP Class A partnership units held by certain Group LP non-Managing Director Class A unitholders for an equivalent number of shares of its Class A common stock and the resale of shares of Class A common stock held by certain non-Managing Directors at any time and from time to time thereafter, subject to applicable restrictions imposed by Moelis & Company;

•

Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within three months of the expiration of the lock-up period relating to our Managing Directors described above, providing for the exchange of Group LP Class A partnership units held by such Managing Directors for an equivalent number of shares of Moelis & Company Class A common stock and the resale of shares of Moelis & Company Class A common stock by our Managing Directors at any time and from time to time, subject to applicable restrictions imposed by Moelis & Company;

•

certain Group LP Class A unitholders will have the ability to cause Moelis & Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions; and

•

certain Group LP Class A unitholders will have the ability to cause Moelis & Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions, in any public underwritten offerings by Moelis & Company after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks.

See "Organizational Structure—Registration Rights."
Board Representation

Our board of directors will nominate individuals designated by Partner Holdings equal to a majority of the board of directors, for so long as the Class B Condition is satisfied. See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement."

Dividend Policy

Following this offering and subject to applicable law, we intend to pay a quarterly cash dividend initially equal to $0.17 per share of Class A common stock, commencing with the third quarter of 2014. Any declaration and payment of future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant. See "Dividend Policy."

Conflicts of Interest

Moelis & Company controls Moelis & Company LLC, a participating underwriter in this offering. Therefore, Moelis & Company LLC is deemed to have a "conflict of interest" within the meaning of Financial Industry Regulatory Authority, Inc. ("FINRA") Rule 5121(f)(5)(B). In addition, Moelis & Company and other affiliates of Moelis & Company LLC will be deemed to receive more than 5% of net offering proceeds and will have a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Moelis & Company LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121(a)(1)(A), the appointment of a qualified independent underwriter is not necessary. Moelis & Company LLC will not confirm sales to discretionary accounts without the prior written approval of the customer. See "Underwriting."

Risk Factors	See "Risk Factors" for a discussion of risks you should carefully consider before investing in our Class A common stock.
Proposed New York Stock Exchange Trading Symbol	"MC."

        The number of shares of our Class A common stock to be outstanding after this offering is based on 7,855,804 shares of our Class A common stock outstanding immediately prior to completion of this offering. This number excludes 39,210,693 shares of Class A common stock issuable in exchange for Group LP Class A partnership units and upon conversion of shares of our Class B common stock, each as described under "Organizational Structure—Amended and Restated Limited Partnership Agreement of Group LP—Exchange Rights." If all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted, we would have 54,366,497 shares of Class A common stock outstanding immediately after this offering.

        The number of shares of Class A common stock to be outstanding after this offering:

  •
  excludes shares of Class A common stock reserved for issuance under our 2014 Omnibus Incentive Plan described in "Executive Compensation—Moelis & Company 2014 Omnibus Incentive Plan," including 3,332,968 shares issuable upon outstanding options with an exercise price equal to the initial public offering price for this offering and 1,877,715 shares issuable upon settlement of restricted stock units outstanding immediately prior to completion of this offering;

  •
  excludes 160,150 unvested restricted shares of our Class A common stock held by certain employees, which are treated by us as equivalents of restricted stock units; and

  •
  includes 280,490 shares of our Class A Common stock issuable upon exercise of nil-strike options held by certain non-U.S. employees.

        Unless otherwise indicated, the information in this prospectus assumes the following:

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, which will occur immediately prior to the closing of this offering;

  •
  an initial public offering price of $27.50 per share of Class A common stock, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus; and

  •
  no exercise by the underwriters of their option to purchase additional shares.

 Summary Historical Financial and Other Data

        The summary historical financial and operating data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 presented below have been derived from our audited combined financial statements included elsewhere in this prospectus.

        The summary historical financial data as of December 31, 2011 presented below have been derived from our audited combined financial statements which are not included in this prospectus.

        You should read the summary historical financial and operating data set forth below in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
($ in thousands)	2013	2012	2011
Statement of Operations Data
Revenues	$411,386	$385,871	$268,024
Expenses:
Compensation and benefits	264,944	274,941	200,368
Non-compensation expenses	76,333	72,885	78,526

Total operating expenses	341,277	347,826	278,894
Operating income (loss)	70,109	38,045	(10,870)
Other income and expenses	(771)	333	245
Income (loss) from equity method investment	3,681	(658)	5,737

Income (loss) before income taxes	73,019	37,720	(4,888)
Provision for income taxes	2,794	2,498	3,642

Net income (loss)	$70,225	$35,222	$(8,530)

Statement of Financial Condition Data (period end)
Total assets	$443,463	$402,668	$204,929
Total liabilities	134,093	142,560	92,754
Equity	309,370	260,108	112,175
Other Data and Metrics
Bankers at period-end	317	340	335
Managing Directors at period-end	86	80	76
Number of fee-paying clients	263	236	182
Number of fee-paying clients ≥ $1M	109	107	72
% of total revenues from top 10 transactions	23%	22%	34%

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our financial statements and the related notes thereto, before investing in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

Our future growth will depend on, among other things, our ability to successfully identify, recruit and develop talent and will require us to commit additional resources.

        We have experienced rapid growth over the past several years, which may be difficult to sustain at the same rate. Our future growth will depend on, among other things, our ability to successfully identify and recruit individuals and teams to join our firm. It typically takes time for these professionals to become profitable and effective. During that time, we may incur significant expenses and expend significant time and resources toward training, integration and business development aimed at developing this new talent. If we are unable to recruit and develop profitable professionals, we will not be able to implement our growth strategy and our financial results could be materially adversely affected.

        In addition, sustaining growth will require us to commit additional management, operational and financial resources and to maintain appropriate operational and financial systems to adequately support expansion, especially in instances where we open new offices that may require additional resources before they become profitable. See "—Our growth strategy may involve opening or acquiring new offices and expanding internationally and would involve hiring new Managing Directors and other senior professionals for these offices, which would require substantial investment by us and could materially and adversely affect our operating results." There can be no assurance that we will be able to manage our expanding operations effectively, and any failure to do so could materially adversely affect our ability to grow revenue and control our expenses.

Changing market conditions can adversely affect our business in many ways, including by reducing the volume of the transactions involving our business, which could materially reduce our revenue.

        As a financial services firm, we are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, our revenue is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of M&A transactions may decrease, thereby reducing the demand for our M&A advisory services and increasing price competition among financial services companies seeking such engagements. In addition, during periods of strong market and economic conditions, the volume and value of recapitalization and restructuring transactions may decrease, thereby reducing the demand for our recapitalization and restructuring advisory services and increasing price competition among financial services companies seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of such advisory transactions. Further, in the period following an economic downturn, the volume and value of M&A transactions typically takes time to recover and lags a recovery in market and economic conditions.

        Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty.

Our revenue in any given period is dependent on the number of fee-paying clients in such period, and a significant reduction in the number of fee-paying clients in any given period could reduce our revenue and adversely affect our operating results in such period.

        Our revenue in any given period is dependent on the number of fee-paying clients in such period. We had 109 clients and 107 clients paying fees equal to or greater than $1 million in 2013 and 2012, respectively. We may lose clients as a result of the sale or merger of a client, a change in a client's senior management, competition from other financial advisors and financial institutions and other causes. A significant reduction in the number of fee-paying clients in any given period could reduce our revenue and adversely affect our operating results in such period.

Our ability to retain our Managing Directors and our other professionals, including our executive officers, is critical to the success of our business.

        Our future success depends to a substantial degree on our ability to retain qualified professionals within our organization, including our Managing Directors. However, we may not be successful in our efforts to retain the required personnel as the market for qualified investment bankers is extremely competitive. Our investment bankers possess substantial experience and expertise and have strong relationships with our advisory clients. As a result, the loss of these professionals could jeopardize our relationships with clients and result in the loss of client engagements. For example, if any of our Managing Directors or other senior professionals, including our executive officers, or groups of professionals, were to join or form a competing firm, some of our current clients could choose to use the services of that competitor rather than our services. There is no guarantee that our compensation and non-competition arrangements with our Managing Directors provide sufficient incentives or protections to prevent our Managing Directors from resigning to join our competitors. In addition, some of our competitors have more resources than us which may allow them to attract some of our existing employees through compensation or otherwise. The departure of a number of Managing Directors or groups of professionals could have a material adverse effect on our business and our profitability.

        We depend on the efforts and reputations of Mr. Moelis and our other executive officers. Our senior leadership team's reputations and relationships with clients and potential clients are critical elements in the success of our business. The loss of the services of any of them, in particular Mr. Moelis, could have a material adverse effect on our business, including our ability to attract clients.

Substantially all of our revenue is derived from advisory fees. As a result, our revenue and profits are highly volatile on a quarterly basis and may cause the price of our Class A common stock to fluctuate and decline.

        Our revenue and profits are highly volatile. We derive substantially all of our revenue from advisory fees, generally from a limited number of engagements that generate significant fees at key transaction milestones, such as closing, the timing of which is outside of our control. We expect that we will continue to rely on advisory fees for most of our revenue for the foreseeable future. Accordingly, a decline in our advisory engagements or the market for advisory services would adversely affect our business. In addition, our financial results will likely fluctuate from quarter to quarter based on the timing of when fees are earned, and high levels of revenue in one quarter will not necessarily be predictive of continued high levels of revenue in future periods. Because we lack other, more stable, sources of revenue, which could moderate some of the volatility in our advisory revenue, we may experience greater variations in our revenue and profits than other larger, more diversified competitors in the financial services industry. Fluctuations in our quarterly financial results could, in turn, lead to large adverse movements in the price of our Class A common stock or increased volatility in our stock price generally.

        Because in many cases we are not paid until the successful consummation of the underlying transaction, our revenue is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, we may be engaged by a client in connection with a sale or divestiture, but the transaction may not occur or be consummated because, among other things, anticipated bidders may not materialize, no bidder is prepared to pay our client's price or because our client's business experiences unexpected operating or financial problems. We may be engaged by a client in connection with an acquisition, but the transaction may not occur or be consummated for a number of reasons, including because our client may not be the winning bidder, failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target's business experiences unexpected operating or financial problems. In these circumstances, we often do not receive significant advisory fees, despite the fact that we have devoted considerable resources to these transactions.

        In addition, we face the risk that certain clients may not have the financial resources to pay our agreed-upon advisory fees. Certain clients may also be unwilling to pay our advisory fees in whole or in part, in which case we may have to incur significant costs to bring legal action to enforce our engagement agreement to obtain our advisory fees.

Our joint ventures, strategic investments and acquisitions may result in additional risks and uncertainties in our business.

        In addition to recruiting and internal expansion, we may grow our core business through joint ventures, strategic investments or acquisitions.

        In the case of joint ventures, such as our 50% investment in our Australian joint venture, Moelis Australia Holdings Pty Ltd (the "Australian JV"), we are subject to additional risks and uncertainties relating to governance and controls, in that we may be dependent upon, and subject to, liability, losses or reputational damage relating to personnel, controls and systems that are not fully under our control. In addition, disagreements between us and our joint venture partners may negatively impact our business. Although our Australian JV must abide by certain market risk limits approved by us with respect to its trading activities, there is a risk that such limits will be insufficient to protect us against significant losses. In addition, investments made by our Australian JV could be unprofitable.

        In the event we make further strategic investments or acquisitions, we would face numerous risks and would be presented with financial, managerial and operational challenges, including the difficulty of integrating personnel, financial, accounting, technology and other systems and management controls.

If the number of debt defaults, bankruptcies or other factors affecting demand for our recapitalization and restructuring advisory services declines, our recapitalization and restructuring business could suffer.

        We provide various financial recapitalization and restructuring and related advice to companies in financial distress or to their creditors or other stakeholders. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing, governmental policy and changes to laws, rules and regulations, including those that protect creditors. In addition, providing recapitalization and restructuring advisory services entails the risk that the transaction will be unsuccessful, takes considerable time and can be subject to a bankruptcy court's discretionary power to disallow or discount our fees. If the number of debt defaults, bankruptcies or other factors affecting demand for our recapitalization and restructuring advisory services declines, our recapitalization and restructuring business would be adversely affected.

Our failure to deal appropriately with actual, potential or perceived conflicts of interest could damage our reputation and materially adversely affect our business.

        We confront actual, potential or perceived conflicts of interest in our business. For instance, we face the possibility of an actual, potential or perceived conflict of interest where we represent a client on a transaction in which an existing client is a party. We may be asked by two potential clients to act on their behalf on the same transaction, including two clients as potential buyers in the same acquisition transaction, and we may act for both clients if both clients agree to us doing so. In each of these situations, we face the risk that our current policies, controls and procedures do not timely identify or appropriately manage such conflicts of interest.

        It is possible that actual, potential or perceived conflicts could give rise to client dissatisfaction, litigation or regulatory enforcement actions. Appropriately identifying and managing actual or perceived conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation which could materially adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and by subjecting us to legal liability and reputational harm.

        There is a risk that our employees could engage in misconduct that would adversely affect our business. For example, our business often requires that we deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. If our employees engage in misconduct, our business could be materially adversely affected.

We may face damage to our professional reputation if our services are not regarded as satisfactory or for other reasons.

        As an advisory service firm, we depend to a large extent on our relationships with our clients and reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses.

We face strong competition from other financial advisory firms, many of which have the ability to offer clients a wider range of products and services than those we can offer, which could cause us to fail to win advisory mandates and subject us to pricing pressures that could materially adversely affect our revenue and profitability.

        The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking and financial advisory firms. We compete on both a global and a regional basis, and on the basis of a number of factors, including depth of client relationships, industry knowledge, transaction execution skills, our range of products and services, innovation, reputation and price. In addition, in our business there are usually no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately solicited, awarded and negotiated.

        We have experienced intense competition over obtaining advisory mandates in recent years, and we may experience further pricing pressures in our business in the future as some of our competitors may seek to obtain increased market share by reducing fees.

        Our primary competitors are large financial institutions, many of which have far greater financial and other resources than us and, unlike us, have the ability to offer a wider range of products, from loans, deposit taking and insurance to brokerage and trading, which may enhance their competitive position. They also regularly support investment banking, including financial advisory services, with commercial lending and other financial services and products in an effort to gain market share, which puts us at a competitive disadvantage and could result in pricing pressures or loss of opportunities, which could materially adversely affect our revenue and profitability. In addition, we may be at a competitive disadvantage with regard to certain of our competitors who are able to and often do, provide financing or market making services that are often a crucial component of the types of transactions on which we advise.

        In addition to our larger competitors, over the last few years a number of independent investment banks that offer independent advisory services have emerged, with several showing rapid growth. As these independent firms or new entrants into the market seek to gain market share there could be pricing pressures, which would adversely affect our revenues and earnings.

As a member of the financial services industry, we face substantial litigation risks.

        Our role as advisor to our clients on important transactions involves complex analysis and the exercise of professional judgment, including rendering "fairness opinions" in connection with mergers and other transactions. Our activities may subject us to the risk of significant legal liabilities to our clients and affected third parties, including shareholders of our clients who could bring securities class actions against us. In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial services companies have been increasing. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us in all cases, including when a client does not have the financial capacity to pay under the indemnity. As a result, we may incur significant legal expenses in defending against or settling litigation. In addition, we may have to spend a significant amount to adequately insure against these potential claims. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

Our management has not previously managed a public company.

        Our management team has historically operated our business as a privately-owned company. The individuals who now constitute our management have not previously managed a publicly traded company.

        Compliance with public company requirements will place significant additional demands on our management and will require us to enhance our investor relations, legal, financial reporting and corporate communications functions. These additional efforts may strain our resources and divert management's attention from other business concerns, which could adversely affect our business and profitability.

        In addition, the reorganization to take place in connection with the consummation of this offering will involve separating our advisory business from the asset management business of Old Holdings. These two businesses have historically utilized common management and operational structures, including facilities and technology platforms as well as legal, compliance, marketing and other support personnel and senior management oversight. The process of separating these businesses, and of operating our advisory business on a stand-alone basis, may result in increased costs and inefficiencies and other impediments to the regular operations of our business, the occurrence of any of which could adversely affect our business and profitability.

Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.

        As a participant in the financial services industry, we are subject to extensive regulation in the U.S. and internationally. We are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate. As a result of market volatility and disruption in recent years, the U.S. and other governments have taken unprecedented steps to try to stabilize the financial system including providing assistance to financial institutions and taking certain regulatory actions. The full extent of the effects of these actions and of legislative and regulatory initiatives (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) effected in connection with, and as a result of, such extraordinary disruption and volatility is uncertain, both as to the financial markets and participants in general, and as to us in particular.

        Our ability to conduct business and our operating results, including compliance costs, may be adversely affected as a result of any new requirements imposed by the Securities and Exchange Commission ("SEC"), FINRA or other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that regulate financial services firms or supervise financial markets. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. In addition, some of our clients or prospective clients may adopt policies that exceed regulatory requirements and impose additional restrictions affecting their dealings with us. Accordingly, we may incur significant costs to comply with U.S. and international regulation. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may adversely affect our business. For example, changes in antitrust enforcement could affect the level of M&A activity and changes in applicable regulations could restrict the activities of our clients and their need for the types of advisory services that we provide to them.

        Our failure to comply with applicable laws or regulations could result in adverse publicity and reputational harm as well as fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries as a financial advisor and could impair executive retention or recruitment. In addition, any changes in the regulatory framework could impose additional expenses or capital requirements on us, result in limitations on the manner in which our business is conducted, have an adverse impact upon our financial condition and business and require substantial attention by senior management. In addition, our business is subject to periodic examination by various regulatory authorities, and we cannot predict the outcome of any such examinations.

Our business is subject to various operational risks.

        We face various operational risks related to our business on a day-to-day basis. We rely heavily on financial, accounting, communication and other information technology systems, and the people who operate them. These systems, including the systems of third parties on whom we rely, may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control.

        Our clients typically provide us with sensitive and confidential information. We are dependent on information technology networks and systems to securely process, transmit and store such information and to communicate among our locations around the world and with our clients, alliance partners and vendors. We may be subject to attempted security breaches and cyber-attacks and, while none have had a material impact to date, a successful breach could lead to shutdowns or disruptions of our systems or third-party systems on which we rely and potential unauthorized disclosure of sensitive or confidential information. Breaches of our or third-party network security systems on which we rely could involve attacks that are intended to obtain unauthorized access to our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses, cyber-attacks and other means and could originate from a wide variety of sources, including unknown third parties outside the firm. Although we take various measures to ensure the integrity of our and third-party systems on which we rely, there can be no assurance that these measures will provide adequate protection. If our or third-party systems on which we rely are compromised, do not operate properly or are disabled, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions and damage to our reputation.

        We operate a business that is highly dependent on information systems and technology. Any failure to keep accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. We rely on third-party service providers for certain aspects of our business. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair our operations, affect our reputation and adversely affect our business.

        In addition, a disaster or other business continuity problem, such as a pandemic, other man-made or natural disaster or disruption involving electronic communications or other services used by us or third parties with whom we conduct business, could lead us to experience operational challenges, and our inability to timely and successfully recover could materially disrupt our business and cause material financial loss, regulatory actions, reputational harm or legal liability.

We may not be able to generate sufficient cash in the future to service any future indebtedness.

        Our ability to make scheduled payments on or to refinance any future debt obligations depends on our financial condition and operating performance. We cannot provide assurance that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, and interest on, any future indebtedness. If our cash flows and capital resources are insufficient to fund any future debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance such indebtedness.

Our international operations are subject to certain risks, which may affect our revenue.

        In 2013, we earned approximately 19% of our revenues from our international operations. We intend to grow our non-U.S. business, and this growth is important to our overall success. In addition, many of our larger clients are non-U.S. entities seeking to enter into transactions involving U.S. businesses. Our international operations carry special financial and business risks, which could include the following:

  •
  greater difficulties in managing and staffing foreign operations;

  •
  language and cultural differences;

  •
  fluctuations in foreign currency exchange rates that could adversely affect our results;

  •
  unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

  •
  longer transaction cycles;

  •
  higher operating costs;

  •
  adverse consequences or restrictions on the repatriation of earnings;

  •
  potentially adverse tax consequences, such as trapped foreign losses;

  •
  less stable political and economic environments; and

  •
  civil disturbances or other catastrophic events that reduce business activity.

        If our international business increases relative to our total business, these factors could have a more pronounced effect on our operating results.

Our growth strategy may involve opening or acquiring new offices and expanding internationally and would involve hiring new Managing Directors and other senior professionals for these offices, which would require substantial investment by us and could materially and adversely affect our operating results.

        Our ability to grow our advisory business organically depends in part on our ability to open or acquire new offices, expand internationally and hire new Managing Directors and other senior professionals for these offices. We may not be successful in any efforts to open new offices, expand internationally or hire new Managing Directors and other senior professionals for these offices. The costs of opening a new office, expanding internationally and hiring the necessary personnel to staff the office are substantial. If we are not successful in these efforts, we may not be able to recover our investments or our substantial cost outlays, and new international operations may not achieve profitability.

We may enter into new lines of business which may result in additional risks and uncertainties in our business.

        We currently generate substantially all of our revenue from advisory transactions. However, we may grow our business by entering into new lines of business. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with actual or perceived conflicts of interest because we would no longer be limited to the advisory business, the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core business.

        Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, occupancy and equipment rentals, communication and information technology services, and depreciation and amortization will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to our entering into new lines of business. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations could be materially adversely affected.

Fluctuations in foreign currency exchange rates could adversely affect our results.

        Because our financial statements are denominated in U.S. dollars and we receive a portion of our net revenue in other currencies (including euros and pound sterling), we are exposed to fluctuations in foreign currencies. In addition, we pay certain of our expenses in such currencies. We have not entered into any transactions to hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise. An appreciation or depreciation of any of these currencies relative to the U.S. dollar would result in an adverse or beneficial impact, respectively, to our financial results.

The cost of compliance with international broker-dealer, employment, labor, benefits and tax regulations may adversely affect our business and hamper our ability to expand internationally.

        Since we operate our business both in the U.S. and internationally, we are subject to many distinct broker-dealer, employment, labor, benefits and tax laws in each country in which we operate, including regulations affecting our employment practices and our relations with our employees and service providers. If we are required to comply with new regulations or new interpretations of existing regulations, or if we are unable to comply with these regulations or interpretations, our business could be adversely affected or the cost of compliance may make it difficult to expand into new international markets. Additionally, our competitiveness in international markets may be adversely affected by regulations requiring, among other things, the awarding of contracts to local contractors, the employment of local citizens and/or the purchase of services from local businesses or favoring or requiring local ownership.

Risks Related to Our Organizational Structure

Moelis & Company's only assets after completion of this offering will be its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries, and Moelis & Company is accordingly dependent upon distributions from Group LP to pay dividends, taxes and other expenses.

        Moelis & Company will be a holding company, and its only assets will be its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Moelis & Company has no independent means of generating revenue. Moelis & Company intends to cause Group LP to make distributions to its partners in an amount sufficient to cover all applicable taxes payable, other expenses and dividends, if any, declared by us.

        Group LP is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Group LP (with certain exceptions) exceed the fair value of its assets. Furthermore, certain subsidiaries of Group LP may be subject to similar legal limitations on their ability to make distributions to Group LP. Moreover, our regulated subsidiaries may be subject to regulatory capital requirements that limit the distributions that may be made by those subsidiaries.

        Deterioration in the financial condition, earnings or cash flow of Group LP and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that Moelis & Company requires funds and Group LP is restricted from making such distributions under applicable law or regulation or under the terms of financing arrangements, or is otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

We will be required to pay our Managing Directors for certain tax benefits we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions. In certain circumstances, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual tax benefits we realize.

        On the date of this offering, we will be treated for U.S. federal income tax purposes as having directly purchased Class A partnership units in Group LP from the existing unitholders. In the future, additional Group LP Class A partnership units may be exchanged for shares of Class A common stock. See "Organizational Structure—Exchange Rights." Both this initial purchase and these additional exchanges may result in increases in the tax basis of the assets of Group LP that otherwise would not have been available. Such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets. The Internal Revenue Service (the "IRS") may challenge all or part of these tax basis increases, and a court could sustain such a challenge.

        We intend to enter into a tax receivable agreement with our Managing Directors that will provide for the payment by us to our Managing Directors of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) the increases in tax basis attributable to our Managing Directors and (b) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement. See "Organizational Structure—Tax Receivable Agreement." While the actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Group LP attributable to our interests in Group LP, during the expected term of the tax receivable agreement, the payments that we may make to our Managing Directors could be substantial.

        Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Managing Directors generally will not reimburse us for any payments that may previously have been made under the tax receivable agreement. As a result, in certain circumstances we could make payments to the Managing Directors under the tax receivable agreement in excess of our cash tax savings. Our ability to achieve benefits from any tax basis increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

        In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the tax receivable agreement, our (or our successor's) obligations with respect to exchanged or acquired Class A partnership units (whether exchanged or acquired before or after such change of control or early termination) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement, and, in the case of certain early termination elections, that any Class A partnership units that have not been exchanged will be deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible, in these circumstances also, that the actual cash tax savings realized by us may be significantly less than the corresponding tax receivable agreement payments.

If Moelis & Company were deemed an "investment company" under the Investment Company Act of 1940 as a result of its ownership of Group LP, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

        If Moelis & Company were to cease participation in the management of Group LP, its interests in Group LP could be deemed an "investment security" for purposes of the Investment Company Act of 1940 (the "1940 Act"). Generally, a person is deemed to be an "investment company" if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. Following this offering, Moelis & Company will have no assets other than its partnership interests in Group LP and its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC and its interests in its subsidiaries. A determination that this interest was an investment security could result in Moelis & Company being an investment company under the 1940 Act and becoming subject to the registration and other requirements of the 1940 Act. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and have a material adverse effect on our business and the price of our Class A common stock.

We and Old Holdings will enter into various arrangements, including a master separation agreement, which will contain cross-indemnification obligations of us and Old Holdings.

        The master separation agreement that we intend to enter into with Old Holdings will provide, among other things, that Old Holdings generally will indemnify us for losses that we incur arising out of, or relating to, the businesses conducted by Old Holdings and losses that we incur arising out of, or relating to, Old Holdings' breach of the master separation agreement. In addition, we generally will indemnify Old Holdings for losses that Old Holdings incurs arising out of, or relating to, our business and losses Old Holdings' incurs arising out of, or relating to, our breach of the master separation agreement. We may not be able to recover any or all of the amount of indemnified losses from Old Holdings should it be financially unable to perform under its indemnification obligations. In addition, we may be required to make substantial payments under our indemnity obligations to Old Holdings, which could materially adversely affect our results of operations.

The use of the "Moelis" brand name by Old Holdings and its subsidiaries may expose us to reputational harm that could adversely affect our business should they take actions that damage the brand name.

        After the separation transaction, Old Holdings will operate as a separate legal entity, and we will license to Old Holdings and its subsidiaries the use of the "Moelis" brand name for certain purposes, including in connection with asset management activities. As Old Holdings and its subsidiaries historically have and will continue to use the "Moelis" brand name, and because after the separation transactions we will not control these entities, there is a risk of reputational harm to us if Old Holdings and its subsidiaries have, or in the future, were to, among other things, engage in poor business practices, experience adverse results or otherwise damage the reputational value of the "Moelis" brand name. These risks could adversely affect our revenue and our business prospects.

Risks Related to Our Class A Common Stock and this Offering

Control by Mr. Moelis of the voting power in Moelis & Company may give rise to actual or perceived conflicts of interests.

        Upon completion of this offering, Moelis & Company will be controlled by Mr. Moelis, through his control of Partner Holdings. Mr. Moelis' interests may differ from those of other stockholders. Upon completion of this offering, Mr. Moelis will control approximately 96.6% of the voting interest in Moelis & Company, (or 96.4% if the underwriters exercise their option to purchase additional shares in full), primarily through his control of Partner Holdings, which will hold all outstanding Class B common stock upon completion of this offering. The shares of Class B common stock will entitle Partner Holdings to (i) for so long as the Class B Condition is satisfied, ten votes per share and (ii) after the Class B Condition ceases to be satisfied, one vote per share. See "Organizational Structure—Amended and Restated Limited Partnership Agreement of Group LP—Voting and Economic Rights." In addition, in connection with the completion of this offering, Moelis & Company will enter into a stockholders agreement with Partner Holdings, pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings will have certain approval rights over certain transactions. See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement." As a result, because Mr. Moelis will have a majority of the voting power in Moelis & Company and our amended and restated certificate of incorporation to be in effect upon consummation of this offering will not provide for cumulative voting, he will have the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Class A common stock or other securities, and the declaration and payment of dividends. Mr. Moelis will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of Moelis & Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of Moelis & Company. Mr. Moelis' voting control could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of Moelis & Company and might ultimately affect the market price of our Class A common stock. As a result of the control exercised by Mr. Moelis over us, none of our agreements with him have been negotiated on "arm's length" terms. We cannot assure you that we would not have received more favorable terms from an unaffiliated party.

Upon the listing of our shares on the New York Stock Exchange, we will be a "controlled company" within the meaning of the rules of the New York Stock Exchange and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Upon completion of this offering, Mr. Moelis, through his control of Partner Holdings, will hold more than 50% of the voting power of our shares eligible to vote. As a result, we will be a "controlled company" under the rules of the New York Stock Exchange ("NYSE"). Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) that the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors.

        For at least some period following this offering, we intend to utilize these exemptions. As a result, immediately following this offering we will not have a majority of independent directors on our board of directors. Accordingly, although we may transition to a board with a majority of independent directors prior to the time we cease to be a "controlled company," for such period of time you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements set by the NYSE. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the SEC and the NYSE with respect to our audit committee within the applicable time frame.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an emerging growth company and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the completion of this offering. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock, and the price of our common stock may be more volatile.

        Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

You will experience immediate and substantial dilution in the book value of your Class A common stock.

        The initial public offering price of our Class A common stock is substantially higher than the net tangible book value per share of our Class A common stock. Net tangible book value represents the amount of our tangible assets less total liabilities. As a result, you will incur immediate dilution of $24.76 per share (based on an initial public offering price of $27.50 per share, the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus). For more information, see "Dilution."

There may not be an active trading market for shares of our Class A common stock, which may cause our Class A common stock to trade at a discount from its initial offering price and make it difficult to sell the shares you purchase.

        Prior to this offering, there has been no public trading market for shares of our Class A common stock. It is possible that, after this offering, an active trading market will not develop or continue, which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share of our Class A common stock will be determined by agreement among us and the representatives of the underwriters, and may not be indicative of the price at which the shares of our Class A common stock will trade in the public market after this offering.

The historical financial information in this prospectus may not permit you to predict our costs of operations.

        The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002. As a result of these matters, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business. For more information on our historical financial information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements included elsewhere in this prospectus.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

        The trading market for our Class A common stock will depend in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

        The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the consummation of this offering, we will have outstanding shares of Class A common stock. This number primarily comprises the shares of our Class A common stock that we are selling in this offering, which may be resold immediately in the public market. See "Shares Eligible for Future Sale."

        We have agreed with the underwriters not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. Subject to these agreements, we may issue and sell in the future additional shares of Class A common stock.

        In addition, the existing Group LP Class A partnership unitholders (including certain Managing Directors) will, at the time of this offering, own an aggregate of 39,192,511 Class A partnership units in Group LP. Our amended and restated certificate of incorporation will allow the exchange of Class A partnership units in Group LP (other than those held by us) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Further, upon completion of this offering, Partner Holdings will hold 36,328,307 shares of our Class B common stock, which are convertible into 18,182 shares of our Class A common stock (assuming the Class A common stock is sold at $27.50 per share, which is the mid-point of the estimated initial public offering range set forth on the cover page of this prospectus). Our directors and executive officers and certain of their affiliates have agreed with the underwriters not to dispose of or hedge any of our Class A common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. After the expiration of the 180-day lock-up period, the shares of Class A common stock (including those issuable upon exchange of Group LP partnership units) that are held by the existing Group LP Class A partnership unitholders (including our Managing Directors) will be eligible for resale from time to time, subject to certain contractual restrictions and to restrictions under the Securities Act of 1933, as amended (the "Securities Act").

        Certain Class A partnership unitholders in Group LP and holders of our Class A common stock are parties to agreements with us pursuant to which we have granted them registration rights. Under those agreements, after the expiration of the 180-day lock-up period, these persons will have the ability to cause us to register the shares of our Class A common stock (including the shares they could acquire upon exchange of Class A partnership units in Group LP), subject to certain contractual restrictions. See "Organizational Structure—Registration Rights."

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the initial public offering price.

Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

        Our amended and restated certificate of incorporation and bylaws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations and placing limitations on convening stockholder meetings. In addition, there will be no cumulative voting in the election of directors, and our amended and restated certificate of incorporation will provide that directors may be removed, with or without cause, only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Class B Condition is satisfied, directors may be removed, with or without cause, with the affirmative vote of a majority of the voting interest of stockholders entitled to vote. In addition, we are subject to provisions of the Delaware General Corporation Law that restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See "Description of Capital Stock."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under "Risk Factors." These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

 ORGANIZATIONAL STRUCTURE

Overview

        Prior to this offering we will effect a reorganization described below. Following the reorganization and this offering, Moelis & Company will be a holding company and its only assets will be its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Moelis & Company will operate and control all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in Moelis & Company Group GP LLC.

        The diagram below depicts our organizational structure following this offering.

        Immediately following this offering:

  •
  Moelis & Company will hold Class A partnership units in Group LP representing 27.9% of the total number of Class A partnership units in Group LP (or 29.3% if the underwriters exercise their option to purchase additional shares in full);

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  certain of our existing Class A partnership unitholders (including all of our Managing Directors (other than certain non-U.S. based Managing Directors) indirectly through Partner Holdings) will hold Class A partnership units in Group LP representing 72.1% of the total number of Class A partnership units in Group LP (or 70.7% if the underwriters exercise their option to purchase additional shares in full);

  •
  certain of our existing Group LP Class A unitholders (including certain non-U.S. based Managing Directors and employees) will, directly or indirectly, own approximately 51.8% of the Class A common stock (or 48.3% if the underwriters exercise their option to purchase additional shares in full);

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  public stockholders will own 48.2% of the Class A common stock (or 51.7% if the underwriters exercise their option to purchase additional shares in full); and

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  Partner Holdings will own all of our Class B common stock.

The Reorganization

        On January 9, 2014, in contemplation of our initial public offering, Moelis & Company was incorporated in Delaware. Moelis & Company has not engaged in any business or other activities except in connection with its incorporation and this offering and currently holds no assets and has no subsidiaries other than Moelis & Company Group GP LLC.

        Our business is presently owned by Moelis & Company Holdings LP, which we refer to in this prospectus as Old Holdings. In connection with the consummation of this offering, a reorganization of the existing businesses of Old Holdings will be effected pursuant to which the existing advisory business of Old Holdings will be transferred to Group LP. Old Holdings, to be renamed Moelis Asset Management LP, will retain its existing asset management business, which includes managers of direct lending funds, hedge funds, private equity funds and collateralized loan obligation funds. We refer to these transactions as the "reorganization."

        As part of the reorganization, Old Holdings will distribute to its existing partners, directly or indirectly, all of the Group LP Class A partnership units it holds. However, Old Holdings and Moelis & Company will, in lieu of Group LP Class A partnership units, issue an equivalent number of shares of Moelis & Company Class A common stock to certain existing partners of Old Holdings. Old Holdings will not retain an interest in Group LP following the reorganization. We and Old Holdings will be party to certain agreements following the reorganization and this offering. See "Certain Relationships and Related Person Transactions—Agreements with Old Holdings."

        As a result of the reorganization, Moelis & Company will be a holding company and its only assets will be its partnership interests in Group LP and its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Through our control of the sole general partner of Group LP, we will operate and control all of the business and affairs of Group LP and its operating entity subsidiaries.

The Offering and Related Transactions

        In connection with this offering:

  •
  Moelis & Company will issue 7,300,000 shares of Class A common stock offered hereby for net proceeds of $176 million (based on the mid-point of the range set forth on the cover page of this prospectus) and Group LP will issue to Moelis & Company an equivalent number of Class A partnership units;

  •
  Moelis & Company will issue 36,328,307 shares of Class B common stock to Partner Holdings for $0.5 million and Group LP will issue to Moelis & Company an equivalent number of Class B partnership units; and

  •
  Moelis & Company will grant registration rights pursuant to which (i) Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within six months of the consummation of this offering, providing for the exchange of Group LP Class A partnership units held by certain Group LP non-Managing Director Class A partnership unitholders for an equivalent number of shares of its Class A common stock and the resale of shares of Class A common stock held by certain non-Managing Directors at any time and from time to time thereafter, subject to applicable rules and restrictions imposed by the Company; (ii) Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within three months of the expiration of the lock-up period relating to our Managing Directors, providing for the exchange of Group LP Class A partnership units held by such Managing Directors for an equivalent number of shares of Moelis & Company Class A common stock and the resale of shares of Moelis & Company Class A common stock by our Managing Directors at any time and from time to time, subject to applicable restrictions imposed by Moelis & Company; (iii) certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions; and (iv) certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions, in any public underwritten offerings by the Company after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks.

  •
  We will enter into a tax receivable agreement with certain Group LP Class A unitholders who hold in excess of 89% of the Group LP Class A partnership units immediately prior to this offering (see "—Tax Receivable Agreement").

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  Moelis & Company will amend and restate its certificate of incorporation to provide for, among other things, the issuance of its Class A and Class B common stock.

Amended and Restated Limited Partnership Agreement of Group LP

        We will operate our business through Group LP and its subsidiaries. The provisions governing the operations of Group LP and the rights and obligations of its partners are set forth in the amended and restated limited partnership agreement of Group LP, the material terms of which are described below. A form of the limited partnership agreement of Group LP is filed as an exhibit to the registration statement of which this prospectus forms a part.

Governance

        Through our control of the general partner of Group LP, we will have unilateral control (subject to the consent of Partner Holdings on various matters) over the affairs and decisions of Group LP. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Group LP and the day-to-day management of Group LP's business. Furthermore, Moelis & Company Group GP LLC, Group LP's general partner, cannot be removed as the general partner without Moelis & Company's approval. No Group LP unitholders, in their capacity as such, will have any authority or right to control the management of Group LP or to bind it in connection with any matter. However, Partner Holdings will have the ability to exercise majority voting control over Moelis & Company by virtue of its ownership of all shares of Class B common stock. See "Risk Factors—Risks Related to Our Class A Common Stock and this Offering—Control by Mr. Moelis of the voting power in Moelis & Company may give rise to actual or perceived conflicts of interest."

Voting and Economic Rights

        Group LP will issue Class A partnership units to Moelis & Company and to the existing holders of Old Holdings units who are to become Group LP Class A unitholders. In addition, Group LP will issue Class B partnership units to Moelis & Company. The Group LP Class B partnership units will correspond with the economic rights of shares of Moelis & Company's Class B common stock. Group LP Class A unitholders will have no voting rights by virtue of their ownership of Group LP partnership units, except for the right to approve certain amendments to the limited partnership agreement of Group LP, certain changes to the capital accounts of the limited partners of Group LP and any conversion of Group LP to a corporation other than for purposes of a sale transaction. Following the consummation of this offering, Partner Holdings will hold all shares of Moelis & Company Class B common stock, enabling it to exercise majority voting control over Moelis & Company and, indirectly, over Group LP. See "Risk Factors—Risks Related to Our Class A Common Stock and this Offering—Control by Mr. Moelis of the voting power in Moelis & Company may give rise to actual or perceived conflicts of interest."

        Pursuant to the Group LP limited partnership agreement, we have the right to determine when distributions will be made to the partners of Group LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the partners of Group LP (i) in the case of a tax distribution (as described below), to the holders of partnership units in proportion to the amount of taxable income of Group LP allocated to such holder and (ii) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership units, except as required under applicable tax law.

        The holders of partnership units in Group LP, including Moelis & Company, will incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of Group LP. Net profits and net losses of Group LP will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership units, except as required under applicable tax law. In accordance with the partnership agreement, we intend to use commercially reasonable efforts to cause Group LP to make cash distributions to the holders of partnership units of Group LP for purposes of funding their tax obligations in respect of the income of Group LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Group LP allocable to such holder of partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporation (taking into account the nondeductibility of certain expenses and the character of our income).

Coordination of Moelis & Company and Group LP

        Following the consummation of this offering, at any time we issue a share of Class A common stock for cash, the net proceeds received by us will be promptly transferred to Group LP, and Group LP will issue to us one of its Group LP Class A partnership units. At any time we issue a share of Class A common stock pursuant to our proposed equity incentive plan we will contribute to Group LP all of the proceeds that we receive (if any), and Group LP will issue to us one of its

Group LP Class A partnership units, having the same restrictions, if any, attached to the shares of Class A common stock issued under the proposed equity incentive plan. Conversely, if we redeem or repurchase any of our shares of Class A common stock, Group LP will, immediately prior to our redemption or repurchase, redeem or repurchase an equal number of Group LP Class A partnership units held by us, upon the same terms and for the same price, as the shares of Class A common stock are redeemed or repurchased. We can only redeem or repurchase shares of Class A common stock if Group LP first redeems or repurchases an equivalent amount of Group LP Class A partnership units that we hold.

        Under the terms of the Group LP limited partnership agreement, we may in the future cause Group LP to issue Group LP partnership units or other, newly created classes of Group LP securities to one or more investors having such rights, preferences and other terms as we determine, and in such amount as we may determine. In addition, we may in the future elect to compensate our employees by granting them, directly or indirectly, Group LP partnership units, whether or not subject to forfeiture, or profits interests or other securities. Any such issuance would have a dilutive effect on the economic interest we hold in Group LP. In addition, in connection with any future issuances of Group LP Class A partnership units to Partner Holdings, we will issue an equivalent number of shares of Class B common stock having, for so long as the Class B Condition is satisfied, ten votes per share, which would have a dilutive effect on the voting power of our then current holders of shares of Class A common stock. The tax receivable agreement will cover any exchanges of Group LP Class A partnership units issued to the current parties to that agreement after the offering, and it is possible that new investors in the Group LP Class A partnership units after the offering may become parties to the tax receivable agreement as well.

        Pursuant to the Group LP limited partnership agreement, we will agree that we will not conduct any business other than the management and ownership of Group LP, its general partner, and its operating entity subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis).

Material Corporate Transactions

        In the event that Group LP proposes to engage in a material corporate transaction, including a merger, consolidation, dissolution or sale of substantially all of its assets, we, through Moelis & Company Group GP LLC, in its capacity as the sole general partner of Group LP, shall have the power and authority to approve such a transaction. In addition, in the event that we, through Moelis & Company Group GP LLC, in its capacity as the sole general partner of Group LP, determine that all (or any portion) of the partnership units of Group LP, should be sold to a third party purchaser, we will have the right to compel the holders of the partnership units of Group LP to sell all or the same portion of their partnership units of Group LP to this third party purchaser.

Exchange Rights

        Subject to the transfer and exchange restrictions set forth in the Group LP limited partnership agreement and described below and other restrictions, if any, imposed by us, holders of fully vested Group LP Class A partnership units (other than Moelis & Company) may exchange these units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        We have reserved for issuance 39,192,511 shares of Class A common stock in respect of the aggregate number of shares of Class A common stock expected to be issued over time upon the exchanges by Group LP Class A partnership unitholders, unless Moelis & Company exercises its option to pay cash in lieu of shares of Class A common stock for some or all of such exchanged Group LP Class A partnership units. The cash amount will be based on the market price of the shares of Class A common stock. We may in the future cause Group LP to issue additional Group LP Class A partnership units that would also be exchangeable for shares of Class A common stock.

        Group LP Class A partnership units and Moelis & Company Class A common stock held by our Managing Directors (including through Partner Holdings) are subject to lock-up agreements for four years from this offering. After this period, Group LP Class A partnership units held by a Managing Director will become exchangeable into Class A common stock or cash as described above and Moelis & Company Class A common stock held by a Managing Director will become transferable, in each case in three equal installments on each of the fourth, fifth and sixth anniversary of this offering. If a Managing Director terminates his or her employment with the Company prior to the end of the lock-up period, the Company will be entitled to extend the lock-up period until up to the tenth anniversary of this offering. We may waive the transfer and exchange restrictions set forth in the Group LP limited partnership agreement, including in connection with a secondary offering of shares of our Class A common stock by our Managing Directors. In addition, these restrictions cease to apply upon the death or termination of employment by us due to disability of the applicable Managing Director with respect to such Managing Director's Group LP Class A partnership units.

Conversion of Class B Common Stock

        Following each exchange of Group LP Class A partnership units held by Partner Holdings for shares of Class A common stock, Partner Holdings will be required to surrender to Moelis & Company a corresponding number of shares of Class B common stock for conversion into shares of Class A common stock at a conversion rate based on the subscription price for such shares of Class B common stock to the initial public offering price of the Class A common stock. Assuming the shares of Class A common stock offered hereby are sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus, the conversion rate will be 0.05%. Group LP will also convert an equivalent number of Class B partnership units held by Moelis & Company into Class A partnership units based on the same Class B to Class A common stock conversion rate. We have reserved 18,182 shares of Class A common stock in respect of shares of Class A common stock that may be issued upon conversion of shares of Class B common stock.

Indemnification and Exculpation

        To the extent permitted by applicable law, Group LP will indemnify its general partner, its executive officers and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

        Group LP's general partner and its executive officers and agents will not be liable to Group LP, its limited partners or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Dissolution

        Group LP may be dissolved only upon the occurrence of certain unlikely events specified in the Group LP limited partnership agreement.

Restrictive Covenants of our Managing Directors

        Prior to the expiration of the Managing Director lock-up, our Managing Directors are subject to forfeiting their interests in vested Group LP partnership units and Moelis & Company Class A common stock they hold as of the offering if they terminate their employment without good reason and compete with the Company within 12 months thereafter, except for a certain limited number of designated units and stock which were awarded to replace equity of a former employer forfeited upon joining.

        Our Managing Directors have agreed not to solicit our employees during the term of their employment and for 12 months thereafter.

Registration Rights

        In connection with the completion of this offering, Moelis & Company will grant registration rights pursuant to which:

  •
  Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within six months of the consummation of this offering, providing for the exchange of Group LP Class A partnership units held by certain Group LP non-employee Class A unitholders for an equivalent number of shares of its Class A common stock and the resale of shares of Class A common stock held by certain non-Managing Directors at any time and from time to time thereafter, subject to applicable restrictions imposed by Moelis & Company;

  •
  Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within three months of the expiration of the lock-up period relating to our Managing Directors described above, providing for the exchange of Group LP Class A partnership units held by such Managing Directors for an equivalent number of shares of Moelis & Company Class A common stock and the resale of shares of Moelis & Company Class A common stock by our Managing Directors at any time and from time to time, subject to applicable restrictions imposed by Moelis & Company;

  •
  certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions; and

  •
  certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions, in any public underwritten offerings by the Company after the expiration or earlier termination (if any) of an applicable lock-up agreement subject to customary pro rata cutbacks.

        All fees, costs and expenses of underwritten registrations will be borne by us, other than any underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

        Effective January 1, 2012, we entered into a strategic alliance with Sumitomo Mitsui Banking Corporation ("SMBC") and its subsidiary, SMBC Nikko Securities Inc. ("Nikko"). Pursuant to the strategic alliance agreement, we granted SMBC the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of their Class A partnership units. Such securities registered under any registration statement will be available for sale in the open market unless restrictions apply.

Rights of Partner Holdings and Stockholders Agreement

        In connection with the completion of this offering, Moelis & Company will enter into a stockholders agreement with Partner Holdings pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings will have approval rights over the following transactions:

  •
  any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

  •
  any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

  •
  the issuance by us of preferred stock;

  •
  any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

  •
  any entry by us into a new line of business that requires a principal investment in excess of $20 million;

  •
  the adoption of stockholder rights plans;

  •
  the appointment or termination of Section 16 officers;

  •
  any amendments to Moelis & Company's amended and restated certificate of incorporation or bylaws;

  •
  any amendments to Group LP's limited partnership agreement;

  •
  renaming Moelis & Company;

  •
  the adoption of annual budgets and business plans;

  •
  distributions to stockholders (except in certain circumstances);

  •
  entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

  •
  voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

  •
  the entry into or amendment of certain material contracts;

  •
  the entry into related party transactions;

  •
  the initiation or settlement of material legal actions; and

  •
  changes to our taxable or fiscal year.

        The effect of the agreement is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

        Our board of directors will nominate individuals designated by Partner Holdings equal to a majority of the board of directors, for so long as the Class B Condition is satisfied.

        The "Class B Condition" is defined as Mr. Moelis satisfying all of the following conditions:

          (i)  he maintains directly or indirectly ownership of an aggregate of at least 4,456,021 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which will represent approximately one-third of his ownership immediately following this offering;

         (ii)  he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of Moelis & Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by Moelis & Company or its subsidiaries had been exchanged for shares of Class A common stock of Moelis & Company);

        (iii)  he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

        (iv)  he is not deceased; and

         (v)  his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an "incapacity" (i.e., order of incompetence or of insanity or permanent physical incapacity).

        "Equivalent Class A Shares" means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

        "Beneficial ownership" has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have "beneficial ownership" of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

        After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

  •
  the appointment or termination of the Chief Executive Officer;

  •
  any amendments to Moelis & Company's amended and restated certificate of incorporation or bylaws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

  •
  any amendments to Group LP's limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

        After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our board of directors will nominate individuals designated by Partner Holdings equal to one quarter of the board of directors.

        For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

        The "Secondary Class B Condition" is defined as Mr. Moelis satisfying all of the following conditions:

  •
  he maintains directly or indirectly ownership of an aggregate of at least 2,228,010 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares, subject to customary adjustments, which will represent approximately one-sixth of his ownership immediately following the offering; and

  •
  conditions (ii)-(v) required under the Class B Condition.

Tax Receivable Agreement

        On the date of this offering, Moelis & Company will be treated for U.S. federal income tax purposes as having directly purchased Class A partnership units in Group LP from the existing unitholders. In the future, additional Group LP Class A partnership units may be exchanged for shares of Class A common stock. We expect that, as a result of both this initial purchase and these future exchanges of Group LP Class A partnership units for shares of Class A common stock, the tax basis of Group LP's assets attributable to our interests in Group LP will be increased. These increases in the tax basis of Group LP's assets attributable to our interests in Group LP would not have been available to us but for this initial purchase and future exchanges of Group LP Class A partnership units for shares of Class A common stock. Such increases in tax basis are likely to increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax we would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the increased tax basis is allocated to those capital assets. The IRS may challenge all or part of these tax basis increases, and a court could sustain such a challenge.

        We intend to enter into a tax receivable agreement with our eligible Managing Directors that will provide for the payment by us to our eligible Managing Directors of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) the increases in tax basis attributable to our Managing Directors and (b) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Group LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

        Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our eligible Managing Directors will not reimburse us for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we may make payments to the eligible Managing Directors generally under the tax receivable agreement in excess of our actual cash tax savings. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Group LP attributable to our interests in Group LP, during the expected term of the tax receivable agreement, the payments that we may make to our eligible Managing Directors could be substantial. Payments made under the tax receivable agreement are required to be made within 225 days of the filing of our tax returns. Because we generally expect to receive the tax savings prior to making the cash payments to the selling holders of Group LP partnership units, we do not expect the cash payments to have a material impact on our liquidity.

        In addition, the tax receivable agreement provides that, upon a merger, asset sale, or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the tax receivable agreement, our (or our successor's) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control or early termination) will be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement, and, in the case of certain early termination elections, that any units that have not been exchanged are deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible in these circumstances that the actual cash tax savings realized by us may be significantly less than the corresponding tax receivable agreement payments.

USE OF PROCEEDS

        Our net proceeds from this offering will be approximately $176 million (or approximately $205 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by us (assuming the Class A common stock is sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus).

        Moelis & Company will use approximately $23 million of the net proceeds to make one-time payments to the partners of Old Holdings who received, directly or indirectly, shares of Class A common stock in exchange for the Group LP Class A partnership units they would otherwise have received in connection with the reorganization. Moelis & Company will use the remaining net proceeds from this offering to purchase Class A partnership units directly from Group LP. See "Organizational Structure—The Reorganization."

        Group LP will use approximately $118 million of the net proceeds it receives from this offering to make a one-time cash distribution to the partners of Old Holdings who hold Group LP Class A partnership units as of the day prior to the closing of this offering. Group LP will use the remaining net proceeds that it receives for general corporate purposes.

        As a result of Moelis & Company's payments of approximately $23 million and Group LP's distribution of approximately $118 million, the partners of Old Holdings will each have received their pro rata portion of the aggregate amount paid and distributed, as applicable. If the underwriters exercise their option to purchase additional shares, Moelis & Company and Group LP will make additional payments and distributions, respectively.

        A $1.00 increase (decrease) in the assumed initial public offering price per share would increase (decrease) the estimated net proceeds to us by approximately $7 million (or approximately $8 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), assuming that the number of shares of Class A common stock sold by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $3 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions.

 DIVIDEND POLICY

        Following this offering and subject to applicable law, we intend to pay a quarterly cash dividend initially equal to $0.17 per share of Class A common stock, commencing with the third quarter of 2014. Any declaration and payment of future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant.

        Holders of our Class B common stock will be entitled to receive dividends of the same type as any dividends payable on outstanding Class A common stock. Dividends on shares of Class B common stock will be calculated based on the applicable subscription amount such that the aggregate dividends payable with respect to Class B common stock will equal the dividends payable with respect to an equivalent dollar amount of Class A common stock. See "Description of Capital Stock—Class B Common Stock."

        Moelis & Company will be a holding company and its only asset will be its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries. Under Delaware law, dividends may be payable only out of surplus, which is calculated as our assets less our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. We intend to cause Group LP to make distributions to Moelis & Company in an amount sufficient to cover dividends, if any, declared by us. If Group LP makes such distributions, each other Group LP Class A unitholder will be entitled to receive equivalent distributions from Group LP on its units.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2013, as follows:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to the transactions described in the section entitled "Unaudited Pro Forma Financial Information," including the issuance and sale of Class A common stock in this offering at an assumed initial public offering price of $27.50 per share (the mid-point of the range on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of such proceeds as described herein.

        You should read this table in conjunction with the sections entitled "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2013
	Actual	Pro Forma
	(in thousands, except share amounts)
Cash and cash equivalents	$303,024	$128,024

Parent company investment	$308,444	—
Stockholders' equity:
Class A common stock of $0.01 par value per share: 0 shares authorized, 0 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 15,155,804 shares issued and outstanding, pro forma	—	152
Class B common stock of $0.01 par value per share: 0 shares authorized, 0 shares issued and outstanding, actual; 1,000,000,000 shares authorized, 36,328,307 shares issued and outstanding, pro forma	—	363
Additional paid-in-capital	—	69,711
Noncontrolling interests	—	78,033
Accumulated other comprehensive income	926	926

Total capitalization	$309,370	$149,185

        A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share, would increase (decrease) the pro forma amount of each of cash and cash equivalents, additional paid-in-capital and total capitalization by approximately $6.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

 DILUTION

        If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma, as adjusted net tangible book value per share of our Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to the existing equityholders.

        Our pro forma, as adjusted net tangible book value as of December 31, 2013 was approximately $98.7 million, or $2.10 per share of our Class A common stock. Pro forma, as adjusted net tangible book value per share represents the amount of total tangible assets less total liabilities, after giving effect to the reorganization adjustments, divided by the number of shares of Class A common stock outstanding, after assuming that all of the Class A partnership unitholders of Group LP exchanged their vested units for newly-issued shares of our Class A common stock on a one-for-one basis.

        After giving effect to the sale of 7,300,000 shares of Class A common stock in this offering at an assumed initial public offering price of $27.50 per share, the mid-point of the price range on the cover of this prospectus, net of distributions out of the offering proceeds to the partners of Old Holdings, our pro forma, as adjusted net tangible book value would have been $149.2 million, or $2.74 per share. This represents an immediate increase in net tangible book value of $0.64 per share to existing equityholders and an immediate dilution in net tangible book value of $24.76 per share to new investors.

        The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their option to purchase additional shares:

Assumed initial public offering price per share		$27.50
Pro forma, as adjusted net tangible book value per share as of December 31, 2013	$2.10
Increase in pro forma, as adjusted net tangible book value per share attributable to new investors in this offering	0.64

Pro forma, as adjusted net tangible book value per share after this offering		2.74

Dilution in net pro forma, as adjusted tangible book value per share to new investors in this offering		$24.76

        The following table summarizes the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing Class A partnership equityholders and by new investors purchasing shares in this offering, assuming that all of the Group LP Class A partnership unitholders exchanged their vested units for shares of our Class A common stock on a one-for-one basis:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing equityholders	47,048,315	87%	$—	0%	$—
New investors	7,300,000	13%	200,750,000	100%	27.50

Total	54,348,315	100%	$200,750,000	100%	3.69

        A $1.00 increase (decrease) in the assumed initial public offering price of $27.50 per share would increase (decrease) our total pro forma, as adjusted tangible book value by $6.9 million, or $0.13 per share, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements have been derived by applying pro forma adjustments to our historical combined financial statements included elsewhere in this prospectus.

        The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been based on available information and assumptions that we believe are reasonable. The unaudited pro forma condensed combined statements of operations and financial condition are presented for illustrative purposes only and do not purport to represent our results of operations or financial position that would actually have occurred had the transactions referred to below been consummated on January 1, 2013 for the unaudited pro forma condensed combined statement of operations, as applicable, and on December 31, 2013 for the unaudited pro forma condensed combined statement of financial condition, or to project our results of operations or financial position for any future date or period. The adjustments are described in the notes to the unaudited pro forma condensed combined financial statements.

        The pro forma adjustments principally give effect to the following items:

  •
  The capitalization of Old Holdings and a pre-offering distribution to the partners of Old Holdings of approximately $215 million as part of the reorganization;

  •
  The purchase by Moelis & Company of Class A partnership units directly from Group LP with the proceeds of this offering and the related effects of the tax receivable agreements;

  •
  The anticipated one-time cash distribution by Group LP to the partners of Old Holdings of a portion of the proceeds arising from the sale of Class A partnership units to Moelis & Company;

  •
  In the case of the unaudited pro forma condensed combined statement of operations, a provision for corporate income taxes at an effective tax rate of 40%, which assumes Moelis & Company is taxed as a corporation at the highest statutory rates; and

  •
  The granting of restricted stock units ("RSUs"), stock options and shares of Class A common stock to employees of the Company at the time of this offering.

        The unaudited pro forma condensed combined financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional 1,095,000 shares of Class A common stock from us and that the shares of Class A common stock to be sold in this offering are sold at $27.50 per share, which is the midpoint of the price range on the front cover of this prospectus.

        Following the offering, we will incur costs associated with being a U.S. publicly traded company. Such costs will include new or increased expenses for such items as insurance, directors' fees, accounting work, legal advice and compliance with applicable U.S. regulatory and stock exchange requirements, including costs associated with compliance with the Sarbanes-Oxley Act and periodic or current reporting obligations under the Exchange Act. No pro forma adjustments have been made to reflect such costs due to the fact that they currently are not objectively determinable.

        The unaudited pro forma condensed combined financial information is included for informational purposes only and does not purport to reflect our results of operations or financial condition that would have occurred had we operated as a public company during the periods presented. You should read this unaudited pro forma condensed combined financial information together with the other information contained in this prospectus, including "Organizational Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and the notes thereto.

	Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2013
	Moelis & Company Historical	Reorganization Adjustments		As Adjusted Before Offering		Initial Public Offering Adjustments		Moelis & Company Pro Forma
($ in thousands, except per share data)
Revenues	$411,386			$411,386				$411,386
Expenses:
Compensation and benefits	264,944			264,944		8,106	(d)	273,050
Non-compensation expenses	76,333			76,333				76,333

Total operating expenses	341,277	—		341,277		8,106		349,383
Operating income	70,109	—		70,109		(8,106)		62,003
Other income and expenses	(771)			(771)				(771)
Income from equity method investments	3,681			3,681				3,681

Income before income taxes	73,019	—		73,019		(8,106)		64,913
Provision for income taxes	2,794	4,356	(a)	7,150		2,106	(e)	9,256

Net income	70,225	(4,356)		65,869		(10,212)		55,657
Net income attributable to noncontrolling interests	—	58,644	(b)	58,644		(13,848)	(f)	44,796

Net income attributable to Moelis & Company	$70,225	$(63,000)		$7,225		$3,636		$10,861

Weighted average shares of Class A common stock outstanding:
Basic				7,740,032	(c)			15,155,804	(g)
Diluted				7,740,032	(c)			15,155,804	(g)
Net income available to holders of shares of Class A common stock per share:
Basic				$0.93	(c)			$0.72	(g)
Diluted				$0.93	(c)			$0.72	(g)

(a)
In connection with the reorganization, 16.49% of the outstanding partnership interests will be converted directly into 7,740,032 shares of Class A common stock of Moelis & Company. An adjustment has been made to increase our effective tax rate to 40%, which assumes the Company is taxed as a corporation at the highest statutory rates.

Income before income taxes	$73,019
Noncontrolling interest %	83.51%

Income attributable to noncontrolling interest	$60,977

Income attributable to common shareholders	$12,042
Effective tax rate	40%

Provision for income taxes	$4,817
Less: Prior recorded provision attributable to common shareholders	$461

Adjustment to provision for income taxes	$4,356
(b)
Reflects an adjustment to record the 83.51% noncontrolling interests, net of tax, that partners of Old Holdings (other than the Company) own in Group LP relating to their partnership units. As part of the reorganization, 7,740,032 shares of Class A common stock are outstanding in Moelis & Company and 39,192,511 partnership units are held by partners of Old Holdings.

(c)
Reflects net income attributable to common shareholders divided by weighted average Class A common stock outstanding.

Basic and diluted weighted average Class A common stock outstanding is calculated as follows:

Basic and Diluted
Class A common stock outstanding upon completion of the reorganization	7,740,032
Class A partnership units(1)	—

Weighted average shares of Class A common stock outstanding upon completion of the reorganization	7,740,032

(1)
Class A partnership units may be exchanged for our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. If all Class A partnership units were to be exchanged for Class A common stock immediately following the reorganization, fully diluted Class A common stock outstanding would be 46,932,543. In computing the dilutive effect, if any, that the aforementioned exchange would have on earnings per share, we consider that net income available to holders of Class A common stock would increase due to elimination of the noncontrolling interest in consolidated entities associated with the Group LP Class A partnership units (including any tax impact). For the year ended December 31, 2013, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.
(d)
Reflects compensation expense associated with RSUs and stock options issued in connection with this offering. The total fair value of these RSUs and stock options granted are $36,398 and vest over a five-year period. Awards with an aggregate fair value of $18,367 cliff-vest at the end of year 5 and are recognized as compensation expense ratably over that five-year period. Awards with an aggregate fair value of $18,031 vest on a graded vesting basis and are recognized as compensation expense as follows: 25% in each of years 1-3, 15% in year 4 and 10% in year 5. This adjustment does not reflect one-time compensation expense of $3,184 associated with the issuance of 115,772 fully vested shares of Class A common stock. This adjustment does not reflect compensation expense related to awards issued contemporaneously with this offering that relate to the Company's annual compensation process. Excludes one-time non-cash acceleration of unvested equity held by Managing Directors, which will result in expense of approximately $82,000 to occur shortly after the offering is completed.

(e)
In connection with the initial public offering, 7,300,000 shares of the Company are assumed to have been sold (excludes any shares which may be issued as a result of the underwriters exercising their option to purchase additional shares). An adjustment has been made to increase our effective tax rate to 40%, which assumes the Company is taxed as a corporation at the highest statutory rates.

Income before income taxes	$64,913
Noncontrolling interest %	72.11%

Income attributable to noncontrolling interest	$46,811

Income attributable to common shareholders	$18,102
Effective tax rate	40%

Provision for income taxes	$7,241
Less: Prior recorded provision attributable to common shareholders	$5,135

Adjustment to provision for income taxes	$2,106
(f)
Reflects an adjustment to record the 72.11% noncontrolling interests, net of tax, that partners of Old Holdings (other than the Company) own in Group LP relating to their partnership units. After this offering, 15,155,804 shares of Class A common stock are outstanding and 39,192,511 partnership units are held by partners of Old Holdings.

(g)
Reflects net income attributable to common shareholders divided by weighted average Class A common stock outstanding.

Basic and diluted weighted average Class A common stock outstanding is calculated as follows:

Basic and Diluted
Class A common stock outstanding upon completion of the reorganization	7,740,032
Issuance of fully vested shares of Class A common stock	115,772
Issuance of shares of Class A common stock in connection with the initial public offering	7,300,000

Total Class A common stock outstanding upon completion of the reorganization and offering	15,155,804
RSUs and options(1)	—
Class A partnership units(2)	—

Weighted average shares of Class A common stock outstanding upon completion of the reorganization and offering	15,155,804

(1)
We issued unvested RSUs and stock options to employees in connection with this offering. Basic weighted average shares of Class A common stock outstanding are not impacted by the RSUs or stock options. Further, the RSUs and stock options are not reflected in diluted weighted average shares as the calculation is dependent upon the average stock price for the year, which is not determinable.

(2)
Class A partnership units may be exchanged for our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. If all Class A partnership units were to be exchanged for Class A common stock immediately following the reorganization, fully diluted Class A common stock outstanding would be 54,348,315. In computing the dilutive effect, if any, that the aforementioned exchange would have on earnings per share, we consider that net income available to holders of Class A common stock would increase due to elimination of the noncontrolling interest in consolidated entities associated with the Group LP Class A partnership units (including any tax impact). For the year ended December 31, 2013, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.

We have not included the impact of shares of Class B common stock because these shares are entitled to an insignificant amount of economic participation.

	Unaudited Pro Forma Condensed Combined Statement of Financial Condition As of December 31, 2013
	Moelis & Company Historical	Reorganization Adjustments		As Adjusted Before Offering	Initial Public Offering Adjustments		Moelis & Company Pro Forma
($ in thousands)
Cash and cash equivalents	$303,024	$(214,500)	(a)(b)	$88,524	$39,500	(e)(f)	$128,024
Restricted cash	792	—		792	—		792
Total receivables	35,343	—		35,343	—		35,343
Deferred compensation	3,495	—		3,495	—		3,495
Investments at fair value	68,141	—		68,141	—		68,141
Investment in joint venture	12,481	—		12,481	—		12,481
Equipment and leasehold improvements, net	5,156	—		5,156	—		5,156
Deferred tax asset	1,315	3,787	(c)	5,102	66,419	(g)	71,521
Prepaid expenses and other assets	13,716	—		13,716	(4,614)	(e)	9,102

Total assets	443,463	(210,713)		232,750	101,305		334,055

Compensation payable	104,527	—		104,527	—		104,527
Accounts payable and accrued expenses	14,262	—		14,262	50,777	(e)(g)	65,039
Other liabilities	15,304	—		15,304	—		15,304

Total liabilities	134,093	—		134,093	50,777		184,870

Parent company investment	308,444	(308,444)	(a)(d)	—	—		—
Accumulated other comprehensive income (loss)	926	—		926	—		926
Class A common stock, par value $0.01 per share	—	78	(d)	78	74	(e)	152
Class B common stock, par value $0.01 per share	—	363	(b)	363	—		363
Additional paid-in-capital*	—	19,257	(b)(c)(d)	19,257	50,454	(e)(f)(g)	69,711
Noncontrolling interests	—	78,033	(d)	78,033	—		78,033

Total equity	309,370	(210,713)		98,657	50,528		149,185

Total liabilities and equity	$443,463	$(210,713)		$232,750	$101,305		$334,055

(a)
Reflects the capitalization of Old Holdings and funding of a pre-offering distribution to the partners of Old Holdings in an amount equal to approximately $215,000. This amount will not be available for the operations of Moelis & Company.

(b)
Reflects net proceeds of $500 for 36,328,307 shares of Class B common stock, with $363 recorded as the par value of Class B common stock and the remaining $137 recorded in additional paid-in-capital.

(c)
Reflects the tax impact associated with the existing book and tax basis difference for items that will be allocated to the Company and subject to the corporate tax rate. The additional deferred tax asset recorded for these items is $3,787, with the offset recorded within additional paid-in-capital.

(d)
In connection with the reorganization, 1,101,541 pre-reorganization partnership units of Old Holdings will become 46,932,543 post-reorganization Class A Group LP partnership units. 39,192,511 of these partnership units will be held by the partners of Old Holdings and represent a noncontrolling interest in Group LP, and the remaining units will be converted into Class A common stock of the Company, representing a controlling interest. This adjustment reflects the reallocation of the parent company investment among controlling and noncontrolling interest with the balance of $15,333 recorded as additional paid-in-capital.

(e)
Reflects net cash proceeds of approximately $180,454 from the offering of 7,300,000 shares of Class A common stock, after deducting estimated underwriting discounts and commissions and offering expenses payable. Other accounts impacted in addition to cash and cash equivalents include prepaid expenses and other assets of $(4,614), accounts payable and accrued expenses of $(3,421), par value of Class A common stock of $73 and additional paid-in-capital of $179,187.

(f)
Reflects a cash distribution out of offering proceeds to the partners of Old Holdings of $140,954, with the offset recorded to additional paid-in-capital.

(g)
Reflects the tax impact associated with the one-time cash distribution which is treated as an acquisition for U.S. federal income tax purposes of Class A partnership units in Group LP from certain partners of Old Holdings. This distribution results in a deferred tax asset of approximately $66,419. To the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis of expected future earnings, we will reduce the deferred tax asset with a valuation allowance. $63,763 of this deferred tax asset is attributable to exchanges by certain of the partners of Old Holdings who are party to the tax receivable agreement. Pursuant to this agreement, 85% (or $54,198) of the tax benefits associated with this portion of the deferred tax asset are payable to these partners of Old Holdings over the next 15 years. The remaining balance of $12,221 is allocable to the Company.

*
The following table provides a reconciliation of the reorganization and initial public offering adjustments to the pro forma additional paid-in-capital:

Footnote (see footnote descriptions above)	Reorganization Adjustments	Initial Public Offering Adjustments
(b)	$137
(c)	3,787
(d)	15,333
(e)		$179,187
(f)		(140,954)
(g)		12,221

Total additional paid-in-capital adjustments	$19,257	$50,454

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

        The following selected financial and other data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus.

        We derived the selected historical financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 from our audited combined financial statements which are included elsewhere in this prospectus.

        We derived the selected historical financial data as of December 31, 2011 from our audited combined financial statements which are not included in this prospectus.

        We derived the selected historical financial data as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 from our unaudited combined financial statements which are not included in this prospectus. The unaudited combined financial statements for the years ended December 31, 2010 and 2009 have been prepared on substantially the same basis as the audited combined financial statements and include all normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and operating results for these periods.

	Year Ended December 31,
($ in thousands)	2013	2012	2011	2010	2009
Statement of Operations Data
Revenues	$411,386	$385,871	$268,024	$315,421	$178,817
Expenses:
Compensation and benefits	264,944	274,941	200,368	197,456	115,132
Non-compensation expenses	76,333	72,885	78,526	66,784	43,218

Total operating expenses	341,277	347,826	278,894	264,240	158,350
Operating income (loss)	70,109	38,045	(10,870)	51,181	20,467
Other income and expenses	(771)	333	245	173	425
Income (loss) from equity method investment	3,681	(658)	5,737	(479)	—

Income (loss) before income taxes	73,019	37,720	(4,888)	50,875	20,892
Provision for income taxes	2,794	2,498	3,642	3,666	611

Net income (loss)	$70,225	$35,222	$(8,530)	$47,209	$20,281

Statement of Financial Condition Data (period end)
Total assets	$443,463	$402,668	$204,929	$267,878	$238,650
Total liabilities	134,093	142,560	92,754	120,527	126,837
Equity	309,370	260,108	112,175	147,351	111,813
Other Data and Metrics
Bankers at period-end	317	340	335	262	178
Managing Directors at period-end	86	80	76	58	40
Number of fee-paying clients	263	236	182	175	123
Number of fee-paying clients ≥ $1M	109	107	72	96	63
% of total revenues from top 10 transactions	23%	22%	34%	26%	27%

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our "Selected Historical Financial and Other Data" and our historical financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the forward-looking statements below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Executive Overview

        Moelis & Company is a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, governments and financial sponsors. With 15 offices located in North and South America, Europe, the Middle East, Asia and Australia, we advise clients around the world on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.

        We were founded in July 2007 by veteran investment bankers to create a global independent investment bank that offers multi-disciplinary solutions and exceptional transaction execution. We opened for business in New York and Los Angeles with a team of top tier advisory professionals. The dislocation in the financial services industry caused by the global financial crisis provided us with a unique opportunity to rapidly build a firm with global scale and broad advisory expertise, and we more than tripled our professional headcount from the end of 2008 through the end of 2011. Since our founding, we have added new Managing Directors with sector, regional or transactional expertise and with strong client relationships. In addition, we have established recruiting programs at top universities to hire talented junior professionals and instituted training programs to help develop them into advisory specialists.

        We have added Managing Directors to expand our sector expertise, and currently provide capabilities across all major industries including Consumer, Retail & Restaurants; Financial Institutions; Financial Sponsors; General Industrials; Healthcare; Natural Resources; Real Estate, Gaming, Lodging & Leisure and Technology, Media & Telecommunications. In addition, we hired professionals to broaden our global reach and opened a network of offices, expanding into London in 2008, Sydney in 2009, Dubai in 2010, Hong Kong and Beijing in 2011, Frankfurt, Mumbai and Paris in 2012 and São Paulo in 2014. We also added regional capabilities in the U.S., opening offices in Boston in 2007, Chicago in 2008 and Houston and Palo Alto in 2011. We have developed additional areas of advisory expertise to complement our strong M&A capabilities and to meet the changing needs of our clients. Our early investment in recapitalization and restructuring talent in mid-2008 positioned us to capitalize on the significant increase in restructuring volume during the global financial crisis. In 2009, we added expertise in advising clients on capital markets matters and advising financial institutions on complex risk exposures. Our ability to provide services to our clients across sectors and regions and through all phases of the business cycle has led to long-term client relationships and a diversified revenue base.

        As of December 31, 2013, we served our clients globally with 317 advisory bankers, including 86 Managing Directors. We plan to continue to grow our firm across sectors, geographies and products to deliver the most relevant advice and innovative solutions to our clients.

        We generate revenues primarily from providing advisory services on transactions that are subject to individually negotiated engagement letters which set forth our fees. We generally generate fees at key transaction milestones, such as closing, the timing of which is outside of our control. As a result, revenues and net income in any period may not be indicative of full year results or the results of any other period and may vary significantly from year to year and quarter to quarter. The performance of our business depends on the ability of our professionals to build relationships with clients over many years by providing trusted advice and exceptional transaction execution.

Business Environment and Outlook

        Economic and global financial conditions can materially affect our operational and financial performance. See "Risk Factors" in this prospectus for a discussion of some of the factors that can affect our performance. Revenues and net income in any period may not be indicative of full year results or the results of any other period and may vary significantly from year to year and quarter to quarter.

        In 2013, we earned revenues of $411.4 million, or an increase of 7% from the $385.9 million earned in 2012. We achieved these results relative to a year-over-year 12% decline in the number of global completed M&A transactions and a 4% decline in global completed M&A volume. While prolonged economic uncertainty has adversely affected global M&A activity levels, we have experienced a growing demand for independent advice. In 2013, 80% of the top 10 announced M&A deals and 75% of the top 20 announced M&A deals included independent advisors. This is up significantly from 2003, when 30% of both the top 10 and top 20 announced M&A deals included independent advisors.

        In 2013, we took steps to improve the efficiency of our operations through the rationalization of our headcount. As a result, the number of our advisory professionals decreased by 7% during 2013, while we increased the number of our Managing Directors from 80 to 86. We believe that the team of professionals we have in place today is well positioned to continue to take advantage of attractive market opportunities to enhance our leadership position as a global independent investment bank.

        In 2013, compensation and benefits expenses of $264.9 million represented 64% of revenues, down from 71% of revenues in 2012. The decline in our compensation ratio reflects the continued maturation of our business and a rationalization of our headcount. Non-compensation expenses were $76.3 million in 2013, representing 19% of revenues, the same percentage as in 2012. We earned net income of $70.2 million during 2013, as compared with $35.2 million of net income earned in 2012, representing our highest annual net income since inception.

        Based on historical experience, we believe the current economic backdrop (high corporate cash balances, healthy capital markets and financial sponsors seeking to return capital) provides a strong foundation for what should be an active M&A environment. Despite lower than average M&A activity, we believe our clients have increasing confidence in the U.S. economy as the political and economic environment has become more constructive and financing remains readily available at historically low cost. In addition, European economies continue to slowly stabilize. Based on these market factors and the growing demand for independent advice, we believe we are well positioned for 2014.

Results of Operations

        The following is a discussion of our results of operations for the years ended December 31, 2013, 2012 and 2011.

				Variance
	Year Ended December 31,
				2013 vs. 2012	2012 vs. 2011
($ in thousands)	2013	2012	2011
Revenues	$411,386	$385,871	$268,024	7%	44%
Expenses:
Compensation and benefits	264,944	274,941	200,368	-4%	37%
Non-compensation expenses	76,333	72,885	78,526	5%	-7%

Total operating expenses	341,277	347,826	278,894	-2%	25%
Operating income (loss)	70,109	38,045	(10,870)	84%	N/M
Other income and expenses	(771)	333	245	N/M	36%
Income (loss) from equity method investment	3,681	(658)	5,737	N/M	N/M

Income (loss) before income taxes	73,019	37,720	(4,888)	94%	N/M
Provision for income taxes	2,794	2,498	3,642	12%	-31%

Net income (loss)	$70,225	$35,222	$(8,530)	99%	N/M

N/M
= not meaningful

Revenues

        We operate in a highly competitive environment. Each revenue-generating engagement is separately solicited, awarded and negotiated, and there are usually no long-term contracted sources of revenue. As a consequence, our fee-paying client engagements are not likely to be predictable, and high levels of revenues in one quarter are not necessarily predictive of continued high levels of revenues in future periods. To develop new business, our professionals maintain an active business dialogue with a large number of existing clients and potential clients, as well as with their legal and other advisors. We add new clients each year as our bankers continue to expand their relationships, as we hire senior bankers who bring their client relationships and as we receive introductions from our relationship network of senior executives, board members, attorneys and other third parties. We also lose clients each year as a result of the sale or merger of clients, changes in clients' senior management, competition from other financial services firms and other causes.

        We earn substantially all of our revenues from advisory engagements, and, in many cases, we are not paid until the successful completion of an underlying transaction. Complications that may terminate or delay a transaction include failure to agree upon final terms with the counterparty, failure to obtain required regulatory consents, failure to obtain board or stockholder approvals, failure to secure financing, adverse market conditions or unexpected operating or financial problems related to either party to the transaction. In these circumstances, we often do not receive significant advisory fees despite the fact that we may have devoted considerable time and resources to the transaction. Barriers to the completion of a restructuring transaction may include a lack of anticipated bidders for the assets of our client or the inability of our client to restructure its operations or indebtedness due to a failure to reach agreement with its creditors. In these circumstances, our fees are generally limited to monthly retainer fees and reimbursement of certain out-of-pocket expenses.

        We do not allocate our revenues by the type of advice we provide (M&A, recapitalizations and restructurings or other corporate finance matters) because of the complexity of the transactions on which we may earn revenues and our holistic approach to client service. For example, a restructuring engagement may evolve to require a sale of all or a portion of the client, M&A assignments can develop from relationships established on prior restructuring engagements and capital markets expertise can be instrumental on both M&A and restructuring assignments.

  Year Ended December 31, 2013 versus 2012

        Revenues were $411.4 million for the year ended December 31, 2013 compared with $385.9 million in 2012, representing an increase of 7%. This result compares favorably with a 12% decline in the number of global completed M&A transactions and a 4% decline in global completed M&A volume during the year.

        Select advisory assignments completed in 2013 include:

  •
  the representation of the Transaction Committee of the Board of Directors of H.J. Heinz Company on its sale to Berkshire Hathaway Inc. and 3G Capital, Inc.;

  •
  the sale of NYSE Euronext, Inc. to IntercontinentalExchange Group, Inc.;

  •
  the representation of the Official Committee of Unsecured Creditors of AMR Corporation (American Airlines) on its Chapter 11 Reorganization and merger with US Airways Group, Inc.;

  •
  the representation of the Ad Hoc Committee of Lower Tier 2 Noteholders of The Co-operative Bank plc on its recapitalization;

  •
  the sale of Local TV Holdings, LLC to Tribune Company;

  •
  the representation of the Consortium of Senior Secured Lenders of Nine Entertainment Group Limited on its restructuring;

  •
  the acquisition by Reliance Steel & Aluminum Co. of Metals USA Holdings Corp.;

  •
  the representation of the Official Committee of Unsecured Creditors of Residential Capital, LLC on its Chapter 11 Reorganization;

  •
  the representation of the Ad Hoc Committee of Noteholders of Sino-Forest Corporation on its restructuring; and

  •
  the representation of the State of Ohio on the legalization of gaming in the State.

        In 2013, we earned revenues from 263 clients, up from 236 clients in the prior year. The total number of clients paying fees equal to or greater than $1 million in 2013 increased to 109 from 107 in the prior year. Our top 10 transactions in 2013 contributed 23% of our total revenue, up slightly from 22% in 2012.

  Year Ended December 31, 2012 versus 2011

        Revenues were $385.9 million for the year ended December 31, 2012 compared with $268.0 million for the year ended December 31, 2011, representing an increase of 44%. This result compares favorably with a 13% decline in global completed M&A volume and a 5% decline in the number of global completed M&A transactions for the same period.

        Select advisory assignments completed in 2012 include:

  •
  the sale of The London Metal Exchange Limited to Hong Kong Exchanges and Clearing Limited;

  •
  the representation of Frank McCourt and the Los Angeles Dodgers on the sale of the Dodgers to Guggenheim Baseball Management LLC;

  •
  the acquisition by Cigna Corporation of Healthspring, Inc.;

  •
  the representation of DIFC Investments LLC (Dubai International Financial Centre) on its Sukuk refinancing;

  •
  the representation of the Second Lien Creditors Committee of eircom Group PLC on its restructuring;

  •
  the sale of Solutia Inc. to Eastman Chemical Company;

  •
  the spin-off and Listing by Introduction of Swire Properties Limited on the Hong Kong Stock Exchange;

  •
  the representation of the Official Committee of Unsecured Creditors of Tribune Company on its Chapter 11 Reorganization;

  •
  the representation of Woolworths Limited on the creation and de-merger of SCA Property Group and associated equity raising; and

  •
  the representation of Wynn Resorts, Limited on its stock redemption.

        An increased number of clients contributed to our advisory revenue growth, and in 2012, we generated revenues from 236 clients as compared with 182 clients in 2011. The total number of clients paying fees equal to or greater than $1 million increased to 107 in 2012 from 72 in the prior year. Additionally, our top 10 transactions in 2012 contributed 22% of our total revenues, as compared with 34% in 2011.

Operating Expenses

        The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

				Variance
	Year Ended December 31,
				2013 vs. 2012	2012 vs. 2011
($ in thousands)	2013	2012	2011
Expenses:
Compensation and benefits	$264,944	$274,941	$200,368	-4%	37%
% of revenues	64%	71%	75%
Non-compensation expenses	$76,333	$72,885	$78,526	5%	-7%
% of revenues	19%	19%	29%
Total operating expenses	$341,277	$347,826	$278,894	-2%	25%
% of revenues	83%	90%	104%
Income (loss) before income taxes	$73,019	$37,720	$(4,888)	94%	N/M
% of revenues	18%	10%	N/M

N/M
= not meaningful

        Our operating expenses are classified as compensation and benefits expenses and non-compensation expenses, and headcount is the primary driver of our expenses. Compensation and benefits expenses account for the majority of our operating expenses. Non-compensation expenses, which include the costs of professional fees, travel and related expenses, communication, technology and information services, occupancy, depreciation and other expenses, generally have been less significant in comparison with compensation and benefits expenses. Expenses are recorded on the combined statements of operations, net of any expenses reimbursed by clients.

        Operating expenses were $341.3 million for the year ended December 31, 2013 and represented 83% of revenues, compared with $347.8 million in 2012 which represented 90% of revenues. Our income before income taxes increased significantly, growing from $37.7 million in 2012 to $73.0 million in 2013, which represented 18% of revenues as compared with 10% in the prior year.

        Operating expenses were $347.8 million for the year ended December 31, 2012 and represented 90% of revenues, compared with $278.9 million of operating expenses in the year ended December 31, 2011 which represented 104% of revenues. Our income before income taxes of $37.7 million grew to 10% of revenues in the year ended December 31, 2012 as compared with a loss before income taxes of $4.9 million in the prior year period.

Compensation and Benefits Expenses

        Our compensation and benefits expenses are determined by management based on revenues earned, the competitiveness of the prevailing labor market and anticipated compensation requirements for our employees, the level of recruitment of new Managing Directors, the amount of compensation expenses amortized for equity awards and other relevant factors.

        Our compensation expenses consist of base salary and benefits, annual incentive compensation payable as cash bonus awards, including certain amounts subject to clawback and contingent upon a required period of service ("contingent cash awards") and amortization of equity-based compensation awards. Base salary and benefits are paid ratably throughout the year. Equity awards are amortized into compensation expenses on a graded basis (based upon the fair value of the award at the time of grant) during the service period over which the award vests, which is typically four to eight years. The awards are recorded within equity as they are expensed. Contingent cash awards are amortized into compensation expenses over the required service period, which is typically two to three years. Cash bonuses, which are accrued each quarter, are discretionary and dependent upon a number of factors including the performance of the Company and are generally paid during the first two months of each calendar year with respect to prior year performance. The equity component of the annual incentive award is determined with reference to the Company's estimate of grant date fair value, which in turn determines the number of equity awards granted subject to a vesting schedule.

        Due to our rapid expansion in the early years of our operations, the ratio of our compensation expenses to revenues has been higher than what we intend to target in the future. Newly hired bankers typically require a ramp up period before they and their client relationships begin to contribute meaningful revenues to the Company. As a result, our compensation ratio has been higher in prior periods of significant headcount growth. We have reduced our compensation ratio in recent periods primarily through the continued maturation of our advisory platform as the tenure of our senior bankers has increased. Based on these factors and an improving macroeconomic environment, we intend to target a compensation ratio of approximately 57% to 58%. However, if we identify opportunities to grow revenues through significant expansion or to position our Company during challenging market conditions for future growth, we may report a compensation ratio in excess of this target. We intend to compensate our personnel competitively in order to continue building our business and growing our firm.

        Our compensation expenses are primarily based upon revenues, prevailing labor market conditions and other factors that can fluctuate, including headcount, and as a result, our compensation expenses may fluctuate materially in any particular period. Accordingly, the amount of compensation expenses recognized in any particular period may not be consistent with prior periods or indicative of future periods.

  Year Ended December 31, 2013 versus 2012

        For the year ended December 31, 2013, compensation-related expenses of $264.9 million represented 64% of revenues, down from 71% of revenues in the prior year. The decline in compensation expenses primarily relates to a lower discretionary bonus accrual during 2013 as compared with 2012, which is driven by a combination of the Company's performance, labor market conditions, the continued maturation of our platform and actions we took to improve the efficiency of our operations by rationalizing our headcount.

        Our fixed compensation costs, which are primarily the sum of base salaries, payroll taxes and benefits and the amortization of previously issued equity and contingent cash awards, were $163.3 million and $165.9 million for the years ended December 31, 2013 and 2012, respectively. The aggregate amount of discretionary cash bonus expenses, which generally represents the excess amount of total compensation over base compensation and amortization of equity and contingent cash awards, was $101.6 million and $109.0 million for the years ended December 31, 2013 and 2012, respectively.

  Year Ended December 31, 2012 versus 2011

        For the year ended December 31, 2012, compensation-related expenses of $274.9 million represented 71% of revenues, down from 75% in the prior year. A substantial portion of compensation expenses include discretionary bonuses, which are driven by a combination of Company performance and the competitiveness of the prevailing labor market.

        Our fixed compensation costs were $165.9 million and $141.6 million for the years ended December 31, 2012 and 2011, respectively. Our fixed compensation costs may vary from year to year based on such factors as changes to headcount, changes to the composition of headcount, prevailing market conditions which affect salary levels and changes in charges for the amortization of equity awards and other related matters. The aggregate amount of discretionary cash bonus expenses of $109.0 million and $58.8 million was recognized for the years ended December 31, 2012 and 2011, respectively.

Non-Compensation Expenses

        Our non-compensation expenses include the costs of professional fees, travel and related expenses, communication, technology and information services, occupancy, depreciation and other expenses. Reimbursed client expenses are netted against non-compensation expenses.

        Historically, our non-compensation expenses, particularly occupancy and travel costs associated with business development, have increased as we have grown our business and made strategic investments. This trend may continue as we expand into new sectors, geographies and products to serve our clients' evolving needs. In addition, we will experience increased non-compensation expenses in connection with becoming a public company.

  Year Ended December 31, 2013 versus 2012

        Non-compensation expenses were $76.3 million in the year ended December 31, 2013, representing 19% of revenues, the same percentage as in 2012. The year-over-year increase in non-compensation expenses of $3.4 million was primarily attributable to an increase in travel and related expenses and professional fees.

  Year Ended December 31, 2012 versus 2011

        Non-compensation expenses were $72.9 million in the year ended December 31, 2012, representing a 7% decrease from the $78.5 million of non-compensation expenses recorded in the year ended December 31, 2011. The decrease in non-compensation expenses was primarily attributable to a $5.0 million legal settlement which was recorded in 2011 and related to our role advising on the sale of a company. Excluding the legal settlement, a decrease in professional fees was partially offset by increases in occupancy and communication, technology and information services in 2012. Non-compensation expenses as a percentage of revenues were 19% in 2012, down from 29% (or 27% excluding the legal settlement) in 2011. The decline in the non-compensation ratio was primarily due to increased revenues.

Income (Loss) From Equity Method Investment

        On April 1, 2010, we entered into the Australian JV, investing a combination of cash and certain net assets in exchange for a 50% interest in the Australian JV. The remaining 50% of the Australian JV is owned by an Australian trust established by and for the benefit of Australian executives. The Australian JV's primary business is offering advisory services, much like the Company. The Australian JV also has an equity capital markets and research, sales and trading business covering Australian public equity securities.

  Year Ended December 31, 2013 versus 2012

        Income (loss) from equity method investment, which relates to our share of gains and losses of the Australian JV, was income of $3.7 million and a loss of $0.7 million for the years ended December 31, 2013 and 2012, respectively. During 2013, the Australian JV generated $41.7 million of revenues and $34.3 million of expenses, resulting in net income of $7.4 million, of which we recognized our 50% share, or $3.7 million. In 2012, the Australian JV generated $35.8 million of revenues and $37.1 million of expenses, resulting in a net loss of $1.3 million, of which we recognized our 50% share, or a loss of $0.7 million. The Australian JV's revenues increased by 16% for the year ended December 31, 2013 compared with 2012. The Australian JV generally derives revenues from a varying number of engagements each period which may result in revenues that vary significantly from period to period. Operating expenses decreased 8% during the year ended December 31, 2013 when compared with 2012 primarily due to lower compensation expenses.

  Year Ended December 31, 2012 versus 2011

        Income (loss) from equity method investment was a loss of $0.7 million and income of $5.7 million for the years ended December 31, 2012 and 2011, respectively. For the year ended December 31, 2012, the Australian JV generated $35.8 million of revenues and $37.1 million of expenses, resulting in a net loss of $1.3 million, of which we recognized our 50% share, or a $0.7 million loss. For the year ended December 31, 2011, the Australian JV generated $52.3 million of revenues and $40.9 million of expenses, resulting in net income of $11.5 million, of which we recognized our 50% share, or $5.7 million. The Australian JV's revenues decreased by 32% for the year ended December 31, 2012 compared with 2011 due to the earlier year including more significant transactions. The Australian JV's operating expenses decreased during the year ended December 31, 2012 when compared with 2011 primarily due to lower incentive compensation expenses as a result of lower revenues during the year.

Provision for Income Taxes

        The Company comprises entities that are organized as limited liability companies and limited partnerships. For federal income tax purposes, the Company is a pass-through entity. Accordingly, no federal income taxes are assessed at the Company level. Federal income tax law and regulations require partners to report their allocable share of the Company's taxable income or loss in their respective tax returns. Certain foreign, state and local tax authorities levy taxes on the Company based on its income. The Company's provision for income taxes is primarily related to New York City Unincorporated Business Tax ("UBT") attributable to the Company's operations allocated to New York City.

  Year Ended December 31, 2013 versus 2012

        During the year ended December 31, 2013, the provision for income taxes was $2.8 million, which reflected an effective tax rate of 4% as compared with a provision for income taxes of $2.5 million and an effective tax rate of 7% for the year ended December 31, 2012. The decline in the effective tax rate primarily related to the impact of the relative decrease in the proportion of non-deductible partner compensation to pretax income.

  Year Ended December 31, 2012 versus 2011

        During the year ended December 31, 2012, the provision for income taxes was $2.5 million, which reflected an effective tax rate of 7% as compared with a provision for income taxes of $3.6 million on a net loss before taxes for the year ended December 31, 2011. The difference in the effective tax rates is primarily due to (i) the Company having net taxable income in New York City in both periods but the overall net loss in 2011 resulting in a negative effective tax rate; and (ii) the inclusion in the 2011 income tax provision of an expense of $1.9 million relating to a valuation allowance which reduced the Company's deferred tax assets pertaining to foreign jurisdictions. At December 31, 2011, we concluded that a full valuation allowance should be established with regard to the tax benefits associated with certain foreign net operating losses.

Liquidity and Capital Resources

        We regularly monitor our liquidity position, including cash and cash equivalents, working capital assets and liabilities, any commitments and other liquidity requirements. The Company's cash and cash equivalents reflects the cash of Old Holdings. Prior to this offering such cash is used to fund working capital and investments of Old Holdings, as well as of the Company. After the offering, the cash will either be retained by the Company or distributed to Old Holdings and its existing owners, as described below and more fully under "Unaudited Pro Forma Financial Information".

        Our current assets have historically comprised cash, short-term liquid investments and receivables related to fees earned from providing advisory services. Our current liabilities include accrued expenses, including accrued employee compensation. We pay a significant portion of incentive compensation during the first two months of each calendar year with respect to the prior year's results. We also distribute estimated partner tax payments in the first quarter of each year in respect of the prior year's operating results. Therefore, levels of cash generally have declined during the first quarter of each year after incentive compensation was paid to our employees and estimated tax payments were distributed to partners. Cash then gradually increased over the remainder of the year. We expect these practices to continue.

        We evaluate our cash needs on a regular basis in light of current market conditions. Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. As of December 31, 2013 and 2012, the Company had cash equivalents of $260.8 million and $158.0 million, respectively, invested in U.S. Treasury Bills, bank time deposits and government securities money market funds. Additionally, as of December 31, 2013 and 2012, the Company had cash of $42.2 million and $27.6 million, respectively, maintained in U.S. and non-U.S. bank accounts, of which some U.S. account balances exceeded the FDIC coverage limit of $250,000.

        In addition to cash and cash equivalents, we hold U.S. Treasury Bills and bank time deposits classified as investments on our statement of financial condition as they have original maturities of three months or more from the date of purchase. As of December 31, 2013 and 2012, the Company held $66.2 million and $139.1 million of these liquid investments, respectively.

        Our liquidity is highly dependent upon cash receipts from clients which are generally dependent upon the successful completion of transactions as well as the timing of receivable collections, which typically occurs within 60 days of billing. As of December 31, 2013 and 2012 accounts receivable were $28.8 million and $37.7 million, respectively, net of allowances of $0.8 million and $1.7 million, respectively.

        To provide for working capital and other general corporate purposes, we maintain a $25.0 million unsecured revolving credit facility that matures on June 30, 2015. Advances on the facility bear interest at the greater of a fixed rate of 3.50% per annum or at the Company's option of (i) LIBOR plus 1% or (ii) Prime minus 1.50%. As of December 31, 2013, the Company had no borrowings under the credit facility.

        As of December 31, 2013, the Company's available credit under this facility was $15.3 million as a result of the issuance of an aggregate amount of $9.7 million of various standby letters of credit, which were required in connection with certain office leases and other agreements. The Company incurs a 1% per annum fee on the outstanding balances of issued letters of credit.

        On July 25, 2013, a dividend distribution (in excess of the required tax distribution) of approximately $35.4 million was granted to unitholders of record as of the distribution date. Vested and unvested units held since April 1, 2013 were eligible to participate. The dividend distribution was recorded as net cash used in financing activities in the combined statements of cash flows.

        In connection with this offering, we expect to distribute cash related to the capitalization of Old Holdings and to the partners of Old Holdings, as described under "Unaudited Pro Forma Financial Information." We believe that the cash we retain post-transaction, the cash generated from operations and our revolving credit facility will be sufficient to meet our operating needs and commitments. We may also adjust our expenses or consider a range of financing alternatives to meet future liquidity needs.

Regulatory Capital

        We actively monitor our regulatory capital base. Our principal subsidiaries are subject to regulatory requirements in their respective jurisdictions to ensure general financial soundness and liquidity. This requires, among other things, that we comply with certain minimum capital requirements, record-keeping, reporting procedures, experience and training requirements for employees and certain other requirements and procedures. These regulatory requirements may restrict the flow of funds to and from affiliates. See Note 11 of the combined financial statements as of December 31, 2013 for further information. These regulations differ in the United States, United Kingdom, Hong Kong and other countries in which we operate a registered broker dealer. The license under which we operate in each such country is meant to be appropriate to conduct an advisory business. We believe that we provide each of our subsidiaries with sufficient capital and liquidity, consistent with their business and regulatory requirements.

Tax Receivable Agreement

        We intend to enter into a tax receivable agreement with our eligible Managing Directors that will provide for the payment by us to our eligible Managing Directors of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) the increases in tax basis attributable to our Managing Directors and (b) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement. We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Group LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

        Payments made under the tax receivable agreement are required to be made within 225 days of the filing of our tax returns. Because we generally expect to receive the tax savings prior to making the cash payments to the selling holders of Group LP partnership units, we do not expect the cash payments to have a material impact on our liquidity.

        In addition, the tax receivable agreement provides that, upon a merger, asset sale, or other form of business combination or certain other changes of control or if, at any time, we elect an early termination of the tax receivable agreement, our (or our successor's) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control or early termination) will be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement, and, in the case of an early termination election, that any units that have not been exchanged are deemed exchanged for the market value of the Class A common stock at the time of termination. Consequently, it is possible, in these circumstances, that the actual cash tax savings realized by us may be significantly less than the corresponding tax receivable agreement payments.

        See "Organizational Structure" and "Risk Factors."

Cash Flows

        Our operating cash flows are primarily influenced by the timing and receipt of advisory fees, which are generally collected within 60 days of billing, and the payment of operating expenses, including payments of incentive compensation to our Managing Directors and employees. We distribute estimated partner taxes and pay a significant portion of incentive compensation during the first two months of each calendar year with respect to the prior year's results. A summary of our operating, investing and financing cash flows is as follows:

	Year Ended December 31,
($ in thousands)	2013	2012	2011
Cash Provided By (Used In)
Operating Activities:
Net income (loss)	$70,225	$35,222	$(8,530)
Non-cash charges	52,562	50,115	26,277
Other operating activities	(5,130)	25,398	(37,651)

Total operating activities	117,657	110,735	(19,904)
Investing Activities	71,668	(113,122)	(31,224)
Financing Activities	(73,503)	67,284	(52,427)
Effect of exchange rate changes	1,579	494	293

Net increase (decrease) in cash	117,401	65,391	(103,262)
Beginning Cash	185,623	120,232	223,494

Ending Cash	$303,024	$185,623	$120,232

  Year Ended December 31, 2013

        Cash and cash equivalents were $303.0 million at December 31, 2013, an increase of $117.4 million from $185.6 million of cash and cash equivalents at December 31, 2012. Operating activities resulted in a net inflow of $117.7 million primarily related to net income and non-cash equity compensation charges, partially offset by a decrease in compensation payable. Investing activities resulted in a net inflow of $71.7 million primarily attributable to net proceeds from sales of investments of U.S. Treasury Bills and bank time deposits. Financing activities resulted in a net outflow of $73.5 million primarily related to tax and dividend distributions to partners.

  Year Ended December 31, 2012

        Cash and cash equivalents were $185.6 million at December 31, 2012, an increase of $65.4 million from $120.2 million at December 31, 2011. Operating activities resulted in a net inflow of $110.7 million primarily related to an increase in compensation payable, non-cash equity compensation charges and net income. Investing activities resulted in a net outflow of $113.1 million primarily attributable to net purchases of investments of U.S. Treasury Bills and bank time deposits. Financing activities resulted in a net cash inflow of $67.3 million, primarily attributable to a cash investment of $93.2 million made by our Japan alliance partner, SMBC, in Old Holdings, which was partially offset by tax distributions to partners.

  Year Ended December 31, 2011

        Cash and cash equivalents were $120.2 million at December 31, 2011, a decrease of $103.3 million from $223.5 million at December 31, 2010. Operating activities resulted in a net cash outflow of $19.9 million primarily related to a decrease in compensation payable and a net loss for the year, partially offset by non-cash equity compensation charges. Investing activities resulted in a net cash outflow of $31.2 million primarily attributable to net purchases of investments of U.S. Treasury Bills. Financing activities resulted in a net cash outflow of $52.4 million primarily related to tax distributions to partners.

Contractual Obligations

        The following table sets forth information relating to our contractual obligations as of December 31, 2013:

	Payment Due by Period
($ in thousands)	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Operating leases	$67,480	$10,946	$18,131	$18,579	$19,824

Total	$67,480	$10,946	$18,131	$18,579	$19,824

        In connection with the Company's Australian JV, the Company granted a put option enabling the key senior Australian executive to sell his shares held in the Australian JV back to the Company at fair value upon certain defined exit events. The put option cannot be exercised prior to March 2015, except in the event of death or disability of the key senior Australian executive. If the put option is exercised, the Company will be required to pay 50% of the purchase price immediately and the remaining balance within 18 months (in cash or listed stock). In addition, the Company holds a call option, exercisable upon the occurrence of certain defined events, to purchase the shares from the Australian trust at fair value with the same payment terms as called for under the put option, described above.

Off-Balance Sheet Arrangements

        We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our combined financial statements.

Market Risk and Credit Risk

        Our business is not capital-intensive and we do not invest in derivative instruments or, generally, borrow through issuing debt. As a result, we are not subject to significant market risk (including interest rate risk, foreign currency exchange rate risk and commodity price risk) or credit risk.

  Risks Related to Cash and Short-Term Investments

        Our cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. We invest most of our cash in U.S. Treasury Bills, bank time deposits and government securities money market funds. Cash is maintained in U.S. and non-U.S. bank accounts. Some U.S. account balances exceed the FDIC coverage limit. In addition to cash and cash equivalents, we hold U.S. Treasury Bills and bank time deposits classified as investments on our statement of financial condition as they have original maturities of three months or more (but less than twelve months) from the date of purchase. We believe our cash and short-term investments are not subject to any material interest rate risk, equity price risk, credit risk or other market risk.

  Credit Risk

        We regularly review our accounts receivable and allowance by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances, and the current economic conditions that may affect a customer's ability to pay such amounts owed to the Company. We maintain an allowance for doubtful accounts that, in our opinion, provides for an adequate reserve to cover losses that may be incurred. See "—Critical Accounting Policies—Accounts Receivable and Allowance for Doubtful Accounts."

  Exchange Rate Risk

        The Company is exposed to the risk that the exchange rate of the U.S. dollar relative to other currencies may have an adverse effect on the reported value of the Company's non-U.S. dollar denominated or based assets and liabilities. In addition, the reported amounts of our advisory revenues may be affected by movements in the rate of exchange between the pound sterling and the euro and the U.S. dollar, in which our financial statements are denominated. For the year ended December 31, 2013, the net impact of the fluctuation of foreign currencies in other comprehensive income in the combined statements of comprehensive income was $0.8 million. We have not entered into any transactions to hedge our exposure to these foreign currency fluctuations through the use of derivative instruments or other methods.

Critical Accounting Policies

        We believe that the critical accounting policies included below represent those that are most important to the presentation of our financial condition and results of operations and require management's most difficult, subjective and complex judgment.

        The preparation of combined financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period for which they are determined to be necessary.

        In addition to the revenues, expenses, assets and liabilities that are specifically identifiable to the Company, certain expenses have been allocated from Old Holdings based on the most relevant measure, including relative usage or proportion of the Company's headcount to that of Old Holdings.

For the years ended December 31, 2013, 2012 and 2011, $9.5 million, $10.1 million and $9.5 million, respectively, of occupancy expenses have been allocated to the Company based on the proportion of the Company's headcount to that of Old Holdings. For the years ended December 31, 2013, 2012 and 2011, $9.8 million, $9.4 million and $8.8 million, respectively, of communication, technology and information services expenses have been allocated to the Company based on a combination of relative usage and the proportion of the Company's headcount to that of Old Holdings. All other expenses were specifically identifiable to the Company. Management believes that the assumptions and allocations underlying the combined financial statements are reasonable and the allocated amounts are representative of the amounts that would have been recorded in the combined financial statements had the Company operated independent of Old Holdings for the historical periods presented.

        All intercompany balances and transactions within the Company have been eliminated.

Revenue and Expense Recognition

        The Company recognizes revenues from providing advisory services when earned. Upfront fees and retainers are recognized over the estimated period during which the related services are to be performed. Transaction-related fees are recognized when all services for a transaction have been provided, specified conditions have been met and the transaction closes. Deferred revenues are recorded for fees received that have not yet been earned. Expenses are recorded on the combined financial statements, net of client reimbursements.

Accounts Receivable and Allowance for Doubtful Accounts

        The accompanying combined statements of financial condition present accounts receivable balances net of allowance for doubtful accounts based on the Company's assessment of the collectability of customer accounts.

        The Company maintains an allowance for doubtful accounts that, in management's opinion, provides for an adequate reserve to cover losses that may be incurred. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances, and the current economic conditions that may affect a customer's ability to pay such amounts owed to the Company.

        After concluding that a reserved accounts receivable is no longer collectible, the Company will charge-off the receivable. This is determined based on several factors including the age of the accounts receivable and the credit worthiness of the customer. This has the effect of reducing both the gross receivable and the allowance for doubtful accounts.

Equity-based Compensation

        The Company recognizes the cost of employee services received in exchange for an equity instrument award. The cost is based on the fair value at the time of grant, amortized over the service period required by the award's vesting terms. The measurement of the fair value at the time of grant requires the Company to make estimates about its future operating results and the appropriate risk-adjusted discount rates. The methods used to estimate the fair value of equity-based compensation generally include the market approach and the income approach, each of which involves a significant degree of judgment. Under the market approach, fair value is determined with reference to observable valuation measures for comparable companies (e.g., multiplying a key performance metric of the comparable company by a relevant valuation multiple—adjusted for differences between the Company and the referenced comparable). Under the income approach, fair value is determined by converting future amounts (e.g., cash flows or earnings) to a single present amount (discounted) using current expectations about those future amounts. These estimates could change in the future and have a material impact on the estimate of the fair value. The Company recognizes such amounts in compensation and benefits expenses on the accompanying combined statements of operations and as an increase to parent company equity on the accompanying combined statements of financial condition and in the accompanying combined statements of changes in parent company equity.

Investment in Joint Venture

        The Company accounts for its investment in the Australian JV under the equity method of accounting as the Company does not control the entity but jointly controls the Australian JV with the Australian trust. The Company reflects its investment in investment in joint venture on the accompanying combined statements of financial condition. In connection with this investment, the Company acquired a call option to purchase the remaining 50 percent interest in the Australian JV. Also, in connection with the investment, the Company granted a put option enabling the key senior Australian executive to sell his remaining shares in the Australian JV back to the Company upon certain defined exit events. The call and the put options are embedded in the equity method investment and have not been separated as embedded derivatives because they do not meet the definition of a derivative given that the investee's shares are not publicly traded. The investment reflects the Company's share of contributions made to, distributions received from, and the equity earnings and losses of, the Australian JV. The Company reflects its share of gains and losses of the Australian JV in income (loss) from equity method investment in the combined statements of operations.

Income Taxes

        The Company's operating results are included in Old Holdings' U.S. federal and state income tax returns, as well as the tax filings for non-U.S. jurisdictions in which the Company operates. For purposes of the Company's combined financial statements, income tax expense and deferred tax balances have been calculated as if the Company completed its tax returns on a stand-alone basis separate from Old Holdings ("Separate Return Method"). The Separate Return Method applies the accounting guidance for income taxes to the combined financial statements as if the Company was a separate taxpayer and a stand-alone enterprise from Old Holdings for the periods presented.

        The Company comprises entities that are organized as limited liability companies and limited partnerships. For federal income tax purposes, the Company is a pass-through entity. Accordingly, no federal income taxes are assessed at the Company level. Federal income tax law and regulations require the partners to report their allocable share of the Company's taxable income or loss in their respective tax returns. Certain foreign, state and local tax authorities levy taxes on the Company based on its income.

        The Company will continue to review the conclusions reached regarding uncertain tax positions, which may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations and interpretations thereof. To the extent that the Company's assessment of the conclusions reached regarding uncertain tax positions changes, such change in estimate will be recorded in the period in which such determination is made. The Company reports tax-related interest and penalties, if applicable, as a component of income tax expense.

Recent Accounting Developments

        For a discussion of recently issued accounting developments and their impact or potential impact on our combined financial statements, see Note 3—Recent Accounting Pronouncements, of the combined financial statements included in this prospectus.

BUSINESS

Moelis & Company

        Moelis & Company is a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, governments and financial sponsors. We assist our clients in achieving their strategic goals by offering comprehensive, globally integrated financial advisory services across all major industry sectors. Our team of experienced professionals advises clients on their most critical decisions, including M&A, recapitalizations and restructurings and other corporate finance matters.

        Since our inception, we have achieved rapid growth by hiring high-caliber professionals, expanding the scope and geographic reach of our advisory services, developing new client relationships and cultivating our professionals through training and mentoring. Today we serve our clients with over 300 advisory professionals, including 87 Managing Directors, based in 15 offices around the world. We have advised on over $1 trillion of transactions, including three of the ten largest announced global mergers and acquisitions and four of the ten largest announced global recapitalizations and restructurings in 2013.

        Moelis & Company was founded in 2007 by veteran investment bankers to create a global independent investment bank that offers multi-disciplinary solutions and exceptional transaction execution combined with the highest standard of confidentiality and discretion. We create lasting client relationships by providing focused innovative advice through a highly collaborative and global approach not limited to specific products or access to particular regions. Our compensation model fosters our holistic approach to clients by emphasizing quality of advice and is not a commission-based structure where employees are compensated on a defined percentage of the revenues they generate. We believe our discretionary approach to compensation leads to exceptional advice, strong client impact and enhanced internal collaboration.

        We have demonstrated strong financial performance, achieving revenues of $411 million and pre-tax income of $73 million in 2013, our sixth full year of operations. We have also won numerous awards for our client focus and innovation, including "Most Innovative Independent Investment Bank" by The Banker in 2010, 2011 and 2013 and "Best Global Independent Investment Bank" by Euromoney Magazine in 2010 and have served as financial advisor to our clients on many noteworthy assignments, including the following transactions.

Our Market Opportunity

        We believe that we will continue to grow revenues and gain market share as a result of being well positioned to benefit from the following market forces:

  Growing Demand for Independent Advice:    During the past decade, the demand for independent advice has increased dramatically. In 2013, 80% of the top 10 announced M&A deals and 75% of the top 20 announced M&A deals included independent advisors. This is up significantly from 2003, when 30% of both the top 10 and top 20 announced M&A deals included independent advisors. We believe the shift toward independent advice has been driven largely by the actual or perceived conflicts at the large financial conglomerates where sizable sales and trading, underwriting and lending businesses coexist with an advisory business that comprises only a small portion of revenues and profits. We expect the momentum of the independent firms to continue as clients seek uncompromised confidential advice free of conflicts. We believe we are well positioned amongst the independent investment banks to deliver this advice given our global reach and product and industry depth.

  Ongoing Dislocation at Large Financial Conglomerates:    We will seek to continue to take advantage of growth opportunities arising from the ongoing dislocation at large financial conglomerates. These firms face increasing regulation and the pressure of managing large disparate business divisions, leading to confidentiality challenges, higher operating costs, compensation limitations and increased capital constraints, all of which we believe adversely affect their ability to serve clients and compete for talented professionals. As these firms continue to struggle with these issues, we see tremendous opportunities to enhance our industry coverage, expand our geographic reach and add new advisory expertise.

  Anticipated Upturn in Mergers & Acquisitions Activity:    While announced M&A volume has been relatively restrained since the global financial crisis, we believe a stronger M&A environment should return based on a stabilizing global macroeconomic environment, strong corporate balance sheets, attractive financing markets, a trend toward global consolidation and increased financial sponsor activity. We expect a more robust M&A environment to increase deal flow and enhance our growth. In addition, the recovery in Europe since the global financial crisis has lagged that of the U.S. We have made substantial investments in Europe, with over 60 advisory professionals in the region, while some of our competitors have scaled down their operations in Europe, and we expect to be well positioned when the European M&A market rebounds.

  Continued Activity in Recapitalization and Restructuring Market:    We believe that, given the amount of leverage (including floating rate instruments) that companies have issued in recent years, a steady recapitalization and restructuring market will continue to exist if interest rates rise or credit markets become more difficult to access, even with an improving macroeconomic environment and an anticipated upturn in M&A activity. Both 2012 and 2013 represented record years of leveraged finance issuance in the U.S., as companies took advantage of historically low borrowing costs to leverage their capital structures. We believe we are well positioned to assist companies through our holistic approach, which combines sector expertise with M&A, recapitalization and restructuring and other advisory capabilities, to provide solutions to clients in both robust and challenging economic environments.

Our Key Competitive Strengths

        With 15 offices located around the world, capabilities in all major industries and deep advisory expertise, we believe we are well positioned to take advantage of the strong market opportunity for independent investment banks. Furthermore, we believe our business is differentiated from that of our competitors in the following respects:

  Globally Integrated Firm with Innovative Advisory Solutions:    We provide the high-touch and conflict free benefits of an independent investment bank with the global reach, sector depth and product expertise more commonly found at larger financial institutions. With 15 offices located in North and South America, Europe, the Middle East, Asia and Australia, we combine local and regional expertise with international market knowledge to provide our clients with highly integrated information flow and strong cross-border capabilities. We harness the deep industry expertise and broad corporate finance experience of our 87 global Managing Directors, which include 52 former sector and product heads from major investment banks. We reinforce our model with a discretionary compensation structure that encourages a high degree of collaboration and our "One Firm" mentality.

  Advisory Focus with Strong Intellectual Capital:    We primarily focus on advising clients, unlike most of our major competitors who derive a large percentage of their revenues from lending, trading and underwriting securities. We believe this independence allows us to offer advice free from the actual or perceived conflicts associated with lending to clients or trading in their securities. In addition, our focus on advisory services frees us from the pressure of cross-selling products, which we believe can distract from the dialogue with clients around their long-term strategy, compromising the advice. We provide intellectual capital based on our judgment, expertise and relationships combined with intense senior level attention to all transactions. The business of delivering intellectual capital allows us to operate a low risk and capital light model with attractive profit margins. We are not exposed to the financial risk and regulatory requirements that arise from, or the capital investments required in, balance sheet lending and trading activities.

  Fast Growing Global Independent Investment Bank:    Since our inception in 2007, we have achieved rapid growth, earning revenues of $411 million and pre-tax income of $73 million in 2013. During this time however, the global financial crisis contributed to a 51% decrease in global completed M&A volume from the peak levels of 2007. We took advantage of the dislocation in the financial services industry following the global financial crisis and capitalized on the unique opportunity to hire Managing Directors who have on average 20 years of investment banking experience. We believe the quality and scale of our global franchise and the speed at which it has been achieved would be a challenge to replicate today.

  Strong Financial Discipline:    We have remained financially disciplined with an intense focus on managing growth in a profitable manner, as demonstrated by the $73 million of pre-tax income achieved in our sixth full year of operations. We hired aggressively during the global financial crisis to take advantage of the dislocation among our competitors and recently have taken a more measured approach to hiring as the markets and compensation levels have stabilized. We incentivize our bankers as owners by awarding equity compensation in order to align the interests of our employees and equityholders, and our employees currently own over three quarters of our Company. Additionally, we have focused on entering new regions and sectors through creative and cost efficient strategies. We intend to maintain our financial discipline as we continue to grow our revenues, expand into new markets and increase our areas of expertise.

  Significant Organic Growth Opportunities:    We have made significant investments in our intellectual capital with the hiring of 44 Managing Directors and promotion of 22 internal professionals to Managing Director since 2010. In addition, we have invested time and resources in our recruiting and training programs. We established a meaningful presence at the top undergraduate programs in our first year of operations, which has resulted in the hiring of over 200 analysts from campus since our inception. We are poised to continue realizing meaningful organic growth from these investments. We have achieved critical size in key industry sectors and regions around the globe, as well as recognition for advising on innovative transactions, which have enhanced our brand globally. We are positioned to continue to grow revenues as a result of increased individual productivity as our investments in people mature and as we continue to leverage our global platform through enhanced connectivity and idea generation and expanded brand recognition.

  High Standard of Confidentiality and Discretion:    Due to the highly sensitive nature of M&A discussions where confidentiality is of paramount importance to clients, the M&A business is most effectively operated on a "need to know" basis. We believe that large financial conglomerates with multiple divisions, "Chinese Walls" and layers of management have a significantly greater number of employees who have access to sensitive client information, which can increase the risk of confidential information leaking. Such leaks can materially impair the viability of transactions and other strategic decisions. We have established a high standard of confidentiality and discretion, as well as instituted procedures designed to protect our clients and minimize the risk of sensitive information leaking to the market.

  Diversified Advisory Platform:    Our business is highly diversified across sectors, types of advisory services and clients. Our broad corporate finance expertise positions us to advise clients through any phase of their life cycle and in any economic environment. We focus on a wide range of clients from large public multinational corporations to middle market private companies to individual entrepreneurs, and we deliver the full resources of our firm and the highest level of senior attention to every client, regardless of size or situation. In addition, we have no meaningful client concentration, with our top 10 transactions representing only 23% of our revenues in 2013. Our holistic "One Firm" approach also reduces dependence on any one product or banker and allows us to leverage our intellectual capital across the firm as necessary to offer multiple solutions to our clients, increase our client penetration and adapt to changing circumstances.

  Partnership Culture:    We believe that our momentum and commitment to excellence have created an environment that attracts and retains high quality talent. Our people are our most valuable asset and our goal is to attract, retain and develop the best and brightest talent in our industry across all levels. We strive to foster a collaborative environment, and we seek individuals who are passionate about our business and are a fit with our culture. We have established a compensation philosophy that reinforces our long-term vision and values by rewarding collaboration, client impact and lasting relationships and encourages employees to put the interests of our clients and our Company first. Above all, the "Moelis Standard" nurtures a culture of partnership, passion, optimism and hard work, which inspires the highest level of quality and integrity in every interaction with our clients and each other.

Why We Are Going Public

        We believe that becoming a public company is important to the evolution of our business and will allow us to:

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  expand our business, including through the improved ability to attract, hire and retain talented advisory professionals by utilizing a publicly traded security;

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  enhance our ownership culture through continued equity-based compensation;

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  establish a process for existing owners to realize the value of their equity over time while maintaining our independence; and

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  strengthen our brand and position as a leading global independent advisor.

Our Growth Strategy

        Our growth strategy is to continue to take advantage of what we believe are attractive market opportunities to enhance our leadership position as a global independent investment bank, advising our clients on important mergers and acquisitions, recapitalization and restructuring transactions and other strategic matters. We seek to achieve these objectives through the following two primary strategies:

  Deepen and Expand our Client Relationships:    We seek to continue to deepen and expand our client relationships, which are the foundation of our business. We are tireless in our pursuit of offering the highest quality integrated advice and most innovative solutions that lead to the long-term success of our clients. We believe this approach has enhanced our reputation as a trusted advisor to our clients, and we intend to leverage this approach further as we increase our touch points with our clients and develop new client relationships.

  Broaden our Areas of Expertise Based on Client Needs:    We intend to pursue further industry and geographic expansion and introduce new product expertise based on client needs. In addition to hiring high quality professionals who will expand our market share, we will seek to grow through increasing the tenure of our Managing Directors, investing in and training our next generation of Managing Directors and continuing to hire analysts and associates from leading undergraduate and graduate programs. We believe that developing talent internally creates a more sustainable franchise and reinforces the culture of our firm.

Our Advisory Offering

        We offer holistic advisory solutions to clients by integrating our bankers' deep industry knowledge and broad corporate finance experience with our global capabilities. With 15 offices located in North and South America, Europe, the Middle East, Asia and Australia, we combine local and regional expertise with international market knowledge to provide highly integrated information flow and strong cross-border capabilities. Since our founding, we have rapidly scaled our global platform, as we believe clients value our ability to be relevant in their local market as well as to provide valuable global insights.

        We combine our global capabilities with expertise in all major industries including Consumer, Retail & Restaurants; Financial Institutions; Financial Sponsors; General Industrials; Healthcare; Natural Resources; Real Estate, Gaming, Lodging & Leisure and Technology, Media & Telecommunications. We collaborate globally to bring our deep industry knowledge to the local markets where our clients operate.

        We focus on a wide range of clients from large public multinational corporations to middle market private companies to individual entrepreneurs, and we deliver the full resources of our firm and the highest level of senior attention to every client, regardless of size or situation. We advise our clients through all phases of the business cycle using our strong capabilities in M&A, recapitalization and restructuring and other advisory services.

        When we advise clients on selling a company, a business or a portfolio of assets, we bring strong sell side capabilities and a history of achieving superior value for clients. In circumstances where our clients need sell side expertise, our services may include:

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  advising on the appropriate sale process for a situation and exploring value maximization strategies;

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  developing positioning and preparing key documentation for potential buyers;

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  identifying potential buyers, contacting their senior decision makers and managing all communications with potential buyers;

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  evaluating bids and advising on transaction terms such as structuring, valuation and timing;

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  negotiating and facilitating the execution of transactions; and

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  assessing the financial terms of our client's transaction by providing a fairness opinion when requested.

        When we advise clients on the potential acquisition of a company or of certain assets, our services may include:

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  identifying and assessing potential targets and providing valuation analyses;

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  contacting senior decision makers at the potential target;

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  advising on transaction structuring, valuation and timing;

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  analyzing and advising on potential financings;

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  negotiating and facilitating the execution of transactions; and

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  assessing the financial terms of our client's transaction by providing a fairness opinion when requested.

        Moelis & Company has substantial expertise in guiding special committees of boards of directors to evaluate strategies and negotiate proposals by leveraging decades of transaction experience. We execute a rigorous process to help special committees synthesize alternatives and develop an appropriate course of action. In addition, we bring a strong understanding of key deal points and the interplay between deal terms, value and the various stakeholders involved.

        For our clients in financial distress, we partner senior recapitalization and restructuring professionals with our industry, M&A and capital markets experts to provide holistic advice. We advise both companies and creditors, utilizing our strong relationship network to access capital, identify potential partners and drive support for our transactions. Since our inception, approximately 60% of our recapitalization and restructuring engagements have been on the company or debtor side of a transaction. We understand that during times of financial distress, having a true partner as an advisor is of critical importance, and our partnership and collaboration with our clients during these times has helped us develop long-lasting company relationships. In addition, our deep relationships throughout the creditor and recapitalization and restructuring communities provide multiple creditor side origination opportunities and allow us to develop a comprehensive perspective from all constituents. We understand that in distressed situations, many creditors become temporary equityholders of businesses, and we help these clients realize value which leads to further M&A activity for us. When advising on a distressed situation, our services may include:

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  identifying and assessing the financial condition and operations of a company;

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  analyzing the optimal capital structure and debt capacity of a company, as well as raising capital if needed;

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  developing comprehensive recapitalization, restructuring and reorganization plans;

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  evaluating and executing out-of-court balance sheet management initiatives, including exchange offers, amendments and maturity extensions;

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  if appropriate, advising clients through the court administered approval process;

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  advising companies as well as acquirors on the ultimate structuring of a potential sale or purchase; and

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  negotiating with other parties impacted by the plan of reorganization.

        As part of our holistic approach to client service, we have substantial experience in advising clients on complex risk exposures. Our team, which includes two former global heads of structuring groups, consists of experts in structured products, securitization, derivatives and risk management who are highly qualified to value complex assets and advise on repositioning and divesting underperforming portfolios. These capabilities have been particularly relevant to our financial institutions clients since the global financial crisis. When advising clients on complex risk matters, our services may include:

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  evaluating balance sheets, portfolios and large complex transactions to identify key risks;

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  providing valuation and scenario-based stress loss estimates utilizing proprietary analytics;

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  advising on and conducting the appropriate sale process for underperforming or non-core assets;

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  providing independent assessments of risk management;

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  implementing optimal risk mitigation strategies; and

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  advising on litigation matters involving complex portfolios and transactions.

        We advise clients on capital markets matters, providing comprehensive capital structure advice and developing financing solutions tailored to the specific needs of issuers. Our independence and objectivity, coupled with our direct and long-standing institutional buy-side relationships, inform our market views and enhance the likelihood of a successful transaction. We advise clients on all aspects of public and private debt and equity transactions, and our services may include:

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  identifying and evaluating potential capital structure strategies and solutions;

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  assessing a company's optimal capitalization and sources of incremental capital;

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  structuring and arranging public and private debt and equity offerings; and

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  aiding management in communicating with current and potential investors.

        We provide a broad range of other financial advisory services tailored to the specific circumstances and needs of our clients. For example, we act as defense advisor to boards of directors responding to unsolicited proposals, we act as expert witness for clients in major litigation and we assist private clients and governments in negotiations of significant commercial matters.

        We seek to generate repeat business from our clients by becoming long-term partners with them as opposed to being solely transaction focused. We are also committed to developing new client relationships, and we maintain an active dialogue with a large number of potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year as demonstrated by the number of fee-paying clients growing from 236 in 2012 to 263 in 2013. We continue to penetrate new relationships through our business development initiatives, growing our senior team with professionals who bring additional client relationships and through introductions from our strong network of relationships with senior executives, board members, attorneys and other third parties.

Our People

        We believe that our people are our most valuable asset. Our goal is to attract, retain and develop the best and brightest talent in our industry across all levels. We strive to foster a collaborative environment, and we seek individuals who are passionate about our business and fit our culture. Our Managing Directors are compensated based on the quality of advice and execution provided to a client, which is predicated on delivering our full suite of advisory services through a high degree of collaboration across different industries, products and regions. This collaborative approach is demonstrated by the fact that on almost all of our transactions, at least two Managing Directors support the client. We reinforce our long-term vision and values by rewarding for client impact and lasting relationships. We do not compensate on a commission-based pay model and do not manage our business based on industry, product or regional silos. Our compensation structure for junior bankers is based on a system of meritocracy whereby bankers are rewarded for top performance.

        We recruit our junior bankers from the world's leading undergraduate and graduate programs. Since our inception we have had a dedicated campus recruiting effort through which we have hired over 200 analysts from these undergraduate programs. We devote significant time and resources to training and mentoring our employees and have implemented a generalist program in which our junior professionals receive significant transaction experience across a wide range of products and industries. We believe this exposure enhances the investment banking experience and allows our junior professionals to develop and refine their proficiency in a broad variety of corporate finance matters at an early stage in their career. We are committed to talent retention and our goal is to develop our brightest and most ambitious junior professionals into successful Managing Directors. To this end, we have promoted 22 internal professionals to Managing Director since 2010.

        The "Moelis Standard" defines our core values and guides our employees in every interaction with our clients and each other. Our year-end evaluation process measures both performance and alignment with the "Moelis Standard," ensuring that we continue to integrate our expertise to meaningfully enhance the quality of our advice and strengthen our client relationships.

Our Australian Joint Venture

        On August 18, 2009, we opened our sixth global office in Sydney to provide investment banking services in Australia and expand our coverage of the Asia-Pacific region. Following the establishment of this office and the hiring of what we believe is a strong executive team, we entered into a joint venture with this team. Our Australian JV has been responsible for providing our investment banking services in this region since April 1, 2010. Our Australian JV's primary business is offering advisory services. In addition, it has an equity capital markets and research, sales and trading business covering Australian public equity securities.

        We and the Australian executives each contributed approximately $4.5 million on April 1, 2010 for a 50% economic interest in the Australian JV. Under the Australian JV terms, we are prohibited from conducting investment banking services in Australia outside of the Australian JV, while the Australian executives are prohibited from conducting investment banking services outside of Australia with limited exceptions. As of March 31, 2014, the JV had 51 employees, including 25 advisory professionals.

        An executive committee comprising the key Australian executives manages the day to day operations of the Australian JV. A board of directors, comprising two senior executives appointed by us and two Australian executives, oversees major business decisions including the annual budget, trading limits, equity issuances, distributions, creation of any board committees, formation and dissolution of subsidiaries and disposals/acquisitions, financial indebtedness and unbudgeted expenses over a certain threshold. A sub-committee of the board of directors, comprising one senior executive appointed by us and one Australian executive, makes certain key business decisions including terms and conditions of capital contributions, revenue sharing and resource allocation on cross-border transactions and compensation.

        The Australian JV will continue until terminated by the mutual agreement of the parties. In the event of the departure of the key senior Australian executive, unless we agree to the remaining Australian executives' proposal for revised Australian JV terms, a call/put option arrangement is triggered. Under this arrangement, we have a right to acquire the Australian executives' interests in the Australian JV and, depending on the terms of the departure, the key senior Australian executive has the right to require us to purchase his interests, in each case for the fair market value (calculated assuming the goodwill associated with the Moelis & Company brand belongs to us and not the Australian JV).

Our Strategic Alliance with Sumitomo Mitsui Banking Corporation and its Subsidiary, SMBC Nikko Securities Inc.

        Effective January 1, 2012, we entered into a strategic alliance with SMBC and Nikko to provide advisory services, including advising on mergers, acquisitions, divestitures, restructurings and other corporate finance matters, to Japanese companies in regions where our firms conduct business. On February 17, 2012, SMBC invested approximately $93 million in our Company in connection with the strategic alliance. The alliance has provided us and our clients with access to the Japanese market as well as provided us with opportunities to advise Japanese clients on the full suite of our advisory services, with a particular focus on cross-border M&A. Established in 1876 as Mitsui Bank, SMBC is the second largest bank in Japan based on market capitalization. Nikko is one of the five major securities companies in Japan. Our strategic alliance agreement has an initial term of three years with an automatic one-year renewal, unless written notice is provided at least six months prior to the end of the term by any party.

The Reorganization

        Our business is presently owned by Old Holdings. In connection with the consummation of this offering, a reorganization of the existing businesses of Old Holdings will be effected pursuant to which its existing advisory business will be transferred to Group LP. Old Holdings, to be renamed Moelis Asset Management LP, will retain its existing asset management business, which includes managers of direct lending funds, hedge funds, private equity funds and collateralized loan obligation funds. Moelis & Company will not engage in these activities. We expect to distribute $215 million of cash in connection with the capitalization of Old Holdings and funding of a pre-offering distribution to the partners of Old Holdings.

Competition

        The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking and financial advisory firms. We compete on both a global and a regional basis, and on the basis of a number of factors, including depth of client relationships, industry knowledge, transaction execution skills, our range of products and services, innovation, reputation and price.

        We believe our primary competitors in securing advisory engagements include the investment banking businesses of Bank of America Corporation, Citigroup Inc., Credit Suisse Group AG, The Goldman Sachs Group, Inc., JPMorgan Chase & Co., Morgan Stanley and other large investment banking firms as well as independent investment banking firms such as Evercore Partners Inc., Greenhill & Co., Inc., Houlihan Lokey, Inc., Lazard Ltd and NM Rothschild & Sons Limited.

        We compete to attract and retain qualified employees. Our ability to continue to compete effectively in our business will depend upon our ability to attract new employees and retain and motivate our existing employees.

        In past years there has been substantial consolidation in the financial services industry. In particular, a number of large commercial banks and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial lending and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our business or loss of opportunities for us. In addition, we may be at a competitive disadvantage with regard to certain of our competitors who are able to, and regularly do, provide financing or market making services that are often instrumental in effecting transactions. The trend toward consolidation has significantly increased the capital base and geographic reach of our competitors as well as the potential for actual or perceived conflicts of these firms.

Regulation

        Our business, as well as the financial services industry generally, is subject to extensive regulation in the U.S. and across the globe. As a matter of public policy, regulatory bodies in the U.S. and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. Moelis & Company LLC, our wholly-owned subsidiary through which we conduct our financial advisory business in the U.S., is registered as a broker-dealer with the SEC. Moelis & Company LLC is subject to regulation and oversight by the SEC. In addition, FINRA, a self-regulatory organization that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including Moelis & Company LLC. State securities regulators also have regulatory or oversight authority over Moelis & Company LLC.

        Broker-dealers are subject to regulations that cover all aspects of the securities business, including capital structure, record-keeping and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of a self-regulatory organization, we are subject to the SEC's uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

        In addition to the regulation we are subject to in the United States, we are also subject to regulation internationally by the Financial Conduct Authority in the United Kingdom, the Securities and Futures Commission in Hong Kong, the Australian Securities and Investments Commission and the Dubai Financial Services Authority.

        Certain parts of our business are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

        The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

        Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain, and registration with the U.S. Department of the Treasury's Financial Crimes Enforcement Network (FinCEN). In addition, the USA PATRIOT Act of 2001 and the Treasury Department's implementing federal regulations require us, as a "financial institution," to establish and maintain an anti-money-laundering program.

        In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department's Office of Foreign Assets

Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called "Specially Designated Nationals," or SDNs. Assets of SDNs are blocked, and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions. We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.

        The Foreign Corrupt Practices Act (the "FCPA") and the UK 2010 Bribery Act (the "UK Bribery Act") prohibit the payment of bribes to foreign government officials and political figures. The FCPA has a broad reach, covering all U.S. companies and citizens doing business abroad, among others, and defining a foreign official to include not only those holding public office but also local citizens acting in an official capacity for or on behalf of foreign government-run or -owned organizations or public international organizations. The FCPA also requires maintenance of appropriate books and records and maintenance of adequate internal controls to prevent and detect possible FCPA violations. Similarly, the UK Bribery Act prohibits us from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage.

Facilities

        Our principal executive offices are located in leased office space at 399 Park Avenue, 5th Floor, New York, New York 10022. We lease the space for our offices in Beijing, Boston, Chicago, Dubai, Frankfurt, Hong Kong, Houston, London, Los Angeles, Mumbai, Palo Alto, Paris, São Paulo and Sydney. We do not own any real property. We consider these arrangements to be adequate for our present needs.

Employees

        As of March 31, 2014, we had approximately 470 employees.

Legal Proceedings

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material litigation.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors, including their ages as of the date hereof.

Name	Age	Position
Kenneth Moelis	55	Chairman and Chief Executive Officer
Navid Mahmoodzadegan	44	Co-Founder, Managing Director and Director
Jeffrey Raich	47	Co-Founder, Managing Director and Director
J. Richard Leaman III	51	Managing Partner and Director
Stephen F. Bollenbach	71	Director Nominee
Elizabeth Crain	49	Chief Operating Officer
Joseph Simon	55	Chief Financial Officer
Osamu R. Watanabe	53	General Counsel

        Kenneth Moelis is our Chairman and has served as our Chief Executive Officer since 2007. Mr. Moelis has over 30 years of investment banking and mergers and acquisitions experience. Prior to founding our Company, Mr. Moelis worked at UBS from 2001 to 2007, where he was most recently President of UBS Investment Bank and previously Joint Global Head of Investment Banking. Before joining UBS, Mr. Moelis was Head of Corporate Finance at Donaldson, Lufkin & Jenrette, where he worked from 1990 through 2000. Mr. Moelis began his career as an investment banker with Drexel Burnham Lambert in 1981. Mr. Moelis serves on the University of Pennsylvania Board of Trustees, the Wharton Board of Overseers, the Board of the Tourette Syndrome Association and the Board of Governors of Cedars Sinai Hospital. Mr. Moelis holds a B.S. and an M.B.A. from the Wharton School at the University of Pennsylvania.

        Mr. Moelis's knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and Chief Executive Officer, he has an unparalleled understanding of our business and operations, which positions him well to serve on our board of directors.

        Navid Mahmoodzadegan is a Co-Founder and has served as a Managing Director of our Company since 2007. Mr. Mahmoodzadegan has been a director since April 2014. Prior to founding our Company, Mr. Mahmoodzadegan worked at UBS from 2001 to 2007, where he was most recently Global Head of Media Investment Banking. Before joining UBS, Mr. Mahmoodzadegan was an investment banker at Donaldson, Lufkin & Jenrette from 1995 to 2001. He began his career as an attorney with Irell & Manella. Mr. Mahmoodzadegan is a member of the Harvard Law School Dean's Leadership Council of Southern California. He holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude.

        Mr. Mahmoodzadegan's knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as a Co-Founder of our Company, he has an extensive understanding of our business and operations, which positions him well to serve on our board of directors.

        Jeffrey Raich is a Co-Founder and has served as a Managing Director and Head of Mergers and Acquisitions of our Company since 2007. Mr. Raich has been a director since April 2014. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007 where he was most recently Joint Global Head of Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000. He began his career as an investment banker with PaineWebber in 1989. Mr. Raich is a member of the McIntire School of Commerce Advisory Board at the University of Virginia and a Board Member of the UCLA Health System. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

        Mr. Raich's knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as a Co-Founder of our Company, he has an extensive understanding of our business and operations, which positions him well to serve on our board of directors.

        J. Richard Leaman III has served as our Managing Partner since 2012. Mr. Leaman has been a director since April 2014. Prior to joining our Company in 2010, Mr. Leaman worked at UBS from 1997 to 2010, most recently as Chairman of UBS Investment Bank's Investment Banking Division and previously as Global Head of Investment Banking, Joint Global Head of Investment Banking, Global Head of Mergers and Acquisitions, as well as Co-Head of Healthcare Banking at Dillon, Read & Co. Inc., which was acquired by UBS in 1997. Before joining Dillon, Read & Co. Inc., Mr. Leaman was an investment banker at Smith Barney, Harris Upham & Co. Incorporated from 1986 to 1992. Mr. Leaman is a member of the Board of Visitors for the Fuqua School of Business. Mr. Leaman holds a B.A. from Duke University and an M.B.A. from the Fuqua School of Business at Duke University.

        Mr. Leaman's knowledge of and extensive experience in investment banking and the financial services industry give the board of directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Managing Partner, he has an extensive understanding of our business and operations, which positions him well to serve on our board of directors.

        Stephen F. Bollenbach is a director nominee and will be appointed to our board of directors prior to the pricing of this offering. Mr. Bollenbach served as the Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from 2004 until his retirement in 2007, and as President and Chief Executive Officer from 1996 to 2004. Prior to joining Hilton, Mr. Bollenbach was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company from 1995 to 1996. Before Disney, Mr. Bollenbach was President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995, and served as Chief Financial Officer of Marriott Corporation from 1992 to 1993. From 1990 to 1992, Mr. Bollenbach was Chief Financial Officer of the Trump Organization. Mr. Bollenbach serves as Non-Executive Chairman of the Board of KB Home and as a director of Time Warner Inc., Macy's Inc. and Mondelez International, Inc. He previously served as a director of American International Group Inc. and Harrah's Entertainment, Inc. Mr. Bollenbach holds a B.S. in finance from the University of California Los Angeles (UCLA) and an M.B.A. from California State College at Northridge.

        Mr. Bollenbach's knowledge of and extensive experience with finance, mergers and acquisitions and investments, in addition to his years of experience and expertise as a senior corporate executive and public company board member, position him well to serve on our board of directors.

        Elizabeth Crain is a Co-Founder and has served as our Chief Operating Officer since 2007. Prior to founding our Company, Ms. Crain worked at UBS from 2001 to 2007, where she was most recently a Managing Director in the UBS Investment Bank Office of the CEO and President and previously Chief Operating Officer and Chief Administrative Officer of the UBS Investment Banking Department Americas. Before joining UBS, Ms. Crain was a principal at Morgan Stanley Capital Partners from 1997 to 2000. She began her career in investment banking in 1988 at Merrill Lynch. Ms. Crain holds a B.S. from Arizona State University and an M.B.A. from the Wharton School at the University of Pennsylvania.

        Joseph Simon has served as our Chief Financial Officer since 2010. Prior to joining our Company, Mr. Simon served as Chief Financial Officer of Financial Security Assurance from 2002 to 2010. Prior to joining Financial Security Assurance, Mr. Simon served as Chief Financial Officer of IntraLinks and TENTV.com from 2000 to 2002. Prior to that, Mr. Simon worked at Cantor Fitzgerald where he served as Chief Financial Officer, Global Controller and Global Head of Operations from 1993 to 1999. Before joining Cantor Fitzgerald, Mr. Simon was a Fixed Income Product and Legal Entity Controller at Morgan Stanley from 1986 to 1993. Before joining Morgan Stanley, Mr. Simon worked at First Boston in Internal Audit. He began his career at Price Waterhouse from 1983 to 1986. Mr. Simon holds a B.S. from Cornell University and an M.B.A. from The University of Michigan. He is a Certified Public Accountant.

        Osamu R. Watanabe has served as our General Counsel and Chief Compliance Officer since 2011. Prior to joining our Company in 2010, he was General Counsel and Chief Compliance Officer of Sagent Advisors from 2009 to 2010. Prior to joining Sagent Advisors, Mr. Watanabe held senior legal positions at UBS from 2002 to 2009, Credit Suisse First Boston from 2001 to 2002 and Donaldson, Lufkin & Jenrette from 1997 to 2001. From 1987 to 1997, Mr. Watanabe was in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. Prior to that, he clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Board Composition

        Our business affairs will be managed under the direction of our board of directors.

        Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will consist of not less than three directors nor more than 11 directors, and the exact number of our directors shall be fixed from time to time by a resolution of our board of directors. Currently, our directors are Messrs. Moelis, Mahmoodzadegan, Raich and Leaman. Prior to the pricing of this offering, Mr. Bollenbach will be appointed to our board of directors. Immediately after this offering, our board of directors will initially be composed of five members. We intend to appoint an additional independent director within 90 days of this offering and a second additional independent director within 12 months of this offering.

        At each annual meeting of stockholders, the directors will be elected for a one-year term to serve until the next annual meeting of our stockholders, or until their successors are duly appointed.

        Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

        Upon completion of this offering, Moelis & Company will enter into a stockholders agreement with Partner Holdings. Under this agreement Partner Holdings will have the right to designate a number of designees to our board of directors equal to a majority of the board of directors so long as the Class B Condition is satisfied. After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our board of directors will nominate individuals designated by Partner Holdings equal to one quarter of the board of directors. For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

        See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement."

        Our amended and restated certificate of incorporation will provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Class B Condition is satisfied, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote. Our amended and restated certificate of incorporation will also provide that any vacancy on the board of directors may be filled by a majority of the directors then in office.

        Upon completion of this offering, Mr. Moelis, through his control of Partner Holdings, will hold more than 50% of the voting power of our shares eligible to vote. As a result, we will be a "controlled company" under the rules of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including the requirements that (i) a majority of our board of directors consist of independent directors and (ii) that our board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors, as independence is defined in Rule 10A-3 of the Exchange Act and under the listing standards.

Director Independence

        We have applied to list our Class A common stock on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees must be independent. As discussed above, we intend to avail ourselves of the "controlled company" exception and, as a result, although we will have an independent audit committee, we will not have a majority of independent directors on our board. Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.

        Our board of directors has determined that Mr. Bollenbach will be "independent" as that term is defined under the NYSE rules for purposes of serving on our board of directors.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has an audit committee and a compensation committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

        Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee is responsible for, among other things:

  •
  appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

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  approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

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  reviewing the qualifications and independence of the independent registered public accounting firm;

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  reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

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  reviewing the adequacy and effectiveness of our internal control over financial reporting;

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  establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

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  preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

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  reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

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  reviewing and approving in advance any proposed related person transactions.

        We believe that the functioning of our audit committee complies with the applicable requirements of the NYSE and SEC rules and regulations.

        The members of our audit committee upon pricing of this offering will be Mr. Bollenbach, Mr. Moelis and Mr. Raich. Mr. Bollenbach will be the chairman of our audit committee. Our board of directors has determined that Mr. Bollenbach is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

        Our board of directors has considered the independence and other characteristics of each member of our audit committee. Audit committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act. In addition, the NYSE requires that, subject to specified exceptions, including certain phase-in rules, each member of a listed company's audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the board, accept consulting, advisory or other fees from us or be an affiliated person of us. Our board of directors has determined that Mr. Bollenbach will qualify as an independent director pursuant to NYSE rules and Rule 10A-3. Within 90 days of the listing of our shares of Class A common stock on the NYSE, we will appoint a second independent director to our audit committee and, within one year of such listing, each member of our audit committee will qualify as an independent director pursuant to NYSE rules and Rule 10A-3. After the applicable phase-in period, each of the members of our audit committee will qualify as an independent director pursuant to the NYSE rules and Rule 10A-3.

Compensation Committee

        Our compensation committee oversees our compensation policies, plans and programs. The compensation committee is responsible for, among other things:

  •
  reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

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  reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our Chief Executive Officer;

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  reviewing and recommending compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer;

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  evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives; and

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  administering our equity compensation plans for our employees and directors.

        The members of our compensation committee upon pricing of this offering will be Mr. Bollenbach, Mr. Mahmoodzadegan and Mr. Leaman. Mr. Bollenbach will be the chairman of our compensation committee.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics will be available on our website at www.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

        We will reimburse any non-employee directors for expenses incurred in connection with attending board and committee meetings and will continue to do so after this offering. In addition, after the consummation of our initial public offering, under a director compensation program for our independent directors, such directors will receive annual compensation of $110,000 (comprised of $70,000 in either cash or shares of our Class A common stock or a combination of both at the director's option, and $40,000 in the form of RSUs which vest on the second anniversary of the grant date) and, in respect of being a member of our audit committee, $10,000.

EXECUTIVE COMPENSATION

        Our named executive officers for the fiscal year ended December 31, 2013, which consist of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2013, are as follows:

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  Kenneth Moelis, Chairman and Chief Executive Officer;

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  Navid Mahmoodzadegan, Co-Founder and Managing Director; and

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  Jeffrey Raich, Co-Founder and Managing Director.

2013 Summary Compensation Table

        The following table summarizes the total compensation paid to or earned by each of our named executive officers in 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Kenneth Moelis, Chairman and Chief Executive Officer	2013	400,000	2,600,000	0	10,245	(4)	3,010,245
Navid Mahmoodzadegan, Co-Founder, Managing Director and Director	2013	400,000	2,600,000	0	10,251		3,010,251
Jeffrey Raich, Co-Founder, Managing Director and Director	2013	400,000	2,600,000	0	10,251		3,010,251

(1)
The amounts listed in this column represent the annual cash incentive bonuses paid to each of the named executive officers in early 2014 in respect of 2013 performance. These bonuses are described in more detail below in the section entitled "2013 Executive Compensation Elements—Annual Cash Incentive Bonuses."

(2)
We did not make any grants of stock awards to our named executive officers in 2013. Upon the consummation of this offering and in respect of 2013 performance, we intend to grant equity incentive awards in the form of RSUs to our named executive officers. The value of these equity incentive awards will be $2,000,000 to Mr. Moelis and $1,500,000 to each of Messrs. Mahmoodzadegan and Raich. These stock grants are described in more detail in the section entitled "Restricted Stock Unit Grants—Incentive Awards Relating to 2013 Performance."

(3)
The amounts listed in this column represent (i) $7,650 in matching contributions that we made to each named executive officer in early 2014 in respect of their participation in our 401(k) plan in 2013, which is described in more detail below in the section entitled "Retirement Arrangements" and (ii) $2,595 paid to Mr. Moelis and $2,601 paid to each of Messrs. Mahmoodzadegan and Raich in respect of certain tax-related interest payments that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes were required to be paid by each officer.

(4)
In addition to the amounts listed in this column, we reimbursed Mr. Moelis for costs in lieu of a hotel when traveling to New York City on business. The amount of this reimbursement approximated the cost of a hotel room and thus we did not incur any incremental cost relating to this form of reimbursement.

2013 Executive Compensation Elements

        Each of our named executive officers was provided with the following material elements of compensation in 2013:

        Base Salary.    We provide a base salary of $400,000 to each named executive officer. Consistent with the practice in our industry, base salaries for our named executive officers generally comprise a small portion of their total annual compensation. The amount of the base salary for the named executive officers was set in accordance with the terms of their respective employment agreements with us and may be adjusted from time to time in accordance with those agreements.

        We will not increase the base salaries of our named executive officers in connection with this offering.

        Annual Cash Incentive Bonuses.    Annual cash incentive bonuses are a key component of our executive compensation strategy and represented the majority of compensation paid to each of the named executive officers in respect of 2013. We did not provide guaranteed cash bonuses to any of our named executive officers in respect of 2013 and did not set specific performance targets upon which the bonuses would become payable.

        Instead, the annual cash bonuses paid to our named executive officers in respect of 2013 were discretionary in amount and were based on a performance evaluation conducted by our Chairman and Chief Executive Officer, in consultation with other executive officers. With respect to 2013 annual cash bonuses, the evaluation involved an analysis of both (i) our overall Company performance and (ii) the performance of the individual officer and his contributions to the Company. We believe that this evaluation process allowed us to link pay with performance in the closest way possible and provided us with the flexibility necessary to take all relevant factors into account in determining the amount of the bonuses. We feel that this provided us with a better incentive compensation structure than a formulaic bonus structure based solely on the achievement of specific pre-established performance targets, which may not capture all appropriate factors that materially impacted our performance.

        In addition, in order to link the annual bonuses to our long-term success and given that we did not defer payment of the bonuses to a later date, each of the bonuses that were paid to the named executive officers in early 2014 in respect of 2013 are subject to repayment if the officer competes with us within 12 months following termination of employment under certain circumstances. The repayment percentages are as follows:

Date of Termination	Percentage of 2013 Annual Cash Bonus Required to be Repaid
On or Prior to March 31, 2015	100%
Between April 1, 2015 and June 30, 2015	75%
Between July 1, 2015 and September 30, 2015	50%
Between October 1, 2015 and December 31, 2015	25%

        Equity Incentive Awards.    Upon the consummation of this offering, we intend to grant equity incentive awards in the form of restricted stock units to our named executive officers in respect of 2013 performance. We did not set specific performance targets upon which the restricted stock units would be granted. Instead, the restricted stock units that will be granted to our named executive officers in respect of 2013 performance are discretionary in amount and are based on a performance evaluation conducted by our Chairman and Chief Executive Officer, in consultation with other executive officers. In addition, the restricted stock units will be subject to a vesting period following grant, in order to provide an additional retention incentive to our named executive officers. The terms and conditions of the restricted stock units are described below in the section entitled "—Restricted Stock Units Grants—Incentive Awards Relating to 2013 Performance."

        Retirement Arrangements.    We maintain a 401(k) savings plan for eligible employees, including our named executive officers, and provide annual discretionary matching contributions to 401(k) plan participants. We do not maintain a defined benefit pension plan.

        Employee Benefits.    Eligible employees, including our named executive officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees generally.

Employment Agreements

  Employment Agreement with Kenneth Moelis

        We expect to enter into an employment agreement with Mr. Moelis in connection with this offering pursuant to which he will serve as our Chairman and Chief Executive Officer. The employment agreement is expected to provide that Mr. Moelis will receive an annual base salary of $400,000, will be eligible to receive an annual discretionary performance bonus and will be eligible to participate in our employee benefit plans and arrangements as in effect from time to time. We anticipate that either party will be permitted to terminate the agreement at any time with or without cause, but Mr. Moelis will agree that he will not voluntarily terminate his employment for three years following the completion of this offering, other than for good reason. Good reason is expected to mean a material breach of a material provision of the employment agreement, any equity award agreement or the stockholder agreement between us and Partner Holdings.

        The employment agreement is expected to provide that upon a voluntary termination of Mr. Moelis's employment other than for good reason, he will not compete with us for 90 days following such termination of his employment. In addition, the agreement is expected to provide that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement is also expected to include restrictions relating to confidentiality, intellectual property and non-disparagement.

        Mr. Moelis is subject to forfeiting his interest in vested Group LP partnership units he will hold as of the offering if he terminates his employment without good reason and competes with us within 12 months thereafter prior to the expiration of the Managing Director lock-up.

  Employment Agreements with Navid Mahmoodzadegan and Jeffrey Raich

        We expect to enter into substantially similar employment agreements with Messrs. Mahmoodzadegan and Raich in connection with this offering pursuant to which they will each serve as a Co-Founder and Managing Director. The employment agreements are expected to provide that Messrs. Mahmoodzadegan and Raich will each receive an annual base salary of $400,000, will be eligible to receive an annual discretionary performance bonus and will be eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, we expect that the employment agreements will provide that during their employment, Messrs. Mahmoodzadegan and Raich will have the right to be a member of Group LP's most senior decision and policy-making committee (currently, the Group Management Committee). We anticipate that Messrs. Mahmoodzadegan and Raich will be permitted to terminate their agreements at any time with or without cause; however, we may terminate the employment of Messrs. Mahmoodzadegan or Raich only for cause (as will be defined in the employment agreements).

        The employment agreements are expected to provide that upon a voluntary termination of Messrs. Mahmoodzadegan's or Raich's employment other than for good reason while he is a member of our board of directors or following his voluntary resignation from our board of directors, he will not compete with us for 90 days following such termination of his employment. In addition, the employment agreements are expected to provide that Messrs. Mahmoodzadegan and Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment (or if he voluntarily terminates his employment other than for good reason while he is a member of our board of directors or following his voluntary resignation from our board of directors, for a period of 12 months following termination of his employment). The agreements are also expected to include restrictions relating to confidentiality, intellectual property and non-disparagement.

        Each of Messrs. Mahmoodzadegan and Raich is subject to forfeiting his interest in vested Group LP partnership units he will hold as of the offering if he terminates his employment without good reason and competes with us within 12 months thereafter prior to the expiration of the Managing Director lock-up. Good reason is expected to mean a material breach of a material provision of the employment agreement or any equity award agreement.

Restricted Stock Unit Grants

  Incentive Awards Relating to 2013 Performance

        Upon the consummation of this offering, we intend to grant RSUs to certain of our Managing Directors and non-Managing Director employees, including our named executive officers, in respect of their 2013 performance and to provide an additional retention incentive to these individuals. These RSUs will be granted subject to the terms of the 2014 Omnibus Incentive Plan and individual award agreements, as described below. See the section below entitled "—Moelis & Company 2014 Omnibus Incentive Plan."

        Each RSU will represent the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants will have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

        Generally, any of these RSUs that are granted in respect of 2013 performance to our Managing Directors, including our named executive officers, will vest in equal installments on each of April 1, 2017, April 1, 2018 and April 1, 2019, provided that the participant remains in continuous employment or service with us through the applicable vesting date. Any of these RSUs that are granted in respect of 2013 performance to our non-Managing Director employees will generally vest in equal installments on each of April 1, 2015, April 1, 2016, April 1, 2017 and April 1, 2018, provided that the participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the following paragraphs, if the participant's employment or service with us is terminated for any reason, any unvested RSUs will be forfeited as of the notice of termination date.

        If the participant's employment or service with us is terminated (i) by us without cause, (ii) by the participant for "good reason" (as defined in the 2014 Omnibus Incentive Plan) or (iii) by us due to disability, any unvested RSUs will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any "detrimental activities" (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs will be forfeited. For purposes of these RSU awards, "detrimental activities" will mean any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, nonsolicitation or noncompetition. If the participant's employment or service with us is terminated due to the participant's death, any unvested RSUs will immediately vest.

        If the participant's employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a "change in control" (as defined in the 2014 Omnibus Incentive Plan), any unvested RSUs will immediately vest.

Moelis & Company 2014 Omnibus Incentive Plan

  Introduction

        Prior to the completion of this offering, we intend to adopt the Moelis & Company 2014 Omnibus Incentive Plan (the "Plan") to provide additional incentives to selected officers, employees, Managing Directors, non-employee directors, independent contractors, partners and consultants, in order to strengthen their commitment to us, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability.

  Summary of Expected Plan Terms

        Types of Awards.    The Plan will provide for the issuance of incentive stock options ("ISOs"), nonqualified stock options, stock appreciation rights ("SARs"), restricted stock, RSUs, stock bonuses, other stock-based awards and cash awards.

        Shares Available; Certain Limitations.    A number of shares of Class A common stock equal to 15% of the total number of outstanding shares of Class A common stock plus the total number of exchangeable Group LP units will be reserved and available for issuance under the Plan, as increased on the first day of each fiscal year beginning in fiscal year 2015 by a number of shares of Class A common stock equal to the positive difference, if any, of (i) 15% of the number of outstanding shares of Class A common stock and those outstanding Group LP units that are exchangeable for shares of Class A common stock, in each case as of the last day of the immediately preceding fiscal year, over (ii) the aggregate number of shares of Class A common stock which were available for the issuance of future awards under the Plan on such last day of the immediately preceding fiscal year. All shares of Class A common stock reserved for issuance under the Plan may be delivered pursuant to the exercise of ISOs.

        Shares subject to an award that remain unissued upon the termination of the award will again become available for grant under the Plan. However, shares that are exchanged by a participant or withheld as payment in connection with any award, as well as any shares exchanged by a participant or withheld to satisfy tax withholding obligations, will not be available for subsequent awards. If an award is denominated in shares, but settled in cash, the number of shares previously subject to the award will again be available for grants. If an award can only be settled in cash, it will not be counted against the total number of shares available for grant under the Plan.

        Administration.    The Plan will be administered by our board of directors, or if our board of directors does not administer the Plan, a committee of our board of directors that complies with Section 16 of the Exchange Act, any other applicable legal or stock exchange listing requirements and, to the extent applicable, requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") (the board or committee referred to above being sometimes referred to as the plan administrator). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan.

        The plan administrator may select the eligible recipients who will receive awards, may determine the terms and conditions of those awards and may amend the terms and conditions of outstanding awards.

        Restricted Stock and RSUs.    Restricted stock and RSUs may be granted under the Plan. The plan administrator will determine the terms and conditions applicable to the grant of restricted stock and RSUs, as well as any non-transfer periods with respect to restricted stock or the shares of Class A common stock issued with respect to RSUs. If the restrictions, performance objectives or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. The plan administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions under certain circumstances, including the attainment of performance goals or a participant's termination of employment or service. The rights of restricted stock and RSU holders upon a termination of employment or service will be set forth in individual award agreements.

        Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have the rights of a stockholder, including the right to vote and receive dividends. During the restricted period, RSUs may also be credited with dividend equivalent rights. Notwithstanding the foregoing, any dividends or dividend equivalent awards will be subject to the same terms and conditions as the underlying award.

        Stock Options.    We may issue stock options under the Plan. Each option will indicate whether it is intended to be an ISO or a nonqualified stock option. The exercise price of all options will be no less than 100% of the fair market value of the related shares on the date of grant. The maximum term of an option may not exceed 10 years. Each option will vest and become exercisable at such time and subject to such terms and conditions as determined by the plan administrator.

        Unless the applicable nonqualified stock option agreement provides otherwise, in the event of an optionee's termination of employment or service, nonqualified stock options will be treated as follows: (i) if the termination is for any reason other than for cause, disability or death, vested options generally will remain exercisable for 90 days and then expire, (ii) if the termination is on account of the optionee's disability or death, vested options generally will remain exercisable for one year and then expire and (iii) if the termination is for cause, all options, whether vested or unvested, will expire upon notice of termination. Unless the applicable stock option agreement provides otherwise, any options that are not vested and exercisable will expire upon notice of termination.

        Unless otherwise provided by the plan administrator, in the event of an optionee's termination of employment or service for any reason, any vested ISOs will remain exercisable for 90 days and then expire.

        SARs.    SARs may be granted under the Plan either alone or in conjunction with all or part of any stock option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive an amount per share equal to the excess of the fair market value of a share over the base price of the SAR. A SAR granted in conjunction with all or part of a stock option entitles its holder to receive an amount per share equal to the excess of the fair market value of a share over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares on the date of grant. The maximum term of a SAR may not exceed 10 years. The plan administrator may determine to settle the exercise of a SAR in shares of Class A common stock, cash, or any combination thereof.

        Unless an individual free-standing SAR agreement provides otherwise, free-standing SARs will generally be treated in the same manner as nonqualified stock options upon termination of employment. SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

        Other Stock-Based Awards.    Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Class A common stock may be granted under the Plan. The plan administrator will determine the terms and conditions of these awards, including the number of shares to be granted, the manner of settlement, and the conditions to vesting and payment.

        Stock Bonuses and Cash Awards.    Bonuses payable in fully vested shares of Class A common stock and awards that are payable solely in cash may also be granted under the Plan.

        Equitable Adjustments.    In the event of certain corporate transactions or events, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the plan administrator, to the applicable share amounts and other terms.

        Change in Control and Qualifying Termination.    Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that (i) a "change in control" (as defined below) occurs and (ii) a participant's employment or service is terminated by us or any of our successors or affiliates without cause or by the participant for "good reason" (as defined below) within 12 months following the change in control, then (a) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award will lapse and such unvested awards will be deemed fully vested, and any performance conditions imposed with respect to such awards will be deemed to be fully achieved. The completion of this offering will not be a change of control under the Plan. For purposes of the Plan, unless otherwise defined in an individual award agreement, "good reason" will mean a material breach by us or any of our affiliates of a material provision of a participant's employment agreement or offer letter, if any, with us or any of our affiliates.

        Definition of Change in Control.    For purposes of the Plan, a "change in control" will mean, in summary: (i) a person or a group of persons (other than a shareholder's family members or a trust for the benefit of a shareholder and/or the shareholder's family members) becomes the beneficial owner of more than 50% of the Company's voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of the Company or any of its subsidiaries such that, immediately thereafter, either (a) the members of the board of directors immediately prior thereto do not constitute a majority of the board of directors of the surviving entity or its parent or (b) the holders of the Company's voting securities immediately prior thereto fail to represent more than 50% of the combined voting power of the surviving entity or its parent; or (iv) shareholder approval of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition of substantially all of the Company's assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company's shareholders in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a Change in Control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which Kenneth Moelis or any of his affiliates possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors of the Company or the board of directors or similar body governing the affairs of any successor to the Company.

        Amendment and Termination of the Plan.    The Plan provides our board of directors with authority to amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant's consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant's consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

        Plan Term.    The Plan will terminate on the 10th anniversary of the effective date of the Plan (although awards granted before that time will remain outstanding in accordance with their terms).

  Form S-8

        We intend to file with the SEC a registration statement on Form S-8 covering the shares of Class A common stock issuable under the Plan.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kenneth Moelis	132,544	162,234,248
Navid Mahmoodzadegan	33,138	40,560,924
Jeffrey Raich	18,535	21,883,597

(1)
The stock awards listed in this column consist of outstanding and unvested partnership units that the officer held, directly or indirectly, in respect of Old Holdings prior to the reorganization described above in the section entitled "Organizational Structure—The Reorganization." These units are generally subject to vesting over a period of up to eight years, contingent upon the officer's continued employment. The vesting of these units is expected to be accelerated following this offering and the units will be subject to the Managing Director lock-up. These units are subject to forfeiture if the officer competes with us within 12 months following termination of employment under certain circumstances. As a result of the reorganization, each of these units will be converted in part into approximately 45 Group LP Class A partnership units, based on their value as of the reorganization (assuming the Class A common stock is sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus).

(2)
The market value is determined by multiplying the value of Old Holdings units as of December 31, 2013, as determined in accordance with Old Holdings' annual valuation process, by the number of units.

2013 Director Compensation

        We did not have any directors during 2013. As a result, no information relating to our 2013 director compensation has been included in this prospectus.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        In addition to the director and executive officer compensation arrangements discussed above in the section entitled "Executive Compensation," this section describes transactions, or series of related transactions, since January 1, 2011 to which we were a party or will be a party, in which:

  •
  the amount involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a "5% Holder"), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions With Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

        We previously entered into an agreement with Mr. Moelis, our Chairman and Chief Executive Officer, to pay expenses relating to the use of an aircraft owned by an affiliate of Mr. Moelis. Pursuant to the agreement, we agreed to pay for a portion of the costs associated with Mr. Moelis' use of the aircraft for Moelis & Company business travel. During the years ended December 31, 2013, 2012 and 2011, we incurred expenses of approximately $2.3 million, $2.6 million and $2.6 million, respectively, for the use of the aircraft. These charges included only allocated costs based on business usage. Mr. Moelis pays for all unallocated expenses and any expenses related to personal flights or mixed-use flights (flights in which a non-business passenger is also on the flight).

        We intend to enter into an aircraft lease agreement with Moelis & Company Manager LLC ("Manager"), which is controlled by Mr. Moelis, pursuant to which Manager will lease an aircraft to Group LP (the "Aircraft Lease"). The initial term will be 120 months commencing on May 1, 2014 at a daily lease amount of $2,031.23. The Aircraft Lease will be a net lease and Manager will have no obligation, liability or responsibility to Group LP with respect to operation, maintenance, repairs, alterations, modifications, correction of faults or defects or insurance with respect to the aircraft during the term of the Aircraft Lease. Under the Aircraft Lease, Group LP will bear the entire risk of loss, theft, confiscation, expropriation, requisition, damage to, or destruction of the aircraft, subject to certain exceptions. Group LP will also agree to indemnify Manager and its officers, directors, agents, employees, successors and assigns from and against all liabilities associated with the aircraft, subject to certain limitations.

        We also intend to enter into an aircraft time sharing agreement (the "Aircraft Time Sharing Agreement") with Mr. Moelis pursuant to which Group LP may from time to time provide Mr. Moelis with transportation services on a non-exclusive basis using the aircraft Group LP will lease from Manager pursuant to the Aircraft Lease. Under the terms of the Aircraft Time Sharing Agreement, Mr. Moelis will reimburse Group LP for (i) twice the cost of the fuel, oil and other additives consumed, (ii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iii) all travel expenses for pilots and (iv) certain other expenses. The agreement will expire on December 31, 2015, but will be subject to automatic one-year extensions unless either party gives notice of non-renewal.

        Moelis & Company intends to grant a license to Mr. Moelis's progeny, under which they will have the right to use trademarks incorporating the term "Moelis" for certain purposes, including in connection with financial services activities.

Rights of Partner Holdings and Stockholders Agreement

        In connection with the completion of this offering, Moelis & Company will enter into a stockholders agreement with Partner Holdings. See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement."

Agreements With Old Holdings

Master Services Agreement

        We also intend to enter into a master services agreement with Old Holdings. Under the master services agreement, we will provide corporate and related services and office space to Old Holdings. Old Holdings will pay us mutually agreed-upon fees for these services, which will be based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, Old Holdings will be able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. Old Holdings may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party will indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by Old Holdings and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us.

Master Separation Agreement

        We intend to enter into a master separation agreement with Old Holdings in connection with the reorganization. The following discussion summarizes the material provisions of the agreement. The agreement will set forth, among other things, Old Holdings' principal transactions with us necessary to separate the advisory and asset management businesses of Old Holdings. The agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to us as part of the reorganization, and it will provide for when and how these transfers, assumptions and assignments will occur. Information in this prospectus with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires. The agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to us does not occur prior to the offering, then until such assets or liabilities are able to be transferred or assigned, Old Holdings or its subsidiaries will hold such assets on behalf of and for the benefit of us.

        The agreement will provide for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally place on Old Holdings and its subsidiaries the financial responsibility for liabilities associated with all of Old Holdings' current and historical asset management businesses and operations.

License Agreements

        Moelis & Company intends to grant a license to Old Holdings and certain affiliates, under which Old Holdings and such affiliates will have the right to use trademarks incorporating the term "Moelis" for certain purposes, including in connection with asset management activities. Old Holdings will not be able to use the trademarks if it is engaged in investment banking advisory services, and cannot use the trademark "Moelis & Company" or any derivations of it. The license will be non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement will continue in perpetuity unless terminated in accordance with its terms. Moelis & Company may terminate the license if Old Holdings becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

Other Agreements

        We may enter into engagement letters to provide investment banking services to Old Holdings. We may also enter into additional support and administration agreements with Old Holdings related to the reorganization on arm's length terms. Such agreements may include leasing agreements or tax matter agreements.

Policies and Procedures for Related Person Transactions

        Prior to the completion of this offering, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "related person transaction" (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of Moelis & Company Class A and Class B common stock by (i) each person known to us to beneficially own more than 5% of any class of the outstanding common stock, (ii) each of our directors and director nominee, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.

        The number of shares and percentage of beneficial ownership after the offering set forth below is based on 15,155,804 shares to be issued and outstanding immediately after the offering of Class A common stock, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock. This number excludes 39,210,693 shares of Class A common stock issuable in exchange for Group LP Class A partnership units and upon conversion of shares of our Class B common stock, each as described under "Organizational Structure—Amended and Restated Limited Partnership Agreement of Group LP—Exchange Rights." If all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted, we would have 54,366,497 shares of Class A common stock outstanding immediately after this offering.

        Concurrently with this offering, we will issue to Partner Holdings 36,328,307 shares of Class B common stock. Upon completion of this offering, Partner Holdings will be controlled by Mr. Moelis. The number of shares of Class B common stock listed in the table below as beneficially owned by Mr. Moelis correlates to the aggregate number of vested and unvested Group LP Class A partnership units that Partner Holdings will hold immediately after this offering. The number of shares of Class B common stock will depend in part on the price at which shares of Class A common stock are sold in this offering. For purposes of the presentation of the total number of shares of Class B common stock beneficially owned, we have assumed that the shares of Class A common stock will be sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of Moelis & Company, 399 Park Avenue, 5th Floor, New York, NY 10022.

	Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock		Number of Shares of Class B Common Stock		% of Combined Voting Power
Kenneth Moelis	2,335,658	(1)	36,328,307	(2)	96.6%
Navid Mahmoodzadegan	—	(3)	—		—
Jeffrey Raich	—	(4)	—		—
J. Richard Leaman III	—	(5)	—		—
Stephen F. Bollenbach	—		—		—
Dechomai Asset Trust(6)	1,225,200		—		0.3%
All executive officers and directors as a group (seven persons)(7)	2,335,658		36,328,307		96.6%

(1)
This number represents shares of Class A common stock held by certain employees and entities holding shares of Class A common stock for employees. Mr. Moelis has voting power over these shares. Mr. Moelis does not have a pecuniary interest in these shares.

This number excludes:

(a)
13,295,337 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the

    Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust. These 13,295,337 shares of Class A common stock represent approximately 24.5% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

  (b)
  3,462,597 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Irrevocable Trust, of which Mr. and Mrs. Moelis's children are the primary beneficiaries. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Irrevocable Trust with Mrs. Julie Moelis. Mr. Moelis does not have a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Irrevocable Trust. These shares of Class A common stock represent approximately 6.4% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(2)
This number represents the number of shares of Class B common stock held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units that Partner Holdings will hold immediately after this offering. Upon completion of this offering, Partner Holdings will be controlled by Mr. Moelis. These shares of Class B common stock are convertible into 18,182 shares of Class A common stock (assuming the Class A common stock is sold at $27.50 per share, which is the mid-point of the estimated initial public offering price range set forth on the cover page of this prospectus).

(3)
This number excludes 4,109,587 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of certain trusts, of which Mr. Mahmoodzadegan is a beneficiary. Mr. Mahmoodzadegan has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of these trusts. These shares of Class A common stock represent approximately 7.6% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(4)
This number excludes 2,179,549 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of Mr. Raich and certain trusts, of which Mr. Raich is a beneficiary. Mr. Raich has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on his behalf and on behalf of these trusts. These shares of Class A common stock represent approximately 4.0% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(5)
This number excludes 853,656 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of Mr. Leaman and certain trusts, of which Mr. Leaman is a beneficiary. Mr. Leaman has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on his behalf and on behalf of these trusts. These shares of Class A common stock represent approximately 1.6% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

(6)
The Dechomai Asset Trust is a charitable organization that focuses on accepting and granting the donation of non-cash assets to charities. The Board of Trustees of the Dechomai Asset Trust has

  voting and dispositive power over these shares. The Board of Trustees is comprised of Tirbod Fattahi, Jeff Shields, Greg Gryska, Joseph Tombs and Bryan Clontz. Mr. Clontz is a non-voting member of the Board of Trustees. None of these individuals has sole voting or dispositive power over any of these shares. The address of the Dechomai Asset Trust and each of these individuals is 3713 Pine Street, Jacksonville, FL 32205.

(7)
This number excludes 367,054 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of our executive officers and directors (other than Messrs. Moelis, Mahmoodzadegan, Raich and Leaman). These shares of Class A common stock represent approximately 0.7% of the shares of Class A common stock that would be outstanding immediately after this offering if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted at that time.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock upon the consummation of this offering is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, the forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Upon consummation of this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, and 1,000,000,000 shares of Class B common stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

        Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of Class A common stock and shares of Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class.

        Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A and Class B common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

        Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

        Subject to the transfer restrictions set forth in the Group LP limited partnership agreement, holders of fully vested Group LP Class A partnership units (other than Moelis & Company) may exchange these units for shares of Class A common stock on a one-for-one basis or cash (based on the market price of the shares of Class A common stock) at Group LP's option, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        Each share of Class B common stock may, at the option of the holders, be converted into Class A common stock, at a conversion rate determined based on the ratio of the subscription price for such shares to the initial public offering price of the Class A common stock.

Class B Common Stock

        For so long as the Class B Condition is satisfied, each share of our Class B common stock will entitle Partner Holdings to ten votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B common stock will entitle Partner Holdings to one vote for each share held of record on all matters submitted to a vote of stockholders. Shares of our Class B common stock are not transferable. Our Class B stockholders will not be entitled to cumulate their votes in the election of directors.

        Holders of our Class B common stock will be entitled to receive dividends of the same type as any dividends payable on outstanding Class A common stock. Dividends on shares of Class B common stock will be calculated based on the applicable subscription amount such that the aggregate dividends payable with respect to Class B common stock will equal the dividends payable with respect to an equivalent dollar amount of Class A common stock. The holders of our Class B common stock are entitled to receive, on a pari passu basis with the holders of our Class A common stock, such dividend or other distribution when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Each share of Class B common stock may, at the option of Partner Holdings, be converted into Class A common stock, at a conversion rate determined based on the ratio of the subscription price for such shares to the initial public offering price of the Class A common stock.

        Holders of our Class B common stock do not have preemptive or subscription rights.

Preferred Stock

        Our amended and restated certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which will apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Forum Selection Clause

        Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder's ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Anti-Takeover Effects of Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and the Stockholders Agreement

        Our amended and restated certificate of incorporation, which will be filed with the Secretary of State of the State of Delaware and become effective immediately prior to this offering, and bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

        Our amended and restated certificate of incorporation will provide that stockholder action may be taken by written consent in lieu of a meeting for so long as the Class B Condition is satisfied. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders.

        Our amended and restated certificate of incorporation will provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our Chief Executive Officer, pursuant to a resolution adopted by a majority of our board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Notwithstanding the foregoing, for so long as the Class B Condition is satisfied, stockholders collectively holding at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors may call a special meeting. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.

        In addition, upon completion of this offering, we will enter into a stockholders agreement with Partner Holdings. Under this agreement, Partner Holdings will have the right to designate a number of designees to our board of directors equal to a majority of the board of directors so long as the Class B Condition is satisfied. After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have the right to designate a number of designees to our board of directors equal to one quarter of the board of directors. As long as the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it. See "Organizational Structure—Rights of Partner Holdings and Stockholders Agreement."

        In addition, there will be no cumulative voting in the election of directors and our amended and restated certificate of incorporation will provide that directors may be removed, with or without cause, only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Class B Condition is satisfied, directors may be removed, with or without cause, with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

        The foregoing provisions of our amended and restated certificate of incorporation and bylaws and the stockholders agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock will be Computershare Trust Company, N.A. The transfer agent's address is 144 Fernwood Avenue, Edison, NJ 08837.

Listing

        We have applied to list our Class A common stock on the NYSE under the symbol "MC."

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability for future sales of shares, will have on the market price of our Class A common stock prevailing from time to time. The sale of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A common stock. Upon completion of this offering we will have a total of 15,155,804 shares of our Class A common stock outstanding, or 16,250,804 shares assuming the underwriters exercise their option to purchase additional shares in full.

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A common stock issued or reserved for issuance under our stock incentive plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the registration statement on Form S-8 will cover all shares of Class A common stock reserved for issuance under our 2014 Omnibus Incentive Plan. See "Executive Compensation—Moelis & Company 2014 Omnibus Incentive Plan."

Registration Rights

        In connection with the completion of this offering, Moelis & Company will grant registration rights pursuant to which:

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  Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within six months of the consummation of this offering, providing for the exchange of Group LP Class A partnership units held by certain Group LP non-Managing Director Class A unitholders for an equivalent number of shares of its Class A common stock and the resale of shares of Class A common stock held by certain non-Managing Directors at any time and from time to time thereafter, subject to applicable restrictions imposed by Moelis & Company;

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  Moelis & Company will be required to use its reasonable best efforts to file a shelf registration statement within three months of the expiration of the lock-up period relating to our Managing Directors, providing for the exchange of Group LP Class A partnership units held by such Managing Directors for an equivalent number of shares of Moelis & Company Class A common stock and the resale of shares of Moelis & Company Class A common stock by our Managing Directors at any time and from time to time, subject to applicable restrictions imposed by Moelis & Company;

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  certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions; and

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  certain Group LP Class A unitholders will have the ability to cause the Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions, in any public underwritten offerings by Moelis & Company after the expiration or earlier termination (if any) of an applicable lock-up agreement, subject to customary pro rata cutbacks.

        All fees, costs and expenses of underwritten registrations will be borne by the Company, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

        Effective January 1, 2012, we entered into a strategic alliance with SMBC and Nikko. Pursuant to the strategic alliance agreement, we granted SMBC the right, under certain circumstances and subject to certain restrictions, to require us to register shares of our Class A common stock issuable upon exchange of Class A partnership units owned by SMBC. Such securities of Moelis & Company registered under any registration statement will be available for sale in the open market unless restrictions apply.

Lock-Up Arrangements

        We, all of our directors, officers, Partner Holdings (through which our U.S. based Managing Directors and certain non-U.S. based Managing Directors hold Group LP Class A partnership units) and the entity through which the remaining Managing Directors hold shares of Class A common stock have agreed that, for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, we and they will not, subject to some exceptions, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock or any securities that are substantially similar to the shares of our Class A common stock (including, without limitation, shares of our Class A common stock that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and shares of our Class A common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our Class A common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our Class A common stock or any securities that are substantially similar to the shares of our Class A common stock, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable or exchangeable into shares of our Class A common stock or any of our other securities, or (iv) publicly disclose the intention to do any of the foregoing. Group LP Class A partnership units and Moelis & Company Class A common stock held by our Managing Directors (including through Partner Holdings) are subject to lock-up agreements for four years from this offering. After this period, Group LP Class A partnership units held by a Managing Director will become exchangeable into Class A common stock or cash as described above and Moelis & Company Class A common stock held by a Managing Director will become transferable, in each case in three equal installments on each of the fourth, fifth and sixth anniversary of this offering. If a Managing Director terminates his or her employment with the Company prior to the end of the lock-up period, the Company will be entitled to extend the lock-up period until up to the tenth anniversary of this offering. Group LP Class A partnership units and Moelis & Company Class A common stock held by our non-Managing Director employees and other existing Group LP unitholders are generally subject to lock-up agreements under which 50% of such securities will become transferable 180 days after the date of this prospectus and the remainder of such securities will become transferable following the one year anniversary of the consummation of this offering.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding Class A common stock and the average weekly trading volume during the four calendar weeks preceding each such sale, provided that at least six months have lapsed since such shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the holding period requirement) in order to sell shares of Class A common stock which are not restricted securities (such as shares acquired by affiliates either in this offering or through purchases in the open market following this offering).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

        The following discussion is a summary of U.S. federal income and estate tax consequences generally applicable to non-U.S. holders of Class A common stock that acquire Class A common stock for cash pursuant to this offering and that hold such shares as capital assets (generally, for investment). For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not an entity classified as a partnership and is not a U.S. holder; the term U.S. holder means:

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  an individual who is a citizen or resident of the U.S.;

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  a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (i) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other pass-through entity holds Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold Class A common stock and partners or members in these partnerships or other entities to consult their tax advisors regarding the U.S. federal income and estate tax consequences of the purchase, ownership and disposition of Class A common stock.

        This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not consider the non-income tax consequences or the state, local or non-U.S. tax consequences of an investment in Class A common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who purchase, hold or dispose of Class A common stock as part of a "straddle," "hedge," "conversion transaction," "wash sale" or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A common stock as compensation). This summary is based upon the Code, existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

        The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of Class A common stock.

Dividends

        Any dividend paid to a non-U.S. holder with respect to Class A common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a non-U.S. holder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN in order to obtain the benefit of such right. If, however, the non-U.S. holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the non-U.S. holder's conduct of a trade or business within the U.S., the dividend will not be subject to withholding. Instead, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% "branch profits tax" unless you qualify for a lower rate under an applicable U.S. income tax treaty.

Dispositions

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A common stock unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of trade or business in the U.S. and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.;

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  the non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the tax year of the disposition and meets certain other conditions; or

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  we are or have been a "U.S. real property holding corporation" ("USRPHC") under Section 897 of the Code during the applicable statutory period and the non-U.S. holder's shares in us represent more than 5% of the Class A common stock outstanding and are otherwise a "U.S. real property interest" under the Foreign Investment in Real Property Tax Act (and the non-U.S. holder is not eligible for any treaty exemption).

        We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

U.S. Federal Estate Taxes

        Class A common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act

        Legislation enacted in 2010 and existing guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A common stock held by an investor that is a non-financial non-U.S. entity, which does not qualify under certain exceptions, will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us (or another applicable withholding agent) that such entity does not have any "substantial U.S. owners" or (ii) provides certain information regarding the entity's "substantial U.S. owners," which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in Class A common stock.

Information Reporting and Backup Withholding

        You generally will be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and you the amount of any distributions paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld, if any, may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

 UNDERWRITING

        Moelis & Company will enter into an underwriting agreement with respect to the shares of Class A common stock being offered with Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the underwriters named below. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares of Class A common stock
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Moelis & Company LLC
J.P. Morgan Securities LLC
UBS Securities LLC
Keefe, Bruyette & Woods, Inc.
Sanford C. Bernstein & Co., LLC
JMP Securities LLC
Total	7,300,000

        The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        The underwriters have an option to buy up to an additional 1,095,000 shares of Class A common stock from the company to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Moelis & Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,095,000 additional shares of Class A common Stock.

Paid by Moelis & Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and to the underwriters' right to reject any order in whole or in part.

        We, all of our directors, officers, Partner Holdings (through which our U.S. based Managing Directors and certain non-U.S. based Managing Directors will hold Group LP Class A partnership units) and the entity through which the remaining Managing Directors hold shares of Class A common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        An application has been made to list the Class A common stock on the NYSE under the symbol "MC."

        In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company's Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Conflicts of Interest

        Moelis & Company controls Moelis & Company LLC, a participating underwriter in this offering. Therefore, Moelis & Company LLC is deemed to have a "conflict of interest" within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Moelis & Company and other affiliates of Moelis & Company LLC will be deemed to receive more than 5% of net offering proceeds and will have a "conflict of interest" pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Moelis & Company LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121(a)(1)(A), the appointment of a qualified independent underwriter is not necessary. Moelis & Company LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.

Directed Share Program

        At our request, the underwriters have reserved up to 5% of the Class A common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers, employees and certain other persons. The sales will be made by UBS Financial Services Inc., a selected dealer affiliated with UBS Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Shares sold in the directed share program to our directors, officers and employees shall be subject to a 180-day lock-up. All other participants in the directed share program shall generally be subject to a 30-day lock-up with respect to any shares sold to them pursuant to that program. These lock-ups will have similar restrictions.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer of shares of Class A common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of shares of Class A common stock to the public may be in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares of Class A common stock to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act ("FSMA")) received by it in connection with the issue or sale of the shares of Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to Company; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the United Kingdom.

Switzerland

        The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Hong Kong

        The shares of Class A common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (ii) where no consideration is given for the transfer or (iii) by operation of law.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

General

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered.

        The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $12 million. The Company has agreed to reimburse the underwriters for certain expenses in an amount not to exceed $30,000.

        The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

 VALIDITY OF COMMON STOCK

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sullivan & Cromwell LLP, New York, New York, is representing the underwriters in this offering.

EXPERTS

        The combined financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and financial statement schedule and includes an explanatory paragraph referring to certain expenses that have been allocated from Moelis & Company Holdings LP to the Company). Such combined financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered for sale with this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        As a result of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

*    The combined financial statements reflect the historical results of operations and financial position of the Company for all periods presented. Accordingly, the historical financial statements do not reflect what the results of operations and financial position of the Company would have been had the Company been a stand-alone, public company for the periods presented.

        The Company has operated in the U.S. through various limited liability companies and partnerships. As a result, the Company's income has generally not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Income taxes shown on the Company's historical combined statements of operations are primarily attributable to taxes incurred in non-U.S. entities and to New York City unincorporated business tax attributable to the Company's operations apportioned to New York City. Unaudited pro forma taxes based on the reorganization and initial public offering are provided within the unaudited pro forma financial information section of this prospectus.

        The combined financial statements of the Company include only those accounts attributable to the advisory business of the Company's parent ("Advisory business" or "Advisory operations") and includes certain allocations from the Company's parent. There is currently no separate capital structure for the combined Advisory businesses. Accordingly, the Company has not presented historical earnings per unit of the combined entities. Unaudited pro forma earnings per share, based on the reorganization, is provided within the Unaudited Pro Forma Combined Statement of Operations Information section of the combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Moelis & Company Holdings LP:

        We have audited the accompanying combined financial statements of the Advisory operations of Moelis & Company Holdings LP (the "Company") as of December 31, 2013 and 2012, and the related combined statements of operations, comprehensive income, cash flows and changes in parent company equity for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index to the Combined Financial Statements. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Advisory operations of Moelis & Company Holdings LP as of December 31, 2013 and 2012, and the results of their related combined operations, comprehensive income, cash flows and changes in parent company equity for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the combined financial statements, certain expenses have been allocated from Moelis & Company Holdings LP to the Company.

/s/ Deloitte & Touche LLP

New York, New York
February 26, 2014

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Combined Statements of Financial Condition

(dollars in thousands)

	Unaudited Pro Forma December 31, 2013 (Note 4)	As of December 31,
		2013	2012
Assets
Cash and cash equivalents	$88,524	$303,024	$185,623
Restricted cash	792	792	774
Receivables:
Accounts receivable, net of allowance for doubtful accounts of $773 and $1,746 as of 2013 and 2012, respectively	28,784	28,784	37,651
Other receivables, net of allowance for doubtful accounts of $1,080 and $2,673 as of 2013 and 2012, respectively	6,559	6,559	9,811

Total receivables	35,343	35,343	47,462
Deferred compensation	3,495	3,495	6,314
Investments at fair value (cost basis $69,066 and $139,136 as of 2013 and 2012, respectively)	68,141	68,141	139,138
Investment in joint venture	12,481	12,481	10,371
Equipment and leasehold improvements, net	5,156	5,156	5,786
Intangible assets, net of accumulated amortization of $466 and $296 as of 2013 and 2012, respectively	42	42	211
Deferred tax asset	5,102	1,315	819
Prepaid expenses and other assets	13,674	13,674	6,170

Total assets	$232,750	$443,463	$402,668

Liabilities and Parent Company Equity
Compensation payable	$104,527	$104,527	$119,936
Accounts payable and accrued expenses	14,262	14,262	13,924
Deferred revenue	6,838	6,838	2,649
Other liabilities	8,466	8,466	6,051

Total liabilities	134,093	134,093	142,560

Commitments and Contingencies (See Note 12)
Parent company investment	—	308,444	259,945
Accumulated other comprehensive income	926	926	163
Class A common stock, par value $0.01 per share	78	—	—
Class B common stock, par value $0.01 per share	363	—	—
Additional paid-in-capital	19,257	—	—
Noncontrolling interests	78,033	—	—

Total parent company equity	98,657	309,370	260,108

Total liabilities and equity	$232,750	$443,463	$402,668

See notes to the combined financial statements.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Combined Statements of Operations

(dollars in thousands)

	For the Years Ended December 31,
	2013	2012	2011
Revenues	$411,386	$385,871	$268,024
Expenses
Compensation and benefits	264,944	274,941	200,368
Occupancy	13,902	14,098	12,386
Professional fees	13,281	12,256	15,318
Communication, technology and information services	13,819	13,299	11,623
Travel and related expenses	18,153	14,921	15,466
Depreciation and amortization	2,296	2,507	2,085
Other expenses	14,882	15,804	21,648

Total expenses	341,277	347,826	278,894

Operating income (loss)	70,109	38,045	(10,870)
Other income and expenses	(771)	333	245
Income (loss) from equity method investment	3,681	(658)	5,737

Income (loss) before income taxes	73,019	37,720	(4,888)
Provision for income taxes	2,794	2,498	3,642

Net income (loss)	$70,225	$35,222	$(8,530)

Pro Forma Combined Statement of Operations Information
(unaudited) (Note 4)

Income before income taxes	$73,019
Pro forma provision for income taxes	(7,150)

Pro forma net income	$65,869
Pro forma net income attributable to noncontrolling interests	58,644

Pro forma net income attributable to common shareholders	$7,225

Net income per share of Class A common stock—basic and diluted	0.93

Weighted average shares of Class A common stock outstanding—basic and diluted	7,740,032

See notes to the combined financial statements.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Combined Statements of Comprehensive Income

(dollars in thousands)

	For the Years Ended December 31,
	2013	2012	2011
Net income (loss)	$70,225	$35,222	$(8,530)
Foreign currency translation adjustment, net of tax	763	511	183

Other comprehensive income	763	511	183

Comprehensive income (loss)	$70,988	$35,733	$(8,347)

See notes to the combined financial statements.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Combined Statements of Cash Flows

(dollars in thousands)

	For the Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$70,225	$35,222	$(8,530)
Adjustments to reconcile combined net income (loss) to net cash provided by (used in) operating activities:
Bad debt expense	1,564	2,926	2,948
Depreciation and amortization	2,296	2,507	2,085
Amortization of compensation associated with acquisition	820	820	614
(Income) loss from equity method investment	(3,681)	658	(5,737)
Equity-based compensation	48,539	41,224	24,371
Deferred tax provision	261	(284)	1,564
Other	2,763	2,264	432
Changes in assets and liabilities:
Accounts receivable	5,805	(25,696)	2,730
Other receivables	1,175	(1,090)	(1,566)
Prepaid expenses and other assets	(7,403)	1,294	(1,786)
Deferred compensation	2,811	1,783	(8,086)
Compensation payable	(16,728)	47,869	(29,888)
Accounts payable and accrued expenses	238	2,135	1,831
Deferred revenue	4,179	841	(2,199)
Dividends received	2,375	750	—
Other liabilities	2,418	(2,488)	1,313

Net cash provided by (used in) operating activities	117,657	110,735	(19,904)

Cash flows from investing activities
Purchase of investments	(145,230)	(177,144)	(29,922)
Proceeds from sales of investments	218,142	68,060	1,270
Notes provided to employees	—	(406)	—
Note payments received from employees	383	56	157
Purchase of equipment and leasehold improvements	(1,623)	(3,682)	(2,517)
Acquisition of subsidiary, net of cash acquired	—	—	(127)
Change in restricted cash	(4)	(6)	(85)

Net cash provided by (used in) investing activities	71,668	(113,122)	(31,224)

Cash flows from financing activities
Capital contribution received from investor in Parent	—	93,217	—
Tax distributions to Parent for partners	(40,130)	(23,665)	(30,644)
Dividend distributions to Parent for partners	(35,389)	—	—
Other cash contributions from (distributions to) Parent	2,016	(2,268)	(21,783)

Net cash provided by (used in) financing activities	(73,503)	67,284	(52,427)

Effect of exchange rate fluctuations on cash and cash equivalents	1,579	494	293
Net increase (decrease) in cash and cash equivalents	117,401	65,391	(103,262)
Cash and cash equivalents, beginning of year	185,623	120,232	223,494

Cash and cash equivalents, end of year	$303,024	$185,623	$120,232

Supplemental cash flow disclosure:
Cash paid during the year for:
Income taxes	$1,422	$2,859	$2,548
Investing activities:
Non-cash settlement of accounts receivable	$2,828	$—	$—
Non-cash contribution from Parent	$757	$—	$—

See notes to the combined financial statements.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Combined Statements of Changes in Parent Company Equity

(dollars in thousands)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance as of January 1, 2011	$147,882	$(531)	$147,351
Net income (loss)	(8,530)	—	(8,530)
Other comprehensive income	—	183	183
Net cash distributions to Parent	(52,427)	—	(52,427)
Equity-based compensation	24,371	—	24,371
Equity-based contributions to joint venture and Parent's advisory board	1,227	—	1,227

Balance as of December 31, 2011	112,523	(348)	112,175
Net income (loss)	35,222	—	35,222
Other comprehensive income	—	511	511
Net cash contributions from Parent	67,284	—	67,284
Equity-based compensation	41,224	—	41,224
Equity-based contributions to joint venture and Parent's advisory board	3,692	—	3,692

Balance as of December 31, 2012	259,945	163	260,108
Net income (loss)	70,225	—	70,225
Other comprehensive income	—	763	763
Net cash distributions to Parent	(73,503)	—	(73,503)
Equity-based compensation	48,539	—	48,539
Equity-based contributions to joint venture and Parent's advisory board	2,481	—	2,481
Other non-cash contributions	757	—	757

Balance as of December 31, 2013	$308,444	$926	$309,370

See notes to the combined financial statements.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements

(dollars in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The accompanying combined financial statements include the historical carved out accounts and operations of the Advisory business (the "Company," "we," "our," or "us") of Moelis & Company Holdings LP (the "Parent" or "Old Holdings"). The Parent is a Delaware limited partnership that commenced operations originally as a limited liability company on May 1, 2007 and was converted to a limited partnership on July 1, 2011. The general partner of the Parent is Moelis & Company Holdings GP LLC. The sole member of Moelis & Company Holdings GP LLC is Moelis & Company Manager LLC ("Manager"), which is wholly-owned by certain co-founding partners. The Company's activities as an investment banking advisory firm constitute a single business segment offering clients, including corporations, governments and financial sponsors, a range of advisory services with expertise across all major industries in mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.

        Basis of Presentation—The combined financial statements of the Company include only those accounts attributable to the Advisory business which include certain accounts and allocations from the Parent and the following subsidiaries:

  •
  Moelis & Company LLC ("Moelis"), a Delaware limited liability company, a registered broker-dealer with the U.S. Securities and Exchange Commission ("SEC") and a member of the Financial Industry Regulatory Authority ("FINRA").

  •
  Moelis & Company International Holdings LLC ("Moelis International"), a Delaware limited liability company, owns the following entities:

  •
  Moelis & Company UK LLP ("Moelis UK"), a limited liability partnership registered under the laws of England and Wales and authorized by the Financial Services Authority ("FSA") to conduct independent, regulated activities as a Corporate Finance Firm (exempt CAD). In addition to the United Kingdom, Moelis UK maintains operations through the following subsidiaries and branches:

  •
  Moelis & Company France SAS (French subsidiary)

  •
  Moelis & Company Europe Limited, Frankfurt am Main (German branch)

  •
  Moelis & Company UK LLP, DIFC (Dubai branch)

  •
  50% of Moelis Australia Holdings PTY Limited ("Moelis Australia Holdings"), a joint venture with Magic Trust Trustee PTY Limited (the "Trust").

  •
  Moelis & Company Asia Limited ("Moelis Asia"), a limited company incorporated in Hong Kong licensed under the Hong Kong Securities and Futures Ordinance to provide financial advisory services. In addition to Hong Kong, Moelis Asia maintains operations in Beijing China through Moelis & Company Consulting (Beijing) Company Limited.

  •
  Moelis & Company India Private Limited, a private limited company incorporated in Mumbai, India.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The Company prepared the accompanying combined financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The combined financial statements include the combined operations, assets and liabilities of the Company.

        In addition to the revenues, expenses, assets and liabilities that are specifically identifiable to the Company, certain expenses have been allocated from the Parent based on the most relevant measure, including relative usage or proportion of the Company's headcount to that of the Parent. For the years ended December 31, 2013, 2012 and 2011, $9,477, $10,094 and $9,473, respectively, of occupancy expenses have been allocated to the Company based on the proportion of the Company's headcount to that of the Parent. For the years ended December 31, 2013, 2012 and 2011, $9,793, $9,433 and $8,834, respectively, of communication, technology and information services expenses have been allocated to the Company based on a combination of relative usage and the proportion of the Company's headcount to that of the Parent. All other expenses were specifically identifiable to the Company. Management believes the assumptions and allocations underlying the combined financial statements are reasonable, and the allocated amounts are representative of the amounts that would have been recorded in the combined financial statements had the Company operated independent of the Parent for the historical periods presented.

        All intercompany balances and transactions within the Company have been eliminated.

        Cash and Cash Equivalents—Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase.

        As of December 31, 2013, the Company had cash equivalents of $260,825 (December 31, 2012: $157,978) invested primarily in U.S. treasury bills and government securities money market funds. Additionally, as of December 31, 2013 the Company had cash of $42,199 (December 31, 2012: $27,645) maintained in U.S. and non-U.S. bank accounts, of which some account balances exceeded the FDIC coverage limit of $250.

        Restricted Cash—The Company held cash of $792 and $774 as of December 31, 2013 and December 31, 2012, respectively, in restricted collateral accounts deposited in connection with corporate credit card programs.

        Receivables—The accompanying combined statements of financial condition presents accounts receivable balances net of allowance for doubtful accounts based on the Company's assessment of the collectability of customer accounts.

        The Company maintains an allowance for doubtful accounts that, in management's opinion, provides for an adequate reserve to cover losses that may be incurred. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances, and the current economic conditions that may affect a customer's ability to pay such amounts owed to the Company.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        After concluding that a reserved accounts receivable is no longer collectible, the Company will charge-off the receivable. This is determined based on several factors including the age of the accounts receivable and the credit worthiness of the customer. This has the effect of reducing both the gross receivable and the allowance for doubtful accounts.

        Deferred Compensation—Deferred compensation costs represent arrangements with certain employees whereby cash payments are subject to a required period of service subsequent to payment by the Company. These amounts are charged to expenses over the period that the employee is required to provide services in order to vest in the payment.

        Financial Instruments at Fair Value—Fair value is generally based on quoted prices, however if quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. The Company established a fair value hierarchy which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of instrument, the characteristics specific to the instrument and the state of the marketplace (including the existence and transparency of transactions between market participants). Financial instruments with readily-available actively quoted prices or for which fair value can be measured from actively-quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories (from highest to lowest) based on inputs:

  Level 1—Quoted prices (unadjusted) are available in active markets for identical instruments that the Company has the ability to access as of the reporting date. The Company, to the extent that it holds such instruments, does not adjust the quoted price for these instruments, even in situations in which the Company holds a large position and a sale could reasonably affect the quoted price.

  Level 2—Pricing inputs are observable for the instruments, either directly or indirectly, as of the reporting date, but are not the same as those used in Level 1. Fair value is determined through the use of models or other valuation methodologies.

  Level 3—Pricing inputs are unobservable for the instruments and include situations where there is little, if any, market activity for the investments. The inputs into the determination of fair value require significant judgment or estimation by the Company's management.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given investment is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the instrument.

        For level 3 investments in which pricing inputs are unobservable and limited market activity exists, management's determination of fair value is based on the best information available, may incorporate management's own assumptions and involves a significant degree of judgment.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Investment in Joint Venture—The Company accounts for its investment in Moelis Australia Holdings under the equity method of accounting as the Company does not control the entity but jointly controls Moelis Australia Holdings with the Trust. The Company reflects its investment in investment in joint venture on the accompanying combined statements of financial condition. In connection with this investment, the Company acquired a call option to purchase the remaining 50% interest in Moelis Australia Holdings. Also, in connection with the investment, the Company granted a put option enabling the key senior Australian executive to sell his remaining shares in Moelis Australia Holdings back to the Company upon certain defined exit events. The call and the put options are embedded in the equity method investment and have not been separated as embedded derivatives because they do not meet the definition of a derivative given that the investee's shares are not publicly traded. The investment reflects the Company's share of contributions made to, distributions received from, and the equity earnings and losses of, the joint venture. The Company reflects its share of gains and losses of the joint venture in income (loss) from equity method investment in the combined statements of operations.

        Equipment and Leasehold Improvements—Equipment consists primarily of office equipment, computer equipment and furniture and fixtures and is stated at cost less accumulated depreciation, which is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost less accumulated amortization, which is determined using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.

        Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to expenses as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation or amortization are removed from the combined statements of financial condition and any gain or loss is reflected in the combined statements of operations.

        Revenue and Expense Recognition—The Company recognizes revenues from providing advisory services when earned. Upfront fees are recognized over the estimated period that the related services are performed. Transaction-related fees are recognized when all services for a transaction have been provided, specified conditions have been met and the transaction closes. Underwriting revenues are recognized when the offering is deemed complete and is presented net of related expenses. Deferred revenues are recorded for fees received that have not yet been earned. Expenses are recorded on the combined statements of operations, net of client reimbursements. Reimbursable expenses billed to clients totaled $10,652 for the year ended December 31, 2013 (2012: $11,471; 2011: $8,093).

        Equity-based Compensation—The Company recognizes the cost of partner and non-partner employee services received in exchange for an equity instrument award. The cost is based on its grant-date fair value amortized over the service period required by the award's vesting terms. The measurement of the grant-date fair value requires the Company's Parent to make estimates about its future operating results and the appropriate risk-adjusted discount rates. The methods used to estimate the fair value of equity-based compensation generally include the market approach and the income approach, each of which involve a significant degree of judgment. Under the market approach, fair value is determined with reference to observable valuation measures for comparable companies

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(e.g., multiplying a key performance metric of the comparable company by a relevant valuation multiple—adjusted for differences between the Company's Parent and the referenced comparable). Under the income approach, fair value is determined by converting future amounts (e.g., cash flows or earnings) to a single present amount (discounted) using current expectations about those future amounts. These estimates could change in the future and have a material impact on the estimate of the fair value. The Company recognizes such amounts in compensation and benefits expenses on the accompanying combined statements of operations and as an increase to parent company equity on the accompanying combined statements of financial condition and in the accompanying combined statements of changes in parent company equity. See Note 8 for further discussion.

        Income Taxes—The Company's operating results were included in the Parent's U.S. federal and state income tax returns, as well as the tax filings for non-U.S. jurisdictions. For purposes of the Company's combined financial statements, provision for income taxes and deferred tax balances have been calculated as if the Company completed its tax returns on a stand-alone basis separate from the Parent ("Separate Return Method"). The Separate Return Method applies the accounting guidance for income taxes to the combined financial statements as if the Company were a separate taxpayer and a stand-alone enterprise from its Parent for the periods presented.

        The Company is comprised of entities that are organized as limited liability companies and limited partnerships. For federal income tax purposes, the Company is a pass-through entity. Accordingly, no federal income taxes are assessed at the Company level. Federal income tax law and regulations require the partners to report their allocable share of the Company's taxable income or loss in their respective tax returns. Certain foreign, state and local tax authorities levy taxes on the Company based on its income.

        The Company will continue to review the conclusions reached regarding uncertain tax positions, which may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations and interpretations thereof. To the extent that the Company's assessment of the conclusions reached regarding uncertain tax positions changes, such change in estimate will be recorded in the period in which such determination is made. The Company reports income tax-related interest and penalties, if applicable, as a component of income tax expense. For the years ended December 31, 2013, 2012 and 2011, no such amounts were recognized.

        Foreign Currency Translation—Assets and liabilities held in non-U.S. dollar denominated (functional) currencies are translated into U.S. dollars at exchange rates in effect at the end of the reporting period. Revenues and expenses are translated at average exchange rates during the reporting period. A charge or credit is recorded to other comprehensive income to reflect the translation of these amounts to the extent the non-U.S. currency is designated the functional currency of the subsidiary. Non-functional currency related transaction gains and losses are immediately recorded in the combined statements of operations.

        Use of Estimates—The preparation of combined financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period in which they are determined to be necessary.

        In preparing the combined financial statements, management makes estimates and assumptions regarding:

  •
  the adequacy of the allowance for doubtful accounts;

  •
  the realization of deferred taxes;

  •
  measurement of equity-based compensation; and

  •
  other matters that affect the reported amounts and disclosures of contingencies in the financial statements.

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In January 2013, the FASB issued ASU No. 2013-01 "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities" ("ASU 2013-01"). ASU 2013-01 provides amendments to ASU 2011-11 by clarifying the scope of transactions that are subject to the disclosures of offsetting. The amendments in this update are effective retrospectively for periods beginning after January 1, 2013. The adoption of this update did not have an impact on the Company's combined financial statements.

        In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"). ASU 2013-11 provides amendments to ASC No. 740, "Income Taxes", which clarify the guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The amendments require that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. If a net operating loss carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in this update are effective prospectively during interim and annual periods beginning after December 15, 2013, with early adoption permitted. The Company is currently assessing the impact of the adoption of this update on the Company's combined financial statements.

4. BUSINESS CHANGES AND DEVELOPMENTS

Reorganization and Initial Public Offering

        Subsequent to December 31, 2013, Old Holdings submitted a registration statement on Form S-1 to the SEC indicating a plan to undertake a reorganization of its business in connection with the initial

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. BUSINESS CHANGES AND DEVELOPMENTS (Continued)

public offering of Class A common stock by Moelis & Company, a newly-formed Delaware corporation. Following the reorganization, the Advisory operations will be owned by Moelis & Company Group LP, a Delaware limited partnership ("Group LP"). Group LP will be controlled by Moelis & Company. The new public shareholders will be entitled to receive a portion of the economics of the Advisory operations through their direct ownership interests in Class A common stock of Moelis & Company. The existing owners of the Parent will continue to receive the majority of the economics of the Advisory operations, as non-controlling interest holders, primarily through direct and indirect ownership interests in Group LP partnership units. As a corporation, Moelis & Company will be subject to United States federal and state corporate income taxes, which will result in a material increase in the applicable tax rates and current tax expense incurred post reorganization.

        Group LP will have one principal class of units, Class A partnership units. Group LP will issue Class A partnership units to Moelis & Company and to certain existing holders of Old Holdings units who are to become Class A partnership unitholders. Following the reorganization, a Group LP Class A partnership unit (not held by Moelis & Company or its subsidiaries) will be exchangeable into one share of Moelis & Company Class A common stock. In addition, Group LP will issue Class B partnership units to Moelis & Company. The Class B partnership units will correspond with the economic rights of shares of Moelis & Company Class B common stock. The economic rights of Class B common stock will be based on the ratio of the Class B subscription price to the initial public offering price of shares of Class A common stock. Holders of shares of Class B common stock will be entitled to receive dividends of the same type as any dividends payable on outstanding shares of Class A common stock. Dividends on shares of Class B common stock will be calculated based on the applicable subscription amount such that the aggregate dividends payable will equal the dividends payable with respect to a number of shares of Class A common stock which could have been purchased at the initial price to the public in the initial public offering with the aggregate subscription price for the shares of Class B common stock.

        Group LP Class A partnership unitholders will have no voting rights by virtue of their ownership of Group LP Class A partnership units, except for the limited rights described in Group LP's Amended and Restated Agreement of Limited Partnership. Moelis & Company Partner Holdings LP will hold all shares of Class B common stock, enabling it initially to exercise majority voting control over Moelis & Company and, indirectly, over Group LP. Among other items, the Class B Condition calls for Mr. Moelis to maintain a defined minimum equity stake and that he devote his primary business time to Moelis & Company. So long as the Class B Condition is satisfied, each share of Class B common stock will entitle its holder to ten votes for each share held of record on all matters submitted to a vote of stockholders. Shares of Class B common stock are generally not transferrable and, if transferred other than in the limited circumstances set forth in Moelis & Company's Amended and Restated Certificate of Incorporation, such shares shall automatically convert into a number of shares of Class A common stock set forth in Moelis & Company's Amended and Restated Certificate of Incorporation. Upon failure of the Class B Condition, each share of Class B common stock will have one vote for each share held. Each share of Class B common stock may, at the option of the holder, be converted into a number of shares of Class A common stock set forth in Moelis & Company's Amended and Restated Certificate of Incorporation.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. BUSINESS CHANGES AND DEVELOPMENTS (Continued)

  Unaudited Pro Forma Combined Statement of Financial Condition

        In connection with the Company's reorganization, 1,101,541 pre-reorganization partnership units of Old Holdings will become 46,932,543 post-reorganization Class A Group LP partnership units. 39,192,511 of these partnership units will be held by the partners of Old Holdings and represent a noncontrolling interest in Group LP, and the remaining 7,740,032 units will be converted into Class A common stock of the Company, representing a controlling interest. In addition, the Company intends to distribute approximately $215,000 to its existing owners and to a separate business of the Parent. The unaudited pro forma combined statement of financial condition as of December 31, 2013 gives pro forma effect to this distribution payable in cash as if the distribution had been effected as of December 31, 2013. The unaudited pro forma combined statement of financial condition is presented for illustrative purposes only and does not purport to project the Company's combined financial condition for any future date.

  Unaudited Pro Forma Combined Statement of Operations Information

        The following calculation reflects net income attributable to common shareholders divided by weighted average shares of Class A common stock outstanding.

Pro forma net income attributable to common shareholders	$7,225

Weighted average shares of Class A common stock outstanding—basic and diluted	7,740,032

Net income available to holders of Class A common stock per share	$0.93

Pro forma net income attributable to common shareholders
Income before income taxes	$73,019
Pro forma provision for income taxes	(7,150)	(a)

Pro forma net income	65,869
Pro forma net income attributable to noncontrolling interests	58,644	(b)

Pro forma net income attributable to common shareholders	$7,225

(a)
In connection with the reorganization, 16.49% of the outstanding partnership interests will be converted directly into 7,740,032 shares of Class A common stock of Moelis & Company. An adjustment has been made to increase our effective tax rate to 40%, which assumes the Company is taxed as a corporation at the highest statutory rates.

(b)
Reflects an adjustment to record the 83.51% noncontrolling interests, net of tax, that partners of Old Holdings (other than the Company) own in Group LP relating to their partnership units. As part of the reorganization, 7,740,032 shares of Class A common stock are outstanding in Moelis & Company and 39,192,511 partnership units are held by partners of Old Holdings.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. BUSINESS CHANGES AND DEVELOPMENTS (Continued)

Basic and diluted weighted average Class A common stock outstanding

Basic and Diluted
Class A common stock outstanding upon completion of the reorganization	7,740,032
Class A partnership units(1)	—

Weighted average shares of Class A common stock outstanding upon completion of the reorganization	7,740,032

(1)
Class A partnership units may be exchanged for our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications and compliance with applicable lock-up, vesting and transfer restrictions. If all Class A partnership units were to be exchanged for Class A common stock immediately following the reorganization, fully diluted Class A common stock outstanding would be 46,932,543. In computing the dilutive effect, if any, that the aforementioned exchange would have on earnings per share, we consider that net income available to holders of Class A common stock would increase due to elimination of the noncontrolling interest in consolidated entities associated with the Group LP Class A partnership units (including any tax impact). For the year ended December 31, 2013, such exchange is not reflected in diluted earnings per share as the assumed exchange is not dilutive.

We have not included the impact of shares of Class B common stock because these shares are entitled to an insignificant amount of economic participation.

Acquisition of Asia Pacific Advisors

        On April 12, 2011, the Company acquired Asia Pacific Advisers ("APA"), an independent financial advisory firm based in Hong Kong. The transaction was approved by the Hong Kong Securities and Futures Commission. APA's name was changed to Moelis & Company Asia Limited.

        The total consideration paid for APA was $127 and was allocated to the net liabilities assumed of $380 and the identifiable intangible customer relationships acquired of $507. The customer relationship asset is being amortized over its useful life of three years.

        Expenses associated with the amortization of the customer relationships for the year ended December 31, 2013 were $168 (2012: $168) and were included in depreciation and amortization in the combined statements of operations. Expenses associated with the amortization of the customer relationships for the period April 12, 2011 through December 31, 2011 were $127 and were included in depreciation and amortization in the combined statements of operations.

        In connection with the acquisition of APA, the Company paid cash of $2,250 and agreed to a profit sharing arrangement with certain individuals who became employees of the Company at the acquisition date. The upfront cash paid and profit sharing payouts are contingent upon continuing

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. BUSINESS CHANGES AND DEVELOPMENTS (Continued)

employment over a service period beginning on the date of acquisition through December 31, 2013. For the year ended December 31, 2013, the Company recorded $820 (2012: $820) related to such payout in compensation and benefits expenses in the combined statements of operations. For the period April 12, 2011 through December 31, 2011, the Company recorded $614 related to such payout in compensation and benefits expenses in the combined statements of operations.

Investment in Joint Venture

        On April 1, 2010, the Company entered into a 50-50 joint venture in Moelis Australia Holdings, investing a combination of cash and certain net assets of its wholly-owned subsidiary, Moelis Australia, in exchange for its interests. The remaining 50% is owned by an Australian trust established by and for the benefit of Moelis Australia senior executives.

        On April 1, 2011, the Parent contributed its equity to Moelis Australia Holdings (or the "Australian JV"), which in turn granted equity awards to its employees in return for providing future employment related services. These units generally vest over an eight year service period and are recorded as compensation expenses on Moelis Australia Holdings' financial statements. As the recipients are not employees of the Company, but rather employees of the Australian JV, the Company recognizes the entire expense associated with these awards based on the fair value re-measured at each reporting period and amortized over the vesting period. For the year ended December 31, 2013, the Company recognized $1,609 in additional parent company equity, $805 in investment in joint venture and $805 in other expenses relating to the contribution of these equity awards in the combined financial statements. For the year ended December 31, 2012, the Company recognized $2,937 in additional parent company equity, $1,469 in investment in joint venture and $1,469 in other expenses relating to the contribution of these equity awards in the combined financial statements. For the year ended December 31, 2011, the Company recognized $1,065 in additional parent company equity, $532 in investment in joint venture and $532 in other expenses relating to the contribution of these equity awards in the combined financial statements.

        In March 2013 and 2012, Moelis Australia Holdings paid dividends to the Company in the amount of $2,375 and $750, respectively. These dividends were treated as a return on investment in joint venture in the combined financial statements.

        Summary financial information related to Moelis Australia Holdings is as follows:

	December 31,
	2013	2012	2011
Total assets	$38,465	$40,274	$41,990
Total liabilities	(15,760)	(18,432)	(20,895)

Net equity	$22,705	$21,842	$21,095

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

4. BUSINESS CHANGES AND DEVELOPMENTS (Continued)

	For the Year ended December 31,
	2013	2012	2011
Total revenues	$41,668	$35,818	$52,342
Total expenses	(34,307)	(37,133)	(40,868)

Net income (loss)	$7,361	$(1,315)	$11,474

Ownership percentage	50%	50%	50%
Income (loss) from investment in joint venture	$3,681	$(658)	$5,737

5. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

        Equipment and leasehold improvements, net consist of the following:

		December 31,
	Useful lives	2013	2012
Office equipment	3 Years	$7,498	$6,557
Furniture and fixtures	7 Years	1,730	1,756
Leasehold improvements	5 - 60 Months	4,395	4,534

Total		13,623	12,847
Less accumulated depreciation and amortization		(8,467)	(7,061)

Equipment and leasehold improvements, net		$5,156	$5,786

        Depreciation and amortization expenses for fixed assets totaled $2,128, $2,306 and $1,959 for the years ended December 31, 2013, 2012 and 2011, respectively.

6. FAIR VALUE MEASUREMENTS

        The Company established a fair value hierarchy which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories (from highest to lowest) based on inputs:

  Level 1—Quoted prices (unadjusted) are available in active markets for identical instruments that the Company has the ability to access as of the reporting date. The Company, to the extent that it holds such instruments, does not adjust the quoted price for these instruments, even in situations in which the Company holds a large position and a sale could reasonably affect the quoted price.

  Level 2—Pricing inputs are observable for the instruments, either directly or indirectly, as of the reporting date, but are not the same as those used in Level 1. Fair value is determined through the use of models or other valuation methodologies. The estimated fair values of government securities money markets, U.S. treasury bills and bank time deposits classified in Level 2 as of December 31, 2013 and 2012 are based on quoted prices for recent trading activity in identical or similar instruments. The Company generally invests in U.S. treasury bills with maturities of less than six months.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

6. FAIR VALUE MEASUREMENTS (Continued)

  Level 3—Pricing inputs are unobservable for the instruments and include situations in which there is little, if any, market activity for the investments. The inputs into the determination of fair value require significant judgment or estimation by the Company's management. The valuation methodology used for the Company's investment classified as Level 3 as of December 31, 2013 was based upon a recent market transaction executed by the issuer.

        See Note 2 for further information on the Company's fair value hierarchy.

        The following tables summarize the levels of the fair value hierarchy into which the Company's financial assets and liabilities fall as of December 31, 2013:

Financial assets:	Total	Level 1	Level 2	Level 3
Included in cash and cash equivalents
Government securities money market	$73,366	$—	$73,366	$—
U.S. treasury bills	146,991	—	146,991	—
Bank time deposits	40,468	—	40,468	—
Investments:
U.S. treasury bills	66,237	—	66,237	—
Common stock	1,904	—	—	1,904

Total investments in securities	68,141	—	66,237	1,904

Total financial assets	$328,966	$—	$327,062	$1,904

        The following table summarizes the levels of the fair value hierarchy into which the Company's financial assets fall as of December 31, 2012:

Financial assets:	Total	Level 1	Level 2	Level 3
Included in cash and cash equivalents
Government securities money market	$22,685	$—	$22,685	$—
U.S. treasury bills	135,293	135,293	—	—
Investments:
U.S. treasury bills	50,995	50,995	—	—
Bank time deposits	88,143	—	88,143	—

Total investments in securities	139,138	50,995	88,143	—

Total financial assets	$297,116	$186,288	$110,828	$—

        The Company's methodology for reclassifications impacting the fair value hierarchy is that transfers in/out of the respective category are reported at fair value as of the beginning of the year in which the reclassification occurred. The changes to the Company's investment classified as Level 3 are as follows for the year ended December 31, 2013.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

6. FAIR VALUE MEASUREMENTS (Continued)

Common Stock
January 1, 2013	$—
Non-cash settlement of accounts receivable	2,828
Unrealized gains (losses)	(924)

December 31, 2013	$1,904

Unrealized gains (losses) related to investment still held as of December 31, 2013	$(924)

        There were no transfers between Level 1, Level 2 or Level 3 during the years ended December 31, 2013 and 2012.

Investment Risk Factors and Concentration of Investments

        The Company's financial instruments are subject to the following risk factors:

  Market Risk

        Market risk represents the loss that can be caused by a change in the fair value of a financial instrument.

  Currency Risk

        The Company is exposed to the risk that the exchange rate of the U.S. dollar relative to other currencies may have an adverse effect on the reported value of the Company's non-U.S. dollar denominated or based assets and liabilities.

7. INCOME TAXES

        The following table presents the U.S. and non-U.S. components of income (loss) before income tax expense:

	December 31,
	2013	2012	2011
U.S.	$88,395	$46,313	$25,610
Non-U.S.	(15,376)	(8,593)	(30,498)

Income (loss) before income taxes	$73,019	$37,720	$(4,888)

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

7. INCOME TAXES (Continued)

        The current and deferred components of the income tax provision for the years ended December 31, 2013, 2012 and 2011 are as follows:

	December 31,
	2013	2012	2011
Current income taxes:
Federal	$—	$—	$—
State and local	2,533	2,454	2,078
Foreign	—	328	—

	$2,533	$2,782	$2,078
Deferred income taxes:
Federal	$—	$—	$—
State and local	187	(55)	(344)
Foreign	74	(229)	1,908

Total	$2,794	$2,498	$3,642

        The total provision for income taxes differs from the amount which would be computed by applying the appropriate statutory rate to income before income taxes as follows:

	December 31,
	2013	2012	2011
Reconciliation of federal statutory tax rates
U.S. statutory tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to state and local taxes	3.7%	6.3%	-35.5%
Rate benefit as a U.S. limited partnership/flow through	-35.0%	-35.0%	-35.0%
Foreign tax rate	0.1%	0.3%	-39.0%

Effective income tax rate	3.8%	6.6%	-74.5%

        Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and tax purposes. As of December 31, 2013, the tax bases of the Company's assets exceeded the reported amounts by approximately $94,000. The

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

7. INCOME TAXES (Continued)

significant components of deferred tax assets and liabilities included on the Company's combined statements of financial condition are as follows:

	December 31,
	2013	2012	2011
Net operating loss	$7,127	$5,138	$4,414
Accrued expenses and other	1,315	819	535

	8,442	5,957	4,949
Valuation allowance	(7,127)	(5,138)	(4,414)

Net deferred tax asset	$1,315	$819	$535

        As of December 31, 2013, the Company had accumulated net foreign operating loss carryforwards related to our international operations of approximately $31,902. At December 31, 2013, the Company's management concluded that a valuation allowance should be established with regard to the tax benefits associated with certain foreign net operating losses, as it is more likely than not that these losses will not be fully utilized in future years.

        Foreign withholding taxes are not provided for on the undistributed earnings of foreign subsidiaries that are essentially permanent in nature. There were no significant foreign undistributed earnings at December 31, 2013, 2012 and 2011.

        The Company is subject to taxation in certain U.S., state, local, and foreign jurisdictions. As of December 31, 2013, the Parent's tax years for 2012, 2011, and 2010 are subject to examination by the tax authorities.

8. EQUITY-BASED COMPENSATION

        The Parent's ownership structure is comprised of common partners holding units ("Common Units") and employees holding units ("Management Units"), which collectively represent the partnership interests in the Parent and evidence the right to receive distributions and allocations of net profits and losses (and items thereof) as defined in the Parent Limited Partnership Agreement, as amended and restated from time to time. Substantially all of these units participate equally in distributions and allocations of profits and losses. There is no expressed limit to the number of units which may be issued by the Parent. Each new unit issued has the effect of diluting each incumbent equity holder's interest. As of December 31, 2013, the total number of Parent units outstanding was 1,100,888, of which 882,080 related to Management Units provided to partner and non-partner employees of the Company, as described further below.

        The common partners contributed capital to the Parent and are not subject to vesting. Upon joining the Parent, certain partners were granted Management Units. Management Units provided

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

8. EQUITY-BASED COMPENSATION (Continued)

upon joining the Company generally vest based on service over eight years beginning on the grant date as follows:

Years 1 through 4	0%
End of year 5	50%
End of year 6	66 2/3%
End of year 7	83 1/3%
End of year 8	100%

        In addition, Management Units are granted as part of certain partner's incentive arrangements. Management Units granted as part of a partner's incentive arrangements generally vest based on service over five years as follows:

Years 1 and 2	0%
End of year 3	33 1/3%
End of year 4	66 2/3%
End of year 5	100%

        Certain non-partner employees are granted Management Units as part of their incentive arrangements. These units generally vest based on service ratably over four years.

        Management Units granted to partners and non-partner employees identified as working for the Company are treated as a form of equity-based compensation and reported on the combined statements of operations in compensation and benefits and on the combined statements of financial condition in parent company equity. Compensation expenses on unvested units are calculated based on the grant date fair value of a Management Unit amortized over the vesting period.

        The measurement of the grant-date fair value requires the Company's Parent to make estimates about its future operating results and the appropriate risk-adjusted discount rates. The methods used to estimate the fair value of equity-based compensation include the market approach and the income approach, each of which involve a significant degree of judgment. Under the market approach, fair value is determined by multiplying net income and revenues of comparable public companies by the relevant valuation multiple—adjusted for differences between the Company's Parent and the referenced comparable. Under the income approach, fair value is determined by converting future cash flows to a single present amount (discounted) using current expectations about those future amounts. The significant assumptions used to develop the fair value estimates include the discount rate used under the income approach and the net income and revenue multiples used under the market approach.

        The following table presents the ranges of our significant assumptions used to develop the fair value estimates of equity-based awards:

Range for the Year Ended December 31,
Valuation Methodology	Significant Assumption	2013	2012	2011
Income approach	Discount rate	14% - 17%	18% - 20%	20% - 22%
Market approach	Forward income multiples	13.0 - 20.0	11.0 - 17.0	9.0 - 17.5
	Forward revenue multiples	1.5 - 3.25	N/A	N/A

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

8. EQUITY-BASED COMPENSATION (Continued)

        These assumptions could change in the future and have a material impact on the estimate of the fair value.

        Additionally, the calculation of compensation expenses on unvested Management Units assumes a forfeiture rate of 3% annually for partners and 5% annually for non-partner employees based upon expected turnover. For the years ended December 31, 2013, 2012 and 2011, the Company recognized compensation expenses of $48,539, $41,224 and $24,371, respectively in relation to equity-based awards. As of December 31, 2013, there were $95,609 of unrecognized compensation expenses related to unvested awards. The Company expects to recognize the value to be vested over a weighted-average period of 1.8 years, using the graded attribution method, which treats each vesting portion as a separate award.

        The activity related to the Management Units provided to partner and non-partner employees for the periods ended December 31, 2013, 2012 and 2011 is set forth below:

	Units	Weighted average fair value at grant date
Outstanding at January 1, 2011	745,152	$115.29
Granted	75,569	824.89
Forfeited	(19,329)	143.57

Outstanding at December 31, 2011	801,392	181.59
Granted	61,837	1,133.71
Forfeited	(8,226)	1,003.46

Outstanding at December 31, 2012	855,003	242.55
Granted	38,162	1,005.21
Forfeited	(11,085)	689.21

Outstanding at December 31, 2013	882,080	270.05

        The activity related to the unvested Management Units provided to partner and non-partner employees for the period ended December 31, 2013 is set forth below:

	Units	Weighted average fair value at grant date
Unvested Balance at January 1, 2013	554,522	$366.26
Granted	38,162	1,005.21
Forfeited	(11,085)	689.21
Vested	(128,642)	113.38

Unvested Balance at December 31, 2013	452,957	$485.44

        The Company has provided employees with the opportunity to participate in the increased value of the Parent's equity, contingent upon a sale of the Parent or other defined liquidity event ("Rights"). Rights have been provided to enhance the Company's ability to attract and retain certain employees. Employees forfeit their Rights upon termination of employment for any reason. Rights outstanding

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

8. EQUITY-BASED COMPENSATION (Continued)

totaled 11,634, 12,094 and 12,765 as of December 31, 2013, 2012, and 2011, respectively. As of December 31, 2013, the Company determined that it is not probable that the contingency will occur. Accordingly, no compensation expenses have been recorded related to these Rights for the periods ended December 31, 2013, 2012 and 2011.

9. CAPITAL CONTRIBUTION

        The Parent entered into an agreement (the "Strategic Alliance Agreement") with Sumitomo Mitsui Banking Corporation ("SMBC") and SMBC Nikko Securities Inc. ("SMBC Nikko") to strengthen their existing business alliance and for SMBC to invest $93,217 in the Parent. Under the terms of the Strategic Alliance Agreement, the Parent, SMBC and SMBC Nikko focus on providing cross-border M&A and other advisory services to Japanese companies. The funding of the investment closed on February 17, 2012.

10. RELATED-PARTY TRANSACTIONS

        Aircraft—On April 21, 2010, Manager acquired an aircraft with funds received solely from its managing member. Manager is obligated to bear all depreciation and other costs of operating the aircraft related to uses other than for the Company's business. As the aircraft is typically used for Company business purposes, the Company in the ordinary course advances Manager amounts related to the aircraft's operating costs. As of December 31, 2013, $58 was due from Manager to the Company (December 31, 2012: $211). Such amounts are included in other receivables on the combined statements of financial condition. To the extent the Company utilizes the aircraft for business, the Company is obligated to incur such expenses. During the years ended December 31, 2013, 2012 and 2011, the Company recorded expenses of $2,270, $2,625 and $2,552, respectively, for use of the aircraft.

        Promissory Notes—As of December 31, 2013, the Company held unsecured promissory notes from employees aggregating $831 (December 31, 2012: $1,214) which are reflected in other receivables on the combined statements of financial condition. The notes bear interest at fixed and variable rates (range of 4.00%-4.75% as of December 31, 2013) and mature on various dates through February 28, 2015. During the years ended December 31, 2013, 2012 and 2011, the Company received $383, $56 and $157, respectively of principal repayments and recognized interest income of $39, $43 and $40, respectively, on these notes, which is included in other income and expenses on the combined statements of operations.

        Allocated Expenses—In most cases, corporate overhead expenses specific to the Advisory business were both identifiable and quantifiable, and allocated directly to the Company. The remaining corporate overhead expenses were allocated to the Company based on usage or the relative proportion of the Company's headcount to that of the Parent.

        Management believes the assumptions and allocations underlying the combined financial statements are reasonable and the allocated amounts are representative of the amounts that would have been recorded in the combined financial statements had the Company been operated independent of the Parent for historical periods presented.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

10. RELATED-PARTY TRANSACTIONS (Continued)

        Moelis Capital Partners LLC—As of December 31, 2012 the Company had a net balance due from Moelis Capital Partners LLC, the private equity business of Old Holdings, of $402, which is reflected in other receivables on the combined statements of financial condition. This balance, which was allocated to the Company from the Parent, consists of the net balance due from Moelis Capital Partners LLC (an entity not involved in the Advisory business and therefore not included in the combined financial statements but owned by the Parent) for cash expenditures or contributions made by the Parent on behalf of Moelis Capital Partners, net of cash distributions made to the Parent by Moelis Capital Partners. As of December 31, 2013, the Company had no balance due to or due from Moelis Capital Partners.

        Joint Venture—As of December 31, 2013 the Company had a net balance due to the Australian JV (see Note 4) of $1,145 (December 31, 2012: $263), which is reflected in other liabilities on the combined statements of financial condition. This balance consists of amounts due to the Australian JV for advisory services performed and billable expenses incurred on behalf of the Company during the period, offset by expenses paid by the Company on behalf of the Australian JV. This relationship between the Company and the Australian JV is governed by a service agreement between the Australian JV and the Parent.

        Moelis Holdings Feeder, Inc.—As of December 31, 2012 the Company had a net balance due from Moelis Holdings Feeder, Inc. ("Feeder") of $286, which is reflected in other receivables on the combined statements of financial condition. Feeder is a holding company through which certain external investors have invested in the Parent. This balance, which was allocated to the Company from the Parent, consists of amounts due from Feeder for administrative expenses and tax distributions made by the Parent on behalf of the external investors. As of December 31, 2013, the Company had no balance due to or due from Feeder.

11. REGULATORY REQUIREMENTS

        Under the SEC Uniform Net Capital Rule (SEC Rule 15c3-1) Alternative Standard under Section (a)(1)(ii), the minimum net capital requirement is $250. At December 31, 2013, Moelis had net capital of $101,690, which was $101,440 in excess of its required net capital.

        At December 31, 2012, Moelis had net capital of $133,620, which was $133,370 in excess of its required net capital.

        Moelis does not carry customer accounts and does not otherwise hold funds or securities for, or owe money or securities to, customers and accordingly is exempt under Section (k)(2)(ii) of SEC Rule 15c3-3.

        At December 31, 2013, the aggregate regulatory net capital of Moelis UK was $42,344 which exceeded the minimum requirement by $42,275. At December 31, 2012, the aggregate regulatory net capital of Moelis UK was $27,337, which exceeded the minimum requirement by $27,270.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

12. COMMITMENTS AND CONTINGENCIES

        Bank Line of Credit—The Company maintains an unsecured revolving credit facility and as of December 31, 2013, the commitment amount was $25,000 and matures on June 30, 2015.

        Borrowings on the facility bear interest at the greater of a fixed rate of 3.50% per annum or at the borrower's option of (i) LIBOR plus 1% or (ii) Prime minus 1.50%. As of and for the years ended December 31, 2013, 2012 and 2011, the Company had no borrowings under the credit facility.

        As of December 31, 2013, the Company's available credit under this facility was $15,320 as a result of the issuance of an aggregate amount of $9,680 of various standby letters of credit, which were required in connection with certain office lease and other agreements. The Company incurs a 1% per annum fee on the outstanding balances of issued letters of credit.

        Leases—The Company leases office space under operating leases with expiration dates that extend through 2021. During the years ended December 31, 2013, 2012 and 2011, the Company incurred rent expense relating to its operating leases of $11,247, $11,633 and $9,654, respectively.

        The future minimum rental payments required under the operating leases in place at December 31, 2013 are as follows:

Fiscal year ended	Amount
2014	$10,946
2015	9,318
2016	8,813
2017	8,946
2018	9,633
Thereafter	19,824

Total	$67,480

        Contractual Arrangements—In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide indemnification for specified losses, including certain indemnification of certain officers, directors and employees.

        Joint Venture Put and Call Options—In connection with the Company's Australian JV, the Company granted a put option in April 2010 enabling the key senior Australian executive to sell his shares held in the Australian JV back to the Company at fair value. The put option can be exercised if the key senior Australian executive ceases to be employed by the Australian JV (including due to death, disability or resignation but excluding termination for cause) and following such cessation of employment, the key senior Australian executive, the remaining Australian executives and the Company are unable to agree upon a restructuring of the Australian JV. The put option cannot be exercised prior to March 2015, except in the event of death or disability of the key senior Australian executive. If the Parent is public and the put option is exercised, the Company will be required to pay 50% of the purchase price immediately and the remaining balance within 18 months (in cash or listed stock). If the Parent is not public and the put option is exercised, the Company will be required to pay 25% of the purchase price immediately and the remaining balance in installments over an additional 9 - 36 months

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

12. COMMITMENTS AND CONTINGENCIES (Continued)

depending upon the size of the final purchase price. In addition, since April 2010, the Company has held a call option to purchase the shares from the Trust at fair value with payment terms equal to those called for under the put option.

        Legal—There are no legal actions pending or, to management's knowledge, threatened against the Company or any of its combined entities, other than ordinary course of business actions that we believe will not have a material adverse effect on our business or financial statements.

        The Company recorded $5,000 in other expenses on the combined statements of operations for the year ended December 31, 2011 attributable to a legal settlement related to our role advising on the sale of a company. The $5,000 settlement was paid during 2013.

13. EMPLOYEE BENEFIT PLANS

        The Parent covers substantially all salaried employees of the Company with a defined contribution 401(k) plan (or "Plan"). Each salaried employee of the Company who has attained the age of 21 is eligible to participate in the Plan on their first day of employment. Any employer contributions to the Plan are entirely at the discretion of the Company. During the years ended December 31, 2013, 2012 and 2011, the Company incurred expenses of $1,324, $1,042 and $1,276, respectively, relating to employer matching contributions made to the Plan.

14. BUSINESS INFORMATION

        The Company's activities as an investment banking advisory firm constitute a single business segment offering clients, including corporations, governments and financial sponsors, a range of advisory services with expertise across all major industries in mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.

        We do not allocate our revenue by the type of advice we provide because of the complexity of the transactions on which we may earn revenue and our comprehensive approach to client service. For example, a restructuring engagement may evolve to require a sale of all or a portion of the client, M&A assignments can develop from relationships established on prior restructuring engagements and capital markets expertise can be instrumental on both M&A and restructuring assignments.

        In 2013, 2012 and 2011, there were no advisory clients that accounted for more than 10% of total revenues. Since the financial markets are global in nature, the Company generally manages its business based on the operating results of the enterprise taken as whole, not by geographic region. The following table sets forth the geographical distribution of revenues and assets based on the location of the office that generates the revenues or holds the assets, and therefore may not be reflective of the geography in which our clients are located.

Combined Financial Statements of the
Advisory Operations of Moelis & Company Holdings LP

Notes to Combined Financial Statements (Continued)

(dollars in thousands)

14. BUSINESS INFORMATION (Continued)

	As of and for the Years Ended December 31,
	2013	2012	2011
Revenues:
United States	$331,743	$302,852	$224,689
Rest of world	79,643	83,019	43,335

Total	$411,386	$385,871	$268,024

Assets:
United States	$359,072	$333,064	$157,342
Rest of world	84,391	69,604	47,587

Total	$443,463	$402,668	$204,929

15. SUBSEQUENT EVENTS

        Management has evaluated the impact of all subsequent events on the Company through February 26, 2014, which is the date that these financials were available to be issued. As a result of that evaluation, we have determined that there were no additional subsequent events requiring recognition or disclosure in the financial statements.

Schedule II—Valuation and Qualifying Accounts
Three Years Ended December 31, 2013
($ in thousands)

	Allowance for Doubtful Accounts(a)
	2013	2012	2011
Balance at beginning of period	$4,419	$2,367	$2,699
Additions:
Bad debt expense	1,564	2,926	2,948
Deductions:
Charge-offs of uncollectible balances	(4,130)	(874)	(3,280)

Balance at end of period	$1,853	$4,419	$2,367

(a)
Includes the allowance for doubtful accounts for both accounts receivable and other receivables.

S-1

7,300,000 Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

Goldman, Sachs & Co.		Morgan Stanley
Moelis & Company	J.P. Morgan	UBS Investment Bank

Keefe, Bruyette & Woods A Stifel Company	Sanford C. Bernstein	JMP Securities

        Through and including                        , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                              , 2014

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$31,358
FINRA filing fee	37,019
Listing fees	100,000
Printing and engraving expenses	250,000
Legal fees and expenses	5,500,000
Accounting fees and expenses	5,500,000
Miscellaneous	581,623
Total	$12,000,000

        Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL"), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Registrant's amended and restated certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        The Registrant has also entered into separate indemnification agreements with each of its directors which are in addition to the Registrant's indemnification obligations under its amended and restated certificate of incorporation. These indemnification agreements may require the Registrant, among other things, to indemnify its directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the Registrant to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors' and officers' insurance.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        On January 15, 2014, the Registrant issued one share of its common stock, par value $0.01 per share, to Moelis & Company Manager LLC in exchange for $0.01. The issuance was exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) of the Securities Act of 1933.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The Exhibit Index is hereby incorporated herein by reference.

        (b)   All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the combined financial statements and related notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 4th day of April, 2014.

Moelis & Company
By:	/s/ KENNETH MOELIS
	Name:	Kenneth Moelis
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH MOELIS Kenneth Moelis	Chairman and Chief Executive Officer (Principal Executive Officer)	April 4, 2014
/s/ JOSEPH SIMON Joseph Simon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 4, 2014
/s/ NAVID MAHMOODZADEGAN Navid Mahmoodzadegan	Director	April 4, 2014
/s/ JEFFREY RAICH Jeffrey Raich	Director	April 4, 2014
/s/ J. RICHARD LEAMAN III J. Richard Leaman III	Director	April 4, 2014

 EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement

3.1	**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering

3.2	**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering

3.3	**	Certificate of Incorporation of the Registrant, as currently in effect

3.4	**	Bylaws of the Registrant, as currently in effect

5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	**	Form of Indemnification Agreement between the Registrant and its directors and officers

10.2	**	Form of 2014 Omnibus Incentive Plan

10.3	**	Form of Stockholders Agreement by and between the Registrant and Moelis & Company Partner Holdings LP, Kenneth Moelis, The Moelis Irrevocable Trust and The Moelis Family Trust to be in effect upon completion of this offering

10.4	**	Form of Statement of Terms and Conditions of the 2014 Incentive Restricted Stock Unit Award for Managing Directors

10.5	**	Form of Statement of Terms and Conditions of the 2014 Restricted Stock Unit Award for Non-Employee Directors

10.6	**	Form of Amended and Restated Agreement of Limited Partnership by and between the Registrant and Moelis & Company Group GP LLC to be in effect upon completion of this offering

10.7		Form of Tax Receivable Agreement by and among the Registrant, Moelis & Company Group LP and each of the Partners (as defined therein) to be in effect upon completion of this offering

10.8	**	Form of Master Separation Agreement by and between the Registrant and Moelis & Company Holdings LP to be in effect upon completion of this offering

10.9	**	Form of Master Services Agreement by and between the Registrant and Moelis & Company Holdings LP to be in effect upon completion of this offering

10.10	**	Form of Trademark License Agreement by and between Moelis & Company Group LP and Kenneth Moelis to be in effect upon completion of this offering

10.11	**	Form of Trademark License Agreement by and between Moelis & Company Group LP and Moelis Asset Management LP to be in effect upon completion of this offering

10.12	**	Form of Aircraft Lease by and between Moelis & Company Group LP and Moelis & Company Manager LLC to be in effect upon completion of this offering

10.13	**	Form of Aircraft Time Sharing Agreement by and between Moelis & Company Group LP and Kenneth Moelis to be in effect upon completion of this offering

10.14		Form of Employment Agreement by and among Kenneth Moelis, Moelis & Company Group LP and the Registrant to be in effect upon completion of this offering

Exhibit-1

Exhibit Number		Description
10.15		Form of Employment Agreement by and among Navid Mahmoodzadegan, Moelis & Company Group LP and the Registrant to be in effect upon completion of this offering

10.16		Form of Employment Agreement by and among Jeffrey Raich, Moelis & Company Group LP and the Registrant to be in effect upon completion of this offering

10.17		Form of Employment Agreement by and among J. Richard Leaman III, Moelis & Company Group LP and the Registrant to be in effect upon completion of this offering

10.18	**	Moelis Australia Holdings Pty Ltd Shareholders Agreement, dated June 2010, by and among Moelis & Company International Holdings LLC, Magic TT Pty Ltd and Moelis Australia Holdings Pty Ltd

10.19	**	Strategic Alliance Agreement, dated December 27, 2011, by and among Sumitomo Mitsui Banking Corporation, SMBC Nikko Securities Inc., Moelis & Company Holdings LP and Moelis & Company Holdings GP LLC

21.1	**	Subsidiaries of the Registrant

23.1		Consent of Deloitte & Touche LLP, independent registered public accountants

23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

99.1		Consent of Stephen F. Bollenbach, as director nominee

**
Previously filed.

Exhibit-2